Filed Pursuant to Rule 424(b)(1)
Registration No. 333-163223

PROSPECTUS

G. WILLI-FOOD INTERNATIONAL LTD.

3,305,786 Ordinary Shares

We are offering 3,305,786 ordinary shares. Our ordinary shares are listed on the Nasdaq Capital Market under the symbol “WILC”. On March 11, 2010, the last reported market price of our ordinary shares was US$6.95 per ordinary share.

This investment involves a high degree of risk. You should purchase shares only if you can afford a complete loss of your investment. See Risk Factors beginning on page 4.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved the ordinary shares, or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

	Per Ordinary Share	Total
Public offering price	US$6.0500	US$20,000,005
Underwriting discount	US$0.3025	US$ 1,000,000
Proceeds, before expenses, to us	US$5.7475	US$19,000,005

The underwriters have an option exercisable within 45 days from the date of this prospectus to purchase up to 330,579 additional ordinary shares from us at the public offering price solely to cover over-allotments. The ordinary shares issuable upon exercise of the underwriter over-allotment option have been registered under the registration statement of which this prospectus forms a part.

The underwriters expect to deliver the ordinary shares against payment in U.S. dollars in New York, New York on or about March 17, 2010.

Rodman & Renshaw, LLC	Chardan Capital Markets, LLC

Prospectus dated March 12, 2010

G. WILLI-FOOD INTERNATIONAL LTD.

Through and including April 6, 2010 (the 25th day after the date of this prospectus), all dealers effecting transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to a dealer’s obligation to deliver a prospectus when acting as an underwriter and with respect to an unsold allotment or subscription.

No dealer, salesperson or other person is authorized to give any information or to represent anything not contained in this prospectus. You must not rely on any unauthorized information or representations. This prospectus is an offer to sell only the shares offered hereby, but only under circumstances and in jurisdictions where it is lawful to do so. The information contained in this prospectus is current only as of its date.

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PRESENTATION OF INFORMATION

In this Prospectus, references to the “Company”, “we” and “us” refer to G. Willi-Food International Ltd. and its consolidated subsidiaries.

We present our consolidated financial statements in New Israeli Shekels, the currency of the State of Israel. Unless otherwise specified or the context otherwise requires, references to “$”, “US$”, “Dollars”, “USD” and “U.S. Dollars” are to the United States Dollars and references to “NIS” are to New Israeli Shekels.

Solely for the convenience of the reader, this Prospectus contains translations of certain NIS amounts into U.S. Dollars at specified rates. These translations should not be construed as representations that the translated amounts actually represent such dollar or NIS amounts, as the case may be, or could be converted into U.S. Dollars or NIS as the case may be, at the rates indicated or at any other rate. Therefore, unless otherwise stated, the translations of NIS into U.S. Dollars have been made at the rate that corresponds to the financial statements.

PRESENTATION OF FINANCIAL AND SHARE INFORMATION

Unless otherwise indicated, the share information in this prospectus is based on 10,267,893 ordinary shares outstanding as of December 23, 2009.

We prepare our consolidated financial statements in accordance with International Financial Reporting Standards (“IFRS”) as issued by the International Accounting Standards Board (“IASB”). The financial statements for the year ended December 31, 2008 are our first annual consolidated financial statements that were prepared in accordance with IFRS as issued by the IASB and following the provisions of IFRS 1 —  “First Time Adoption of International Financial Reporting Standards”. Until and including our financial statements for the year ended December 31, 2007, we prepared our consolidated financial statements in accordance with Israeli GAAP. The influence of the transition to IFRS (from financial statements prepared in accordance with Israeli GAAP) on our financial statements for the year ended December 31, 2007 and our results of operations for that year, is detailed in note 31 to our consolidated annual financial statements included elsewhere in the financial statements of our registration statement. Following our adoption of IFRS, as issued by the IASB, we are no longer required to reconcile our financial statements prepared in accordance with IFRS to U.S. GAAP.

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PROSPECTUS SUMMARY

This prospectus summary highlights selected information contained elsewhere in this prospectus. You should read the following summary together with the more detailed information regarding our company and the shares being sold in this offering, which information appears elsewhere in this prospectus and in other documents filed with the Securities and Exchange Commission that we have incorporated by reference into this prospectus.

The Company

We are an Israeli-based company engaged, directly and through our subsidiaries, in the development, import, export, manufacturing, marketing and distribution of a wide variety of over 1,000 food products world-wide. Most of our sales are made in Israel with widespread demand in the Israeli marketplace, as well as products which cater to more select groups.

We purchase food products from over 250 suppliers located in Israel and throughout the world, including from the Far East (China, India, the Philippines and Thailand), Eastern Europe (Hungary, Poland, Latvia and Bulgaria), South America (Argentina, Ecuador and Costa Rica), the United States, Western and Northern Europe (The Netherlands, Belgium, Germany, Sweden, Denmark and France) and Southern Europe (Spain, Portugal, Italy, Turkey, Greece and Cyprus). However, our subsidiary Shamir Salads (2006) Ltd. (“Shamir Salads”), is manufacturing its Chilled Salads in its logistics center.

In addition, we actively maintain contact with approximately 150 suppliers worldwide through which we assess, on an on-going basis, world market trends, fluctuations in prices, international trends, and other issues relevant to its business. Our management and personnel visit food trade fairs worldwide on a regular basis and endeavor to create new business relationships with potential suppliers. In addition, we distribute some of our products on an exclusive basis.

We are not dependent on any given supplier for the supply of a majority of our products. We purchase most of our products from several suppliers. We are dependent on one source of supply — Arla from Denmark — with respect to a large part of our dairy and dairy substitute products — a part of the import segment.

Our products are marketed and sold to over 1,500 customers in Israel and around the world, including supermarket chains, wholesalers and institutional consumers. We market most of the products under the brand name “Willi-Food,” our chilled salads under the name “Shamir Salads” and some of our chilled and frozen products under the brand name “Gold Frost.” Certain products are marketed under brand names of the manufacturers or under other brand names.

We have acquired controlling interests in several businesses and have formed joint ventures with other businesses during the last three years. In certain cases, we were not successful in our acquisitions, and subsequently sold them at prices similar to our original acquisition prices. We continue to re-evaluate our strategic position and consider other business opportunities. As part of this re-evaluation, we are also considering forming strategic alliances with or entering into different lines of business. We have no current plans, arrangements or agreements with respect to any mergers, acquisitions, or additional financing.

As of December 23, 2009, our principal shareholder, Willi-Food Investments Ltd (“Willi-Food”), holds approximately 69.85% of our outstanding share capital. Willi Food’s securities are traded on the Tel Aviv Stock Exchange.

Our business strategy is to promote the “Willi-Food” and “Shamir Salads” brand names and to increase market penetration of products that are currently sold by us through, among other things, marketing efforts and advertising campaigns. In addition, we aim to expand our current food product lines and diversify into additional product lines, as well as to respond to market demand. We also intend to expand our activity in the international food markets, mainly in the U.S. and Europe.

The mailing address and telephone number of our principal executive offices is 4 Nahal Harif St., Northern Industrial Zone, Yavne 81106 Israel, +972-8-932-1000.

THE OFFERING

The following assumes that the underwriters do not exercise their option to purchase up to 330,579 additional ordinary shares in the offering, unless otherwise indicated.

Ordinary Shares in the Offering:
3,305,786
Ordinary Shares outstanding after the Offering:
13,573,679
Nasdaq symbol:
WILC
Option to purchase additional ordinary shares
We have granted to the underwriter an option, exercisable within 45 days from the date of this prospectus, to purchase up to an additional 330,579 ordinary shares solely to cover over-allotments.
Timing and settlement for ordinary shares
The ordinary shares are expected to be delivered against payment on March 17, 2010.
Use of proceeds
We estimate that we will receive net proceeds from this offering of approximately US$19.0 million, after deducting underwriting discounts and the estimated offering expenses payable by us and based upon an assumed initial offering price of US $6.05 per ordinary share (the mid-point of the estimated public offering price range shown on the front cover of this prospectus). We currently intend to use the net proceeds to fund working capital and for other general corporate purposes.

SUMMARY CONSOLIDATED FINANCIAL AND OPERATING DATA

The following summary consolidated financial data, have been derived from our audited consolidated financial statements as of December 31, 2008 and 2007 and for the years then ended included elsewhere in this prospectus, and from our unaudited condensed consolidated financial statements as of September 30, 2009 and for the nine and three months ended September 30, 2009 and 2008 included elsewhere in the prospectus. The consolidated financial statements are prepared and presented in accordance with International Financial Reporting Standards (“IFRS”) as issued by the International Accounting Standards Board (“IASB”). Our results of operations in any period may not necessarily be indicative of the results that may be expected for any future period. See “Risk Factors” beginning on page 4 of this prospectus. The summary consolidated financial information for those periods and as of those dates should be read in conjunction with those consolidated financial statements and accompanying notes and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” beginning on page 21 of this prospectus.

	For the Nine Months Ended September 30,			For the Year Ended December 31,
	2009	2009	2008	2008	2007
	USD	NIS	NIS	NIS	NIS
	(In Thousands Except per Share)
Summary statement of operation data:
Sales	59,527	223,704	218,122	289,068	201,617
Gross profit	15,883	59,689	55,064	60,229	45,555
Operating income	7,186	27,005	15,469	9,720	13,127
Net income	6,265	23,545	8,855	267	4,639
Net income (loss) attributable to shareholders	6,020	22,624	6,697	(786)	2,342
Net income (loss) attributable per ordinary share, basic	0.59	2.20	0.65	(0.08)	0.23
Net income (loss) attributable per ordinary share, diluted	0.59	2.20	0.65	(0.08)	0.23

	For the Nine Months Ended September 30,			For the Year Ended December 31,
	2009	2009	2008	2008	2007
	USD	NIS	NIS	NIS	NIS
	(In Thousands)
Summary statement of cash flow data:
Net cash provided by continuing operating activities	6,400	24,055	11,771	15,534	11,238
Net cash provided by (used in) continuing investing activities	1,085	4,079	(22,022)	(3,048)	(43,918)
Net cash provided by (used in) continuing financing activities	(407)	(1,531)	2,756	3,637	—

	As of September 30,		As of December 31,
	2009	2009	2008	2007
	USD	NIS	NIS	NIS
	(In Thousands)
Summary balance sheet data:
Cash and securities	29,394	110,461	88,116	92,916
Total assets	72,587	272,780	273,342	239,452
Retained earnings	35,676	134,071	111,447	112,233
Shareholders’ equity	52,826	198,518	185,582	190,607
Equity to total assets attributable to shareholders	72%	72%	63%	72%
Working capital	37,296	140,157	122,523	142,645
Current ratio	2.9	2.9	2.4	4.0
Quick ratio	2.5	2.5	2.0	3.3

RISK FACTORS

You should carefully consider the risks and uncertainties described below before making an investment decision. If any of the following risks actually occur, our business, financial condition or operating results could be materially harmed. This could cause the trading price of our ordinary shares to decline, and you may lose all or part of your investment.

Risks Related to Our Business and Industry

Our results of operations may be impacted by monetary risk. Our portfolio of marketable securities is subject to various market risks.

We are exposed to fluctuations in the rate of the United States Dollar and Euro versus the NIS. Most of our income is in NIS, whereas most of our purchases are in United States Dollars and in Euros. In addition, a significant portion of our short term bank borrowings, when needed, are in United States Dollars and/or in Euros. A significant depreciation in the NIS vis-à-vis the United States Dollar and/or Euro could have a material adverse effect on our results of operations and financial condition.

We strive to minimize market risks arising from exchange rate fluctuations and the cost of imported goods, especially by opening wide documentary credits for suppliers abroad, holding foreign currency reserves and initiating forward transactions and foreign currency options.

As a method of investing cash reserves, we hold from time to time a portfolio of marketable securities traded on the Tel Aviv Stock Exchange as well as other stock exchanges and certain bonds traded abroad. This portfolio of marketable securities is subject to various market risks resulting from fluctuations in interest rates and foreign currency, exchange rates, price fluctuations and other market risks in Israel and abroad. We do not utilize derivative securities for trading purposes, enter into swap arrangements or otherwise hedge our currency in a manner that we believe could expose us to significant market risk.

Our financial instruments consist mainly of cash and cash equivalents, current accounts receivable, short-term borrowings, current accounts payable and accruals. In view of their nature, the fair value of the financial instruments, included in working capital, is usually identical or close to their book value.

Our business may be materially affected if any of our major clients defaults on its payment to us.

Financial instruments that potentially subject us to concentrations of credit risk consist principally of trade receivables. Despite our large number of clients (over 1,500 in Israel and abroad), a major and significant part of our sales is made to a limited number of customers (mainly the organized market). Our two largest customers, Shufersal Ltd., and Blue Square — Israel Ltd., accounted for 20% of our sales in 2008. We generally do not require and do not receive collateral from those customers, although we do require and receive collateral from most of the remainder of our clients in Israel to ensure security of collecting payments. We maintain an allowance for doubtful debts based upon factors surrounding the credit risk of specific customers, historical trends and other information which our management believes adequately covers all anticipated losses in respect of trade receivables. There can be no assurance that this allowance will be adequate. In the event that a major client defaults on its payment obligations to us, we will not possess sufficient security to collect the entire debt.

We depend on a small number of principal clients who have in the past bought our products in large volumes. We cannot assure that these clients or any other client will continue to buy our products in the same volumes, on the same terms or at all.

Despite our wide dispersion of clients, we have two major clients, including Shufersal Ltd. and Blue Square — Israel Ltd., supermarket chains, who accounted for approximately 20% of our revenue during 2008. We do not have long term purchase contracts with our clients, and our sales arrangements with our clients do not have minimum purchase requirements. We cannot assure that our major clients will continue to buy our products at all or in the same volumes or on the same terms as they have in the past. Their failure to do so may significantly reduce our sales. Losing one or more of them may adversely affect our business results. In addition, we cannot assure that we will be able to attract new customers.

We are dependent on our key personnel. The loss of any of our key personnel could have a material effect on our business.

We depend on a small number of technical staff, managers and directors, including management services provided to us by Zwi Williger and Joseph Williger, through management companies that they control, each of whom holds senior management positions with us. We do not have any key-man life insurance policy on either man. The loss of one or more of them could have a material adverse effect on our business and operations.

We are dependent on Arla Foods amba, or “Arla”, and we also work with a limited number of other key suppliers. If these suppliers raise prices or terminate their engagement with us, our operating results could be adversely affected.

We are dependent on Arla, which supplies a high percentage (9.7% in 2008) of our dairy and dairy substitute products, although we are not dependent on any single supplier in respect of a majority of our products. Terminating the engagement with any supplier, in particular Arla, or a material change in the engagement terms for purchasing products from those suppliers may have an adverse affect on our results of operations. We have a distribution agreement with Arla pursuant to which we serve as Arla’s sole agent and distributor in Israel of certain products for a five-year period beginning in March 2005. In July 2007, the agreement was amended and the exclusivity period was extended to ten years from March 2005. If this supplier raises its prices, our operating results may be adversely affected. We believe that there are alternative suppliers for purchasing our products; however, we cannot be assured that the products of the alternative suppliers will become immediately available and that the terms of purchase will be similar to the current ones.

We may not be able to successfully compete with larger competitors who have greater operations, or greater financial, marketing, labor and other resources than we have.

The food distribution business in Israel is highly competitive. We face competition from existing competitors in respect of imported as well as locally manufactured food products. Local producers are not subject to the financial risks of importing food products or to governmental policies regarding taxation of imported food products to which we are subject. We may also face competition from potential newcomers to the food business as well as from existing importers and/or manufacturers not currently involved in the same lines of products as us. In addition, in the event we further expand our activity in the international food markets, we will face also competition from manufacturers and/or distributors from the locations in which we expand our activity. Certain of our current and potential competitors are substantially more established, benefit from substantially greater market recognition and have greater financial, marketing, labor and other resources than we have. If any of our competitors materially reduces prices, we may be required to reduce our prices in order to remain competitive. Such reductions, if effected, could have a material adverse effect on our financial condition and results of operations.

Increases or decreases in global product prices have in the past, and in the future may continue to, have a material adverse effect on our profitability.

In 2007, a number of our suppliers increased their product prices to us due to increases in milk, wheat, corn and rice prices. This reduced our profitability during 2007. The cost of food commodities and other food products is subject to cyclical and other market factors and may fluctuate significantly. As a result, our cost in securing these products is subject to substantial increases and decreases over which we have no control. In addition, fuel costs, which represent the most significant factor affecting utility costs at our production facilities and our transportation costs are subject to wide fluctuations. We cannot assure that we will be able to pass on to customers the increased costs associated with the procurement of these products. Moreover, there has in the past been, and there may in the future be, a time lag between the incurrence of such increased costs and the transfer of such increases to customers. To the extent that increases in the prices of our products cannot be passed on to customers or there is a delay in passing on the increased costs to customers, we are likely to experience an increase in our costs which may materially reduce our margin of profitability.

In 2008, the global purchase prices of a number of our key products decreased sharply due to the global recession. This reduced our profitability during 2008 because of the sharp decrease in the selling prices of our products that we had previously purchased or committed to purchase at higher prices. Because we purchase many of our products from outside Israel, there is a lag of time from when we purchase inventory from our suppliers (or commit to purchase inventory from our suppliers) until the time we sell this inventory to our customers in Israel. To the extent that the sales price of products that we purchase decreases from the time that we purchase our inventory (or commit to purchase our inventory) until the time we sell the inventory to our customers, our margin of profitability may be materially reduced if we are not able to sell our products at prices exceeding the market price.

Our results of operations may be adversely affected if we do not accurately predict the rate of consumption of our products.

We hold inventory of basic foodstuffs (such as preserved food, oils and rice) and other food products, and we accumulate inventories of these products based on our prediction of the consumption of these products. If actual consumption does not meet the prediction, and the shelf life of such products expire or we cannot otherwise sell such products, this may materially and adversely affect our financial condition and results of operations. On the other hand, to the extent we do not have adequate inventory of these critical products (due, for example, to an emergency situation), we will not be able to meet the needs of our customers and our potential revenues may be adversely affected.

We may not successfully integrate our recent acquisitions.

In light of our recent acquisition of Shamir Salads (2006) Ltd., our success will depend in part on our ability to manage the combined operations of this company, to integrate the operations and personnel of this company together with our other subsidiaries into a single organizational structure, and to replace those subsidiary managers who have departed or may in the future leave our employ. There can be no assurance that we will be able to effectively integrate the operations of our subsidiaries and our acquired businesses into a single organizational structure. Integration of this operation could also place additional pressures on our management as well as on our key personnel. The failure to successfully manage this integration could have an adverse material effect on our results of operations.

We may be unable to anticipate changes in consumer preferences, which may result in decreased demand for our products.

Our success depends in part on our ability to anticipate the tastes and eating habits of consumers and to offer products that appeal to their preferences. Consumer preferences change from time to time and our failure to anticipate, identify or react to these changes could result in reduced demand for our products, which would adversely affect our operating results and profitability.

We may be subject to product liability claims for misbranded, adulterated, contaminated or spoiled food products.

We sell food products for human consumption, which involve risks such as product contamination or spoilage, misbranding, product tampering, and other adulteration of food products. Consumption of a misbranded, adulterated, contaminated or spoiled product may result in personal illness or injury. We could be subject to claims or lawsuits relating to an actual or alleged illness or injury, and we could incur liabilities that are not insured or that exceed our insurance coverage. Even if product liability claims against us are not successful or fully pursued, these claims could be costly and time consuming and may require management to spend time defending the claims rather than operating our business. A product that has been actually or allegedly misbranded or becomes adulterated could result in: product withdrawals, product recalls, destruction of product inventory, negative publicity, temporary plant closings, and substantial costs of compliance or remediation. Any of these events, including a significant product liability judgment against us, could result in a loss of confidence in our food products, which could have an adverse effect on our financial condition, results of operations or cash flows.

We may be adversely affected by any interruption to our storage facilities.

We store most of our products in two main locations — a logistics center warehouse situated in Yavne, Israel and a factory and logistics center situated in Barkan, Israel, used for products being distributed to customers. Any interruption to these storage facilities, whether by power failure, flooding or other event, would have a material impact on our ability to trade in the ordinary course.

Our insurance coverage may not be sufficient to cover our losses in the event our products are subject to product liability claims or our products are subject to recall. In such event, it would have a material adverse effect on us.

Our products may become the subject of product liability claims, and there can be no assurance that our property insurance coverage limits will be adequate or that all such claims will be covered by insurance. A product recall or a product liability claim, even one without merit or for which we have substantial coverage, could result in significant expenses, including legal defense costs, thereby increasing our expenses, lowering our earnings and, depending on revenues, potentially resulting in additional losses. A successful product liability claim or other judgment against us in excess of our insurance coverage could have a material adverse effect on us and our reputation.

Our operating results may be subject to variations from quarter to quarter.

Our operating results may be subject to variations from quarter to quarter depending on, among other things, the timing of sales campaigns and special events initiated by both us and our customers, the major Jewish holidays (such as the Jewish New Year and Passover), our ability to manage future inventory levels in line with business opportunities and anticipated customers’ demand, competitive developments in the market, changes in the rates of inflation in Israel and fluctuations in NIS/Dollar exchange rates. There can be no assurance that our sales or net income (if any) in any particular quarter will not be lower than the preceding and/or comparable quarter or that its sales or net income (if any) in a particular quarter will be indicative of our results of operations for the entire year. The trading prices of our ordinary shares may fluctuate significantly in response to variations in our operating results.

Our branded products may not be able to compete successfully with nationally branded products.

For sales of our branded products to retailers, the principal competitive factors are price, product quality and quality of service. For sales of branded products to consumers, the principal competitive factors are price and product quality. In many cases, competitors with nationally branded products may have a competitive advantage over our products primarily due to name recognition.

Competition to obtain shelf space for our branded products with retailers is primarily based on the expected or historical performance of our product sales relative to our competitors. The principal competitive factors for sales of our branded products to consumers are brand recognition and loyalty, product quality and price. Most of our branded competitors have significantly greater resources and brand recognition than we do.

Competitive pressures or other factors could cause us to lose market share, which may require us to lower prices, increase marketing expenditures, or increase the use of discounting or promotional programs, each of which would adversely affect our margins and could result in a decrease in our operating results and profitability.

If we are unable to protect our intellectual property rights, our competitive position could be compromised.

We market certain products under the trademarks “Willi-Food”, “Shamir Salads”, “Pizza Top”, “Gold Food”, “Donna Rozza”, “Manchow”, “Bloose”, “Krisponim”, “Bubles” and “Gold Frost”. Although we have registered trademarks for these brands, we cannot assure that the degree of protection these and other trademarks offer will be sufficient to protect our rights in these marks.

If our ordinary shares are delisted from NASDAQ, the liquidity and price of our ordinary shares and our ability to issue additional securities may be significantly reduced.

We may in the future fail to comply with the Nasdaq Capital Market regulations and listing requirements as to minimum net income, minimum number of shareholders and public float and other requirements, and as a result Nasdaq may initiate procedures to delist our ordinary shares from the Nasdaq Capital Market.

Since the beginning of 2009, our stock price has been trading in a range from $0.86 to $7.38 per share. Under Nasdaq’s Marketplace Rule 5450(a)(2), (“Rule”) any company whose share has a closing bid price less than $1.00 for 30 consecutive business days may be subject to a delisting proceeding instigated by the Nasdaq. Due to the current extraordinary market conditions, on October 16, 2008, NASDAQ filed an immediately effective rule change with the SEC providing that companies will be deemed to be in compliance with the continuing listing standards related to bid price or market value of publicly held shares. We have now satisfied this requirement as our stock price is well above $1.00 per share. If we fail to meet the continued listing criteria defined under the Rule following the expiration of the relief, our ordinary shares may be delisted from trading on the Nasdaq Global Market.

Delisting from the Nasdaq Global Market could have an adverse effect on our business and on the trading of our ordinary shares. If a delisting of our ordinary shares were to occur, our shares would trade on the OTC Bulletin Board or on the “pink sheets”. The OTC Bulletin Board and “pink sheets” are generally considered to be less efficient markets, and this could diminish investors’ interest in our ordinary shares as well as significantly impact our share price and the liquidity of our ordinary shares. Any such delisting may also severely complicate trading of our shares by our shareholders, or prevent them from re-selling their shares at/or above the price they paid. Furthermore, our relatively low trading volumes may make it difficult for shareholders to trade shares or initiate any other transactions. Delisting may also make it more difficult for us to issue additional securities or secure additional financing.

In July 2003 and in November 2004, we received letters from the Nasdaq Stock Market informing us that we had failed to meet a continued listing requirement, that we have 500,000 publicly held shares, and that our ordinary shares were therefore subject to delisting from the Nasdaq Capital Market, unless a proper plan for complying with the requirement was presented. Following the receipt of the November 2004 letter, Willi Food Investments Ltd. and Mr. Joseph Williger sold 75,000 of our shares to the public and at the same time we distributed a one to one stock dividend to our shareholders. As a result of these actions, we then complied with the abovementioned listing requirements and the threat of delisting was removed.

One shareholder owns a large percentage of our shares.

As of the date of this Registration Statement, Willi-Food owned approximately 69.85% of our ordinary shares. Mr. Joseph Williger, who serves as Chief Executive Officer and director of our company, and serves as Chairman of the Board of Willi-Food, holds approximately 20.99% of the outstanding shares of Willi-Food (approximately 20.85% on a fully-diluted basis). Mr. Zwi Williger, who serves as Chief Operating Officer and Chairman of the Board of our company, and serves as a director and Chief Executive Officer of Willi-Food, holds approximately 33.26% of the outstanding shares of Willi-Food (approximately 32.24% on a fully-diluted basis).

Our Articles of Association do not provide for cumulative voting rights with respect to the election of directors and every resolution of the company in the general meeting of shareholders is deemed duly passed if passed by a simple majority of the shareholders present and voting unless another majority is required by the Israeli Companies Law or by our Articles of Association.

Our management could lose a major amount of its indirect ownership of our common stock through litigation.

In 2008, Mr. Arcadi Gaydamak (“Gaydamak”) borrowed approximately NIS 76 million (US $20 million) from companies owned by Messrs. Zwi Williger and Joseph Williger (the “Williger Brothers”). These loans were secured by Gaydamak’s equity securities of Willi-Food, the parent company to G. Willi Food (“Parent”). The loans included a provision whereby the Williger Brothers had a call option to acquire the Parent equity if Gaydamak defaulted under the loans. On September 2008 Gaydamak defaulted under these loans and accordingly the Williger Brothers increased their ownership of Parent by exercising their call option to acquire such interests; Zwi Williger by 21.65% and Joseph Williger by 21.65%.

Gaydamak has now filed a lawsuit in September 2009 in Israel against the Williger Brothers and others, claiming, among other things, that the Williger Brothers did not rightfully exercise the call option. The Company is not a party to the lawsuit. The Williger Brothers have informed us that their legal counsel has advised them that the lawsuit is without merit, and that they intend to vigorously contest the dispute. The Williger Brothers indicated that their attorneys advised that, according to all the information and documents presented to them, that the Williger Brothers exercised the call options in a rightful and bona fide manner. We have been further advised that the loan agreements were breached by Gaydamak and, at the time of the breach, Gaydamak also declared that he had no intention of paying his debts to the Williger Brothers. At the same time, other creditors submitted significant claims against the assets of Gaydamak and placed attachments on his assets, and therefore a real risk arose that the Willi-Food securities would also be attached. Under these circumstances, in addition to the breach of the loan agreement, by not presenting all the required securities and other breaches, there was also a definite anticipatory breach of the loan payment and a real risk to the securities. Under these circumstances, management believes that the Williger Brothers clearly had the full right to exercise the call option and the lawsuit is without merit.

There are also currently criminal proceedings pending against Gaydamak in Israel for money laundering. Gaydamak left Israel a year ago and management believes he resides in Russia. According to the judge in these proceedings, it is probable that he will not return to Israel. He was also convicted of a crime in France and was sentence to 6 years in prison. Israel has an extradition treaty with France while Russia does not. Therefore, if he were to return to Israel he could face criminal penalties in Israel and France. The Williger Brothers have indicated to us that their lawyers advised them that if Gaydamak does not return to Israel to testify in the lawsuit, there’s a very good chance that the lawsuit will be rejected by the court since Gaydamak failed to testify. Again, according to the Williger Brothers’ legal counsel, such lawsuit is presumably baseless and has a very low chance of success.

However, in the event the lawsuit is ruled against the Williger Brothers, their ownership interest in Willi-Food would be reduced (Zwi Williger from approximately 33.26% to approximately 15.46% and Joseph Williger from approximately 20.99% to approximately 3.19%) and Gaydamak would own a significant indirect interest in our company.

We are controlled by and have business relations with Willi-Food and its management.

Willi-Food, our controlling shareholder, is a holding company whose main asset is the ordinary shares it owns in our company. Willi-Food currently does not directly conduct any material business.

Willi-Food, Mr. Zwi Williger, a 33.26% shareholder of Willi-Food, the Chairman of our Board of Directors and our Chief Operating Officer and a director and Chief Executive Officer in Willi-Food, and Mr. Joseph Williger, a 20.99% shareholder of Willi-Food, a director and our Chief Executive Officer and the chairman of the Board of Directors of Willi-Food, have been and continue in certain cases to be party to certain agreements and arrangements relating to our operations. Such transactions include service and employment arrangements between each of Messrs. Joseph and Zwi Williger together with us, and a service agreement we have with Willi-Food. All such transactions include consideration.

In addition, certain of our key personnel also serve in management positions in Willi-Food. By serving in dual capacities, these persons may experience conflicts of interest involving the two companies. Israeli law imposes procedures, including, for certain material transactions, a requirement of shareholder approval, as a precondition to entering into interested party transactions. These procedures may apply to transactions between Willi-Food and us. However, we cannot assure that we will be able to avoid the possible detrimental effects of any such conflicts of interest by complying with the procedures mandated by Israeli law.

Risks Related to this Offering.

As the public offering price is substantially higher than the pro forma net tangible book value per share, you will incur immediate and substantial dilution.

If you purchase ordinary shares in this offering, you will pay more for your ordinary shares than the amount paid by existing shareholders for their ordinary shares on a per ordinary share basis. As a result, you will experience immediate and substantial dilution of approximately NIS 4.32 (US$1.15) per ordinary share, representing the difference between our pro forma net tangible book value per ordinary share as of September 30, 2009, after giving effect to this offering and the public offering price of US$6.05 per ordinary share. See “Dilution” for a more complete description of how the value of your investment in our ordinary shares will be diluted upon the completion of this offering.

We may use these proceeds from this offering in ways with which you may not agree.

We have not determined a specific use of the net proceeds of this offering, other than to fund working capital and for other general corporate purposes. Our management will have considerable discretion in the application of these proceeds received by us. You will not have the opportunity, as part of your investment decision, to assess whether the proceeds are being used appropriately. You must rely on the judgment of our management regarding the application of the net proceeds of this offering. The net proceeds may be used for corporate purposes that do not improve our profitability or increase our ordinary share price. The net proceeds from this offering may also be placed in investments that do not produce income or lose value.

The sale or availability for sale of substantial amounts of our ordinary shares could adversely affect their market price.

Sales of substantial amounts of our ordinary shares in the public market after the completion of this offering, or the perception that these sales could occur, could adversely affect the market price of our ordinary shares and could materially impair our future ability to raise capital through offerings of our ordinary shares.

Volatility in the price of our ordinary shares may result in shareholder litigation that could in turn result in substantial costs and a diversion of our management’s attention and resources.

The market price of our ordinary shares has fluctuated significantly and may be affected by our operating results, changes in our business, changes in the products we market and distribute, and general market and economic conditions which are beyond our control. In addition, the stock markets in general have, from time to time, experienced significant price and volume fluctuations that are unrelated or disproportionate to the operating performance of individual companies. These fluctuations have affected stock prices of many companies without regard to their specific operating performance. The price of our ordinary shares may fluctuate significantly in the future.

Also, the financial markets in the Unites States and other countries have experienced significant price and volume fluctuations, and market prices of public companies have been and continue to be extremely volatile. Volatility in the price of our ordinary shares may be caused by factors outside of our control and may be unrelated or disproportionate to our results of operations. In the past, following periods of volatility in the market price of a public company’s securities, shareholders have frequently instituted securities class action litigation against that company. Litigation of this kind could result in substantial costs and a diversion of our management’s attention and resources.

If we fail to maintain an effective system of internal controls, we may be unable to accurately report our financial results or prevent fraud, and investor confidence and the market price of our ordinary shares may be adversely affected.

Our reporting obligations as a public company will place a significant strain on our management, operational and financial resources and systems for the foreseeable future. We are a relatively young company with limited accounting personnel and other resources with which to address our internal controls and procedures. In addition, we must implement financial and disclosure control procedures and corporate governance practices that enable us to comply, on a stand alone basis, with the Sarbanes-Oxley Act of 2002 and related Securities and Exchange Commission, or the SEC, rules. For example, we will need to further develop accounting and financial capabilities, including the establishment of an internal audit function and development of documentation related to internal control policies and procedures. Failure to quickly establish the necessary controls and procedures would make it difficult to comply with SEC rules and regulations with respect to internal control and financial reporting. We will need to take further actions to continue to improve our internal controls. If we are unable to implement solutions to any weaknesses in our existing internal controls and procedures, or if we fail to maintain an effective system of internal controls in the future, we may be unable to accurately report our financial results or prevent fraud and investor confidence and the market price of our ordinary shares may be adversely impacted.

Our auditors will be required to attest to our evaluation of internal controls over financial reporting. Unless we successfully design and implement changes to our internal controls and management systems, or if we fail to maintain the adequacy of these controls as such standards are modified or amended from time to time, we may not be able to comply with Section 404 of the Sarbanes-Oxley Act of 2002. As a result, our auditors may be unable to attest to the effectiveness of our internal controls over financial reporting. This could subject us to regulatory scrutiny and result in a loss of public confidence in our management, which could, among other things, adversely affect the price of our ordinary shares and our ability to raise additional capital.

All of our assets are pledged to creditors

We have pledged substantially all of our assets to Bank Leumi Le’Israel, Bank Mizrahi-Tefahot Ltd. and Bank Hapoalim Ltd. in order to secure credit lines from each of these banks. If we were to utilize these credit lines, we expect that the proceeds from the sale of any of these assets may be used to prepay the principal amount owed on the credit lines secured by these pledges. As a result of these arrangements, our ability to dispose of pledged assets may require the consent of these banks, and our ability to incur further debt (whether secured or unsecured) is limited.

Risks Related to Our Location in Israel

We are subject to regulations and other policies of the Israeli government and of other countries into which we import and export. If we are unable to obtain and maintain regulatory qualifications or approvals for our products, our business may be adversely affected.

Regulatory, Licensing and Quotas:  The import, export, storage, marketing, manufacturing, distribution and labeling of food products are subject to extensive regulation and licensing by various Israeli government and municipal agencies, principally the Ministry of Health, the Ministry of Trade and Industry, the Ministry of Agriculture and the Ministry of Finance. To the extent that we have imported and exported, or will import and export, food products outside of Israel, we may be subject to quotas and other import and export laws and regulations which may limit our ability to sell certain of our food products into these countries. We are required to maintain our distribution processes in conformity with all applicable laws and regulations. In the event that such laws and regulations change, or we fail to comply with such laws and regulations, we may be prevented from trading within Israel or another part of the world.

Tariffs:  The Ministry of Finance and the Ministry of Trade and Industry of the State of Israel may increase the levels of tariffs on importing goods. This would have a direct impact on us and our financial performance by increasing our costs which we may not be able to pass on to our customers.

Kosher Licenses:  Under kosher regulations, we are required to ascertain that the foodstuffs which we offer for sale bear kosher certification approved by certain authorities such as the Chief Rabbinate of Israel. There is a risk that the relevant authorities in Israel or other areas of the world responsible for issuing kosher licenses may change the criteria for obtaining such licenses. In such circumstances, we may be prohibited from obtaining kosher licenses for various products that we sell into the various kosher markets. Failure to comply with such applicable laws and regulations in relation to kosher licenses could subject us to civil sanctions, including fines, injunctions, recalls or seizures, as well as potential criminal sanctions, any of which could have a material adverse effect on us and our financial performance.

Economic conditions in Israel affect our financial performance.

A major part of our sales are made in Israel, and consequently our financial performance is dependent to a significant extent on the economy of Israel. In recent quarters, the global economic instability and economic uncertainty have negatively impacted economic conditions in Israel. A recession has started in Israel, and the unemployment rates have increased. This has resulted in our customer base, both in the retail and in the wholesale markets, reducing their purchases from us, both in quantities and by purchasing lower cost food products. A deterioration of the economic situation in Israel may erode the real wages and lower the buying power of our potential customers. This in turn may adversely affect our activities and business results.

We may be affected by political, economic and military conditions in Israel and the Middle East.

Political, economic and military conditions in Israel have a direct influence on us because our operations are located there. Any hostilities involving Israel or the interruption or curtailment of trade between Israel and its present trading partners could materially and adversely affect our operations. Several Arab countries still restrict business with Israeli companies and these restrictions may have an adverse impact on our operating results, financial condition or the expansion of our business. We could be adversely affected by restrictive laws or policies directed towards Israel and Israeli businesses. The establishment in 2006 of a government in the Palestinian Authority by representatives of the Hamas militant group has created additional unrest and uncertainty in the area. In December 2008, Israel was engaged in an armed conflict with Hamas in the Gaza Strip, in the southern region of Israel. During the summer of 2006, Israel was engaged in an armed conflict with Hezbollah, a Lebanese Islamic Shiite militia group, which disrupted most daily civilian activity in northern Israel. These events have at times caused considerable damage to the Israeli economy. As a result of the political and military situation, Israel’s economy has at times suffered considerably. Ongoing or revived hostilities related to Israel may have a material adverse effect on our business and on our share price.

Many of our executive officers and employees in Israel are obligated to perform annual military reserve duty in the Israeli Defense Forces and may be called to active duty under emergency circumstances at any time. If a military conflict or war arises, these individuals could be required to serve in the military for extended periods of time. Our operations could be disrupted by the absence for a significant period of one or more of our executive officers or key employees or a significant number of our other employees due to reserve duty. Any disruption in our operations may harm our business.

Additionally, boycotts of products, prompted by political, religious or other factors, may affect our financial condition and results of operations. For example, the recent war on Gaza and the United Nations fact-finding mission on the Gaza conflict at the start of 2009, commonly known as the “Goldstone Report,” have found evidence that both Israeli forces and Palestinian militants committed serious war crimes and breaches of humanitarian law, which may amount to crimes against humanity. The Goldstone Report and the Gaza conflict has resulted in grass root boycott movements all over the world on Israeli products or boycotts on products that are distributed by Jews. If such boycott movements were to become widespread, it could have a significant impact on our revenues.

It will be extremely difficult to acquire jurisdiction and enforce liabilities against our officers and directors who are based in Israel.

The majority of our officers and present directors reside outside of the United States and most of our operations at the time of the filing of this registration statement are located outside the United States. As a result, it may not be possible for United States investors to enforce their legal rights, to effect service of process upon our directors or officers or to enforce judgments of United States courts predicated upon civil liabilities and criminal penalties of our directors and officers under Federal securities laws. Moreover, we have been advised that Israel does not have treaties providing for the reciprocal recognition and enforcement of judgments of courts with the United States. Further, it is unclear if extradition treaties now in effect between the United States and Israel would permit effective enforcement of criminal penalties of the Federal securities laws.

Initiation and Enforcement of Legal Action in Israel.

We are organized under the laws of the State of Israel. Most of our executive officers and Directors and some of the experts named in this Prospectus are non-residents of the United States, and a substantial portion of our assets and the assets of these persons are located outside the United States. Therefore, it may be difficult to enforce a judgment obtained in the United States against us or any of those persons. It may also be difficult to enforce civil liabilities under United States federal securities laws in actions initiated in Israel.

Our international operations may be adversely affected by risks associated with international business.

We purchase food products from over 250 suppliers located around the world. Therefore, we are subject to certain risks that are inherent in an international business. These include, but are not limited to:

•	varying regulatory restrictions on sales of our products to certain markets and unexpected changes in regulatory requirements;
•	tariffs, customs, duties, quotas and other trade barriers;
•	difficulties in managing foreign operations and foreign distribution partners;
•	longer payment cycles and problems in collecting accounts receivable;
•	fluctuations in currency exchange rates;
•	political risks;
•	foreign exchange controls which may restrict or prohibit repatriation of funds;
•	export and import restrictions or prohibitions, and delays from customs brokers or government agencies;
•	seasonal reductions in business activity in certain parts of the world; and
•	potentially adverse tax consequences.

Depending on the countries involved, any or all of the foregoing factors could materially harm our business, financial condition and results of operations.

FORWARD-LOOKING STATEMENTS

Certain of the statements contained in this prospectus that are not historical facts are statements of future expectations or statements that are based on management’s current views and assumptions and involve known and unknown risks and uncertainties that could cause actual results, performance or events to differ materially from those expressed or implied in such statements. Actual results, performance or events may differ materially from those in such statements due to, without limitation:

•	changes affecting currency exchange rates, including the NIS/U.S. Dollar exchange rate;
•	the loss of one of more of our key personnel;
•	changes in laws and regulations, including those relating to the food distribution industry, and inability to meet and maintain regulatory qualifications and approvals for our products;
•	termination of arrangements with our suppliers, in particular Arla Foods amba;
•	payment default by, or loss of, one or more of our principal clients;
•	increasing levels of competition in Israel and other markets in which we do business;
•	our inability to accurately predict consumption of our products;
•	product liability claims and other litigation matters;
•	our inability to meet the Nasdaq listing requirements;
•	changes in political, economic and military conditions in Israel, including, in particular; economic conditions in our core markets;
•	increase or decrease in global purchase prices of food products;
•	inability to successfully integrate our prior acquisitions;
•	interruption to our storage facilities;
•	our insurance coverage may not be sufficient;
•	variations from quarter to quarter;
•	inability to maintain an effective system of internal controls;
•	our inability to protect our intellectual property rights;
•	initiation and enforcement of legal action in Israel;
•	significant concentration of our shares are held by one shareholder;
•	we are controlled by and have business relations with Willi-Food and its management;
•	all of our assets are pledged to creditors;
•	our international operations may be adversely affected by risks associated with international business; and
•	our ordinary share price may be volatile.

We undertake no obligation to update or revise any forward-looking statements, whether as a result of new information or for any other reason.

USE OF PROCEEDS

We estimate that we will receive net proceeds from this offering of approximately US$19.0 million, after deducting underwriting discounts and the estimated offering expenses payable by us and based upon an assumed initial offering price of US $6.05 per ordinary share.

The principal purposes of this offering are to create a public market for our ordinary shares for the benefit of all shareholders, retain talented employees by providing them equity incentives, fund working capital and raise capital for general corporate purposes. Other than as set forth in the preceding sentence, as of the date of this prospectus, we have not allocated any specific portion of the net proceeds of this offering for any particular purpose.

PRICE RANGE OF ORDINARY SHARES

Our ordinary shares have been listed on the Nasdaq Stock Market under the trading symbol “WILCF” since May 19, 1997. On March 15, 2006, the ticker symbol of our ordinary shares was changed to “WILC”. Information regarding the market price of our ordinary shares is located in our Form 20-F for the year ended December 31, 2008 filed with the Securities and Exchange Commission, or the Commission, on June 26, 2009. Additional information regarding the market price of our ordinary shares is listed below.

	Ordinary Shares
	High	Low
First Quarter 2010	7.38	5.66
Fourth Quarter 2009	6.30	4.32
Third Quarter 2009	4.50	2.22
Second Quarter 2009	2.29	1.26
March 2010 (through March 11, 2010)	7.33	6.54
February 2010	7.18	5.88
January 2010	7.38	5.66
December 2009	6.30	4.95
November 2009	6.20	5.12
October 2009	5.54	4.32
September 2009	4.50	3.90
August 2009	4.18	3.14
July 2009	3.27	2.22
June 2009	2.29	2.00
May 2009	2.13	1.50
April 2009	1.54	1.26

The last reported sale price of our ordinary shares on the Nasdaq Capital Market on March 11, 2010 was $6.95 per share. As of March 11, 2010, we had 20 holders of record of our ordinary shares.

CAPITALIZATION

The following table sets forth our consolidated capitalization as of September 30, 2009:

•	on an actual basis; and
•	on an as adjusted basis to reflect the public offering of 3,305,786 ordinary shares at a price of $6.05 per share.

You should read this table in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our consolidated financial statements and related notes included elsewhere in this prospectus. The information presented below is unaudited.

	As of September 30, 2009
	Actual Unaudited	As Adjusted Unaudited
	US$	US$
	(In Thousands)
Shareholders’ equity:
Ordinary shares, par value NIS 0.10 per share: 49,893,520 shares authorized, actual and as adjusted; 10,267,893 shares issued and outstanding, actual; 13,573,679 shares issued and outstanding, as adjusted	$296	$384
Preferred shares, par value NIS 0.10 per share: 106,780 shares authorized and no shares issued and outstanding, actual and as adjusted	0	0
Additional paid-in capital	15,715	34,627
Capital Fund	66	66
Foreign currency translation reserve	176	176
Retained earnings	35,676	35,676
Noncontrolling interest	897	897
Total shareholders’ equity	52,826	71,826
Total capitalization	$52,826	$71,826

DILUTION

If you invest in our ordinary shares, your interest will be diluted to the extent of the difference between the public offering price per ordinary share and our net tangible book value per ordinary share after this offering. Dilution results from the fact that the public offering price per ordinary share is substantially in excess of the book value per ordinary share attributable to the existing shareholders for our presently outstanding ordinary shares.

Our net tangible book value as of September 30, 2009 was approximately NIS 178.6 million (US$47.5 million), or NIS 17.4 (US$4.9) per ordinary share outstanding at that date. Net tangible book value is determined by subtracting the value of our intangible assets and total liabilities from our total assets. Dilution is determined by subtracting net tangible book value per ordinary share from the assumed public offering price per ordinary share, which is the mid-point of the estimated public offering price range shown on the front cover of this prospectus.

Without taking into account any other changes in such net tangible book value after September 30, 2009, other than to give effect to our sale of the ordinary shares offered in this offering at the assumed public offering price of US$6.05 per ordinary share, with estimated net proceeds of US$19.0 million after deducting underwriting discounts and commissions and estimated offering expenses, our pro forma net tangible book value at NIS 178.6 million (US$47.5 million) would have been NIS 250.0 million (US$66.5 million), NIS 18.42 (US$4.9) per outstanding ordinary share. This represents an immediate increase in pro forma net tangible book value of NIS 1.02 (US$0.27) per ordinary share to existing shareholders and an immediate dilution in pro forma net tangible book value of NIS 4.32 (US$1.15) per ordinary share to new investors in this offering.

The following table illustrates this per share dilution:

	NIS	US$
Assumed public offering price per ordinary share	22.74	$6.05
Net tangible book value per ordinary share	17.4	4.63
Increase in net tangible book value per ordinary share attributable to this offering	1.02	0.27
Net tangible book value per ordinary share as of September 30, 2009 after giving effect to the offering	18.42	4.90
Dilution in net tangible book value per ordinary share to new investors in the offering	4.32	1.15

The following table summarizes on a pro forma basis the differences as of September 30, 2009 between the shareholders at our most recent fiscal year end and the new investors with respect to the number of ordinary shares purchased from us, the total consideration paid and the average price per ordinary share paid. The total ordinary shares do not include ordinary shares issuable if the underwriter exercises its option to purchase additional ordinary shares.

	Shares Held		Total Investment
	Number	Percentage of the Company	Percentage of Voting Rights	Amount	Percentage of Investment	Average Cost per Share
	(In Millions USD, Except Percentages and per Share Amounts)
Existing Shareholders	10,267,893	75.65%	75.65%	52.8	72.54%	5.14
New Investors	3,305,786	24.35%	24.35%	20.0	27.46%	6.05
Total	13,573,679	100.00%	100.00%	72.8	100.00%	5.37

A US$1.00 increase (decrease) in the assumed public offering price of US$6.05 per ordinary share would increase (decrease) our adjusted net tangible book value after giving effect to the offering by NIS 11.8 million (US$3.3 million), the adjusted net tangible book value per ordinary share after giving effect to this offering by NIS 0.88 (US$0.23) per ordinary share and the dilution in adjusted net tangible book value per ordinary share, assuming no change to the number of ordinary shares offered by us as set forth on the cover page of this prospectus, and after deducting underwriting discounts and commissions and estimated offering expenses payable by us.

EXCHANGE RATE INFORMATION

We conduct our business in Israel and substantially all of our revenues are denominated in New Israeli Shekels (NIS). However, periodic reports made to shareholders will be expressed in U.S. dollars using the then current exchange rates. This prospectus contains translations of NIS amounts into U.S. dollars at specified rates solely for the convenience of the reader.

These translations should not be construed as representations that the translated amounts actually represent such dollar or NIS amounts, as the case may be, or could be converted into U.S. Dollars or NIS as the case may be, at the rates indicated or at any other rate. Therefore, unless otherwise stated, the translations of NIS into U.S. Dollars have been made at the rate that corresponds to the financial statements.

The following table sets forth information concerning exchange rates between the NIS and the U.S. dollar for the periods indicated.

	NIS per U.S. Dollar Representative Exchange Rate
	Average(1)	High	Low	Period-End
2010
March 2010 (through March 11, 2010)	3.764	3.787	3.731	3.731
February 2010	3.747	3.796	3.704	3.796
January 2010	3.713	3.765	3.667	3.724
2009
December	3.790	3.815	3.772	3.775
November	3.779	3.826	3.741	3.792
October	3.726	3.780	3.690	3.746
September	3.766	3.807	3.729	3.758
August	3.832	3.931	3.743	3.811
July	3.892	3.987	3.781	3.790
June	3.943	4.005	3.887	3.919
May	4.092	4.169	3.958	3.958
April	4.196	4.256	4.125	4.163
March	4.159	4.245	4.024	4.188
February	4.103	4.191	4.012	4.162
January	3.913	4.065	3.783	4.065
Year ended December 31, 2009	3.933	4.256	3.667	3.775
Year ended December 31, 2008	3.568	4.022	3.230	3.802
Year ended December 31, 2007	4.085	4.342	3.830	3.846

Source: Bank of Israel

(1)	Annual averages are calculated from month-end rates. Monthly and interim period averages are calculated using the average of the daily rates during the relevant period.

ENFORCEMENT OF CIVIL LIABILITIES

We are registered under the laws of Israel as our headquarters and our operations are located there. However, Israel has a lesser developed body of securities laws as compared to the United States and provides protections for investors to a significantly lesser extent. In addition to the below, please refer to the section“Risk Factors” for additional information regarding risks associates with our operations in Israel.

Substantially all of our assets are located outside the United States. In addition, a majority of our directors and officers are nationals or residents of jurisdictions other than the United States and all or a substantial portion of their assets are located outside the United States. As a result, it may be difficult for investors to effect service of process within the United States upon us or these persons, or to enforce against us or them judgments obtained in United States courts, including judgments predicated upon the civil liability provisions of the securities laws of the United States or any state in the United States. It may also be difficult to enforce in U.S. courts judgments obtained in U.S. courts based on the civil liability provisions of the U.S. federal securities laws against us, our officers and directors.

We have appointed Puglisi & Associates, 850 Library Avenue, Suite 204, Newark, Delaware 19711, as our agent to receive service of process with respect to any action brought against us in the United States District Court for the Southern District of New York under the federal securities laws of the United States or of any state in the United States or any action brought against us in the Supreme Court of the State of New York in the County of New York under the securities laws of the State of New York.

We believe there is uncertainty as to whether the courts of Israel would, respectively, (1) recognize or enforce judgments of United States courts obtained against us or our directors or officers predicated upon the civil liability provisions of the securities laws of the United States or any state in the United States, or (2) entertain original actions brought in Israel against us or our directors or officers predicated upon the securities laws of the United States or any state in the United States.

We also believe that the uncertainty with regard to Israeli law relates to whether a judgment obtained from the U.S. courts under civil liability provisions of the securities law will be determined by the courts of Israel. The courts of Israel may not recognize or enforce such judgments against an Israeli company, and because such a determination has not yet been made by a court of Israel, it is uncertain whether such civil liability judgments from U.S. courts would be enforceable in Israel. We have concluded that the courts of Israel would recognize a final and conclusive judgment in the federal or state courts of the United States under which a sum of money is payable (other than a sum of money payable in respect of multiple damages, taxes or other charges of a like nature or in respect of a fine or other penalty) and would give a judgment based thereon provided that:

(1)	the judgment was rendered by a court which was, according to the foreign country's law, competent to render it;
(2)	the judgment is no longer appealable;
(3)	the obligation in the judgment is enforceable according to the rules relating to the enforceability of judgments in Israel and the substance of the judgment is not contrary to public policy in Israel; and
(4)	the judgment can be executed in the state in which it was given.

A foreign judgment will not be declared enforceable by Israeli courts if it was given in a state, the laws of which do not provide for the enforcement of judgments of Israeli courts (subject to exceptional cases) or if its enforcement is likely to prejudice the sovereignty or security of Israel. An Israeli court also will not declare a foreign judgment enforceable if it is proven to the Israeli court that:

(1)	the judgment was obtained by fraud;
(2)	there was no due process;
(3)	the judgment was given by a court not competent to render it according to the laws of private international law in Israel;
(4)	the judgment conflicts with another judgment that was given in the same matter between the same parties and which is still valid; or
(5)	at the time the action was brought to the foreign court a claim in the same matter and between the same parties was pending before a court or tribunal in Israel.

SELECTED CONSOLIDATED FINANCIAL AND OPERATING DATA

The selected consolidated balance sheet data as of September 2009 and as of December 31, 2008 and 2007 have been prepared in accordance with IFRS and interpretations as issued by the IASB, and such accounting policies have been applied retrospectively to our financial statements as of September 2009 and as of December 31, 2008 and 2007 and for the year then ended.

The selected consolidated balance sheet data as of December 31, 2008 and 2007 and the selected consolidated statements of operations data for each of the two years in the period ended December 31, 2008 and 2007 have been derived from financial statements audited by Brightman Almagor Zohar & Co., an independent registered public accounting firm, and a Member Firm of Deloitte Touche Tohmatsu. The selected consolidated balance sheet data as of September 30, 2009 and 2008 and the selected consolidated statements of operations data for each of the periods in the nine months ended September 30, 2009 and 2008 have been derived from condensed financial statements for those periods. Historical financial results may not be indicative of our future performance and interim results may not be reflective of the results for the fiscal year.

Income Statement Data:

	For the Nine Months Ended September 30,		For the Year Ended December 31,
	2009	2009	2008	2007
	NIS	USD	NIS	NIS
	(In Thousands, Except per Share Data)
Sales	223,704	59,527	289,068	201,617
Cost of sales	164,015	43,644	228,839	156,062
Gross profit	59,689	15,883	60,229	45,555
Sales and Marketing	23,056	6,135	31,800	20,602
General and administrative	14,940	3,976	16,863	12,280
Other (income) expense	(5,312)	(1,414)	1,846	(454)
Total Operating expenses	32,684	8,697	50,509	32,428
Operating Income	27,005	7,186	9,720	13,127
Financial Income (Expenses), Net	702	187	(4,840)	2,434
Profit before tax	27,707	7,373	4,880	15,561
Income taxes	4,515	1,201	1,117	2,174
Income from continuing operations	23,192	6,172	3,763	13,387
Income (loss) from discontinued operations	353	93	(3,496)	(8,748)
Net Income	23,545	6,265	267	4,639
Attributable to shareholders of the Company	22,624	6,020	(786)	2,342
Earnings per Share Basic – from continuing operations	2.20	0.59	0.30	1.14
Earnings per Share Basic – from discontinued operations	—	—	(0.38)	(0.91)
Shares Used in Computing Earnings per Share	10,267,893	10,267,893	10,267,893	10,267,893

Summary Balance Sheet Data:

	For the Nine Months Ended September 30		For the Year Ended December 31
	2009	2009	2008	2007
	NIS	USD	NIS	NIS
Cash and securities	110,461	29,394	88,116	92,916
Total assets	272,780	72,587	273,342	239,452
Retained earnings	134,071	35,676	111,447	112,233
Shareholders’ equity	198,518	52,826	185,582	190,607
Working capital	140,157	37,296	122,523	142,645
Equity to total assets attributable to shareholders	72%	72%	63%	72%
Current ratio	2.9	2.9	2.4	4.0
Quick ratio	2.5	2.5	2.0	3.3

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND
RESULTS OF OPERATIONS

We are an Israeli-based company engaged, directly and through our subsidiaries, in the design, import, manufacturing, marketing and distribution of a broad range of food products purchased from over 120 suppliers worldwide and marketed throughout Israel and abroad. The products imported or manufactured by us are marketed in Israel and sold to over 1,500 customers, including supermarket chains, mini-markets, wholesalers, manufacturers and institutional consumers. We also sell our products outside Israel to a variety of customers world-wide (such as in the U.S., England, Belgium, France, Switzerland, Russia Etc.).

We were incorporated in Israel in January 1994 and commenced operations in February 1994.

Our operating divisions include Willi-Food in Israel, Gold Frost, a wholly-owned subsidiary that is a designer, developer and distributor of branded kosher dairy food products, and Shamir Salads, an Israeli manufacturer and distributor of Mediterranean style salads. As we previously reported on July 27, 2009, we now hold 100% of the shares of Gold Frost following completion of our tender offer for Gold Frost shares. In June 2009, Gold Frost sold all of its 51% interest in a Danish dairy distributor. In addition, on September 2, 2009 we signed an agreement to sell all of our holdings in Y.L.W Baron International Trading Ltd. (“Baron”), kosher food exporters located in Israel, and to assign all of our rights and obligations under the founders agreement from February 2007 to a private company owned by the Baron family, who held, as of the date of the agreement, the remaining shares in Baron.

The financial information below reflects our operations and our subsidiaries’ operations on a consolidated basis.

Critical Accounting Policies

Management’s discussion and analysis is based upon the consolidated financial statements, which have been prepared in accordance with IFRS as issued by the IASB for all reporting periods presented. The use of these International Financial Reporting Standards requires the management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting accounting periods presented. These estimates include, among other things, assessing the collectibility of accounts receivable and the use of recoverability of inventory. Actual results could differ from those estimates. The markets of the Company’s products are characterized by intense competition and a rapid turnover of products and frequent new introductions of products, all of which may impact future ability to value the Company’s assets.

The following critical accounting policies may affect significant judgments and estimates used in the preparation of the consolidated financial statements.

1.	Revenue Recognition — Revenue is measured at the fair value of the consideration received or receivable. Management estimates is required to determine the amounts to be reduced for estimated customer returns, rebates and other credits.

Allowance for Customer Returns

In determining the accrual for customer returns, management considers past experience for the each specific type of the products as well as the Company’s ability to utilise the product returned.

Allowance for Rebates and Other Credits

Allowance for rebates is determined based on expected level of revenues volumes applied to the rebate percentage agreed with the customer. Other credits relates mainly to disagreement with customers over prices and quantities. The determination of the allowance for other credits is highly subjective and management can exercise great deal of discretion over it. For our primary customers, allowance for other credits is determined based on past experience of collecting such differences, the aging of the balance and the Company’s familiarity of the customer. Changes in these assumptions could affect our future results of operations.

2.	Inventories — Inventories are assets held for sale in the ordinary course of business, in the process of production for such sale or in the form of materials or supplies to be consumed in the production process or in the rendering of services.

We value our Inventories at the lower of cost and net realizable value.

Cost is determined as follows:

Raw material, components and packaging	—	by the “first-in, first-out” method;
Processing goods	—	cost of materials plus labor
finished products	—	on the basis of standard cost which approximates actual production cost (materials, labor and indirect manufacturing costs).
Products	—	weighted average method

The Company’s management is required to make certain judgments and estimates that may significantly impact the ending inventory valuation at cost as well as the amount of gross profit recognized. Judgments made, include recording markdowns used to sell through inventory and shrinkage. When management determines the salability of inventory has decreased, markdowns for clearance activity and the related cost impact are recorded at the time the price change decision is made. Factors considered in the determination of markdowns include current and anticipated demand, customer preferences and age of merchandise.

3.	Useful Lives of Property, Plant and Equipment — the management of the Company reviews the estimated useful lives of property, plant and equipment at the end of each annual reporting period in order to determine the amount of depreciation expense to be recorded. The useful life of an asset is estimated at the time the asset is acquired based on historical experience, the expected usage, wear and tear of the asset. Changes in industry conditions may cause the estimated period of use or the value of these assets to change. We perform periodic reviews to confirm the appropriateness of estimated economic useful lives for each class of fixed assets. These factors could cause management to conclude that impairment indicators exist and require that impairment tests be performed, which could result in management determining that the value of long-lived assets is impaired, resulting in a write-down of the long-lived assets. For the two years ended December 31, 2008, no changes in assets useful lives have been recorded.
4.	Impairment of Goodwill — Goodwill is not amortized, but is evaluated for impairment annually or whenever events or changes in circumstances indicate that the value of the goodwill may be impaired. This evaluation requires management to make judgments relating to future cash flows, growth rates, and economic and market conditions. These evaluations are based on determining the fair value of a cash generating unit using a valuation method discounted cash flow or a relative. During 2008 and 2007, the management of the Company assessed the recoverability of goodwill, and determined that goodwill associated with the Company’s overseas marketing of refrigerated products activity and with the Company’s export activity (WF) was not recoverable and was written off in the amount of NIS 1,067 thousands and NIS 3,054 thousands, accordingly. The primary factor leading to the decisions that goodwill was not recoverable in both subsidiaries, was the substantial adverse difference between management’s expectations regarding results of operation as predicted at the purchase deliberations and the actual amounts. The operations of both entities were eventually discontinued as part of the discontinuation of the export segment.
5.	Deferred Taxes — Deferred tax is provided for temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for taxation purposes. The amount of deferred tax provided is based on the expected manner of realisation or settlement of the carrying amount of assets and liabilities, using tax rates enacted or substantively enacted at the balance sheet date. A deferred tax asset is recognised only to the extent that it is probable that future taxable profits will be available against which the asset can be utilised. Deferred tax assets are reduced to the extent that it is no longer probable that the related tax benefit will be realised. We recognise a deferred tax asset in our balance sheet only where we determine that it is probable that it will be recovered. A portion of the deferred tax asset recorded in our balance sheet relates to current or prior period tax losses where management considers that it is more likely than not that we will recover the benefit of those tax losses in future periods through the generation of sufficient future taxable profits. Our assumptions in relation to the generation of sufficient future taxable profits depend on our estimates of future taxable profits from the Company’s regular course of business. These estimates are subject to risk and uncertainty, hence there is a possibility that changes in circumstances will alter the projections, which may impact the recoverability of the deferred tax asset recorded in our balance sheet and those tax losses currently provided as not recoverable. In such circumstances, some or all of the carrying value of the deferred tax asset may require provisioning and we would charge the expense to the profit and loss account, and conversely, some or all of the amounts provided as not recoverable may be reversed and we would credit the benefit to the profit and loss account.
6.	Severance Pay — The current value of the Company’s obligation in respect of severance pay is based on actuarial assumptions, including discount rate (which is based on the discount rate of government bonds), market conditions, etc. The actuarial assumptions are based on the information provided by the management of the Company regarding expected rate of termination, employees insurance policies payments, probability for compensation payments. Any change of the assumptions given by the management of the Company may change the book value of the Company’s obligation in respect of severance pay and could affect our future results of operations.

Nine Months Ended September 30, 2009 Compared With Nine Months Ended September 30, 2008

Sales

Sales for the nine-month period ended September 30, 2009, increased by 2.6% to NIS 223.7 million (US $59.5 million) compared to sales of NIS 218.1 million (US $58.0 million) in the first nine-month period ended September 30, 2008. The increase in sales was a continued effort to maintain our market share although the recession that effected our customer base, mainly by expanding product lines that we had launched (approximately 50 new products) and by increasing sales of existing products to new (approximately 70 new customers) and existing customers.

Gross Profit

Gross profit for the nine-month period ended September 30, 2009, increased by 8.4% to NIS 59.7 million (US $15.9 million), or 26.7% of sales, compared to gross profit of NIS 55.1 million (US $14.7 million) for the nine-month period ended September 30, 2008, or 25.2% of sales. The increase in gross profit was primarily attributed to the continued devaluation of the US dollar compared to the New Israeli Shekel (NIS) in the second and third quarter of 2009 and to increased sales of higher margin products as well as new products that we have recently added to our product lines (for example: a new line of canned vegetables, pastry and snacks products, energy drinks and a variety of dairy products).

Selling and Marketing Expenses

Sales and marketing expenses for the nine-month period ended September 30, 2009, decreased 4.4% to NIS 23.1 million (US $6.1 million) compared to NIS 24.1 million (US $6.4 million) in the nine-month period ended September 30, 2008. The decrease was attributed to the initiatives that our management took in early 2009 to reduce our expenses. The main reduce was in the vehicles’ expenses — NIS 0.7 million (US $0.2 million) and in the advertising and promotion expenses — NIS 0.9 million (US $0.2 million) in the nine-month period ended September 30, 2009 compare to the nine-month period ended September 30, 2008.

General and Administrative Expenses

General and administrative expenses for the nine-month period ended September 30, 2009, increased by 10.2% to NIS 14.9 million (US $4.0 million) compared to NIS 13.6 million (US $3.6 million) in the nine-month period ended September 30, 2008. The increase was mainly due to the payment of a management bonus that was linked to our financial results — NIS 3.1 million (US $0.8 million) in the nine-month period of 2009 compared to NIS 1.3 million (US $0.3 million) in the nine-month period of 2008. Excluding the management bonus, the General and Administrative expenses for the nine-month period ended September 30, 2009, decreased by 4.1% compared to the same period last year, mainly as a result of decrease in the Professional fees expenses of NIS 0.7 million (US $0.2 million) in the nine-month period ended September 30, 2009 compare to the nine-month period ended September 30, 2008.

Other Expenses (Income)

Other income for the nine-month period ended September 30, 2009, was mainly attributed to a capital gain resulting from the completion of the tender offer for Gold Frost’s shares in July 2009 in the amount of NIS 5.3 million (US $1.4 million). Other expenses for the nine-month period ended September 30, 2008, were due to a final arbitration award entered against us for damages in the amount of NIS 1.9 million ($0.5 million) in connection with a dispute with Vitarroz Corp.

Operating Income

Operating income for the nine-month period ended September 30, 2009 increased by 74.6% to NIS 27.0 million (US $7.2 million) from NIS 15.5 million (US $4.1 million) reported in the nine-month period ended September 30, 2008.

Financial Income (Expense), Net

Financial income, net, for the nine-month period ended September 30, 2009, was NIS 0.7 million (US $0.2 million) compared to financial expense, net, of NIS 1.6 million (US $0.4 million) in the nine-month period ended September 30, 2008. Financial income, net, for the nine-month period ended September 30, 2009, included unrealized gain on marketable securities in the amount of NIS 2.0 million (US $0.5 million) and income from short-term bank deposits in the amount of NIS 0.4 million (US $0.1 million), which was offset by foreign currency differences in the amount of NIS 1.1 million (US $0.3 million) and debit interest expense in the amount of NIS 0.7 million (US $0.2 million). Financial expense, net, for the nine-month period ended September 30, 2008, included foreign currency differences in the amount of NIS 1.9 million (US $0.5 million), bank fees in the amount of NIS 1.0 million (US $0.3 million) and unrealized loss on marketable securities in the amount of NIS 1.3 million (US $0.4 million) offset by decrease in values of warrants to issue shares in the amount of NIS 1.0 million (US $0.3 million) and income from Short-term bank deposits in the amount of NIS 1.1 million (US $0.3 million).

Taxes on Income

Taxes on income for the nine-month period ended September 30, 2009, amounted to NIS 4.5 million (US $1.2 million) compared to NIS 3.1 million (US $0.8 million) in the nine-month period ended September 30, 2008.

Income (Expense) From Discontinued Operations

Income from discontinued operations for the nine-month period ended September 30, 2009, amounted to NIS 0.4 million (US $0.1 million) compared to expense from discontinued operations of NIS 1.9 million (US $0.5 million) in the nine-month period ended September 30, 2008. The discontinued operations include our export segment comprised of Baron, the Danish company and WF (Laish).

Net Income

Net income for the nine-month period ended September 30, 2009, increased by 165.9% to NIS 23.5 million (US $6.3 million), or 10.5% of sales, from NIS 8.9 million (US $2.4 million), or 4.1% of sales, for the nine-month period ended September 30, 2008.

Net Income Attributable to the Owners of Our Company

Net income attributable to the owners of our Company for the nine-month period ended September 30, 2009, increased by 337.8% to NIS 22.6 million (US $6.0 million), or 10.1% of sales, from NIS 6.7 million (US $1.8 million), or 3.1% of sales, for the nine-month period ended September 30, 2008.

Net Income Attributable to Non-Controlling Interests

Net income attributable to non-controlling interests for the nine-month period ended September 30, 2009, decreased by 57.3% to NIS 0.9 million (US $0.2 million), from NIS 2.2 million (US $0.6 million), for the nine-month period ended September 30, 2008. The decrease was mainly due to our acquisition of Gold Frost minority shares on July 2009. The net income attributable to non-controlling interests in 2009 refers to the minority shareholders in Shamir Salads and the minority shareholders of Gold Frost until the acquisition.

Liquidity and Capital Resources

For the nine-month period ended September 30, 2009, cash and cash equivalents increased from approximately NIS 78.7 million (US $21.0 million) at December 31, 2008, to approximately NIS 105.6 million (US $28.1 million) as of September 30, 2009.

For the nine-month period ended September 30, 2009, we generated a positive cash flow from operating activities of approximately NIS 24.1 million (US $6.4 million) compared to NIS 11.8 million (US $3.1 million) generated in the nine-month period ended September 30, 2008. This increase was mainly due to a decrease in inventory of approximately NIS 6.3 million (US $1.7 million) (compared to an increase in inventory of NIS 3.8 million (US $1.0 million) in the nine-month period ended September 30, 2008) and by an increase in trade accounts receivable of approximately NIS 4.5 million (US $1.2 million) (compared to an increase in trade accounts receivable of NIS 1.8 thousand (US $0.5 million) in the nine-month period ended September 30, 2008).

During the nine-month period ended September 30, 2009, we generated a cash flow from investing activities of NIS 4.1 million (US $1.1 million) (compared to utilizing cash of NIS 22.0 million (US $5.9 million) in the nine-month period ended September 30, 2008). This increase was mainly due to the proceeds from realization of marketable securities in the total amount of NIS 6.6 million (US $1.7 million) in the nine-month period ended September 30, 2009 (compared to a purchase of marketable securities in the total amount of NIS 2.0 million (USD 0.5 million) in the nine-month period ended September 30, 2008, and the purchase of subsidiaries and of additional shares in Gold Frost in the total amount of NIS 16.4 million (USD 4.4 million) in the nine-month period ended September 30, 2008).

During the nine-month period ended September 30, 2009, we utilized cash of NIS 1.5 million (US $0.4 million) from financing activities (compared to generating cash of NIS 2.8 million (US $0.7 million) in the nine-month period ended September 30, 2008) mainly due to repayment of loans of NIS 1.4 million (US $0.4 million), (compared to NIS 6.0 million (US $1.6 million) in the nine-month period ended September 30, 2008) and due to short-term bank credit, net of NIS 1.0 million (US $0.3 million).

Three Months Ended September 30, 2009 Compared With Three Months Ended September 30, 2008

Sales

Sales for the three-month period ended September 30, 2009, decreased by 1.1% to NIS 68.6 million (US $18.3 million) compared to sales of NIS 69.4 million (US $18.5 million) in the three-month period ended September 30, 2008.

Gross Profit

Gross profit for the three-month period ended September 30, 2009, increased 58.7% to NIS 22.2 million (US $5.9 million), or 32.3% of sales, compared to gross profit of NIS 14.0 million (US $3.7 million) for the three-month period ended September 30, 2008, or 20.1% of sales. The increase in gross profit was primarily attributed to the continued devaluation of the US dollar compared to the NIS and to increased sales of higher margin products as well as successful penetration of new profitable products.

Selling and Marketing Expenses

Sales and marketing expenses for the three-month period ended September 30, 2009, decreased by 4.7% to NIS 7.8 million (US $2.1 million) compared to NIS 8.2 million (US $2.2 million) in the three-month period ended September 30, 2008. This decrease was attributed to the actions taken by our management in early 2009 to reduce our expenses. The main reduction was in the vehicles’ expenses — NIS 0.2 million (US $0.05 million) and in the advertising and promotion expenses — NIS 0.2 million (US $0.05 million) in the three-month period ended September 30, 2009 compare to the three-month period ended September 30, 2008.

General and Administrative Expenses

General and administrative expenses for the three-month period ended September 30, 2009, amounted to NIS 5.4 million (US $1.4 million) compared to NIS 4.4 million (US $1.2 million) in the three-month period ended September 30, 2008. The increase was mainly due to the payment of a management bonus that was linked to the third quarter financial results — NIS 1.5 million (US $0.4 million) in the third quarter of 2009 compared to NIS 0.04 million (US $0.01 million) in the third quarter of 2008. Excluding the management bonus, the General and Administrative expenses for the three-month period ended September 30, 2009 decreased by 11.4% compared to the three-month period ended September 30, 2008, mainly as a result of decrease in the Professional fees expenses of NIS 0.5 million (US $0.1 million) in the three-month period ended September 30, 2009 compare to the three-month period ended September 30, 2008.

Other Expense (Income)

Other income for the three-month period ended September 30, 2009, was mainly attributable to a capital gain resulting from the completion of the tender offer for Gold Frost’s shares in July 2009.

Operating Income (Expense)

Operating income for the three-month period ended September 30, 2009, amounted NIS 14.2 million (US $3.8 million) compared to operating expense of NIS 1.4 million (US $0.4 million) reported in the three-month period ended September 30, 2008.

Financial Income (Expense), Net

Financial income, net, for the three-month period ended September 30, 2009 was NIS 0.4 million (US $0.1 million) compared to financial expense, net, of NIS 0.4 million (US $0.1 million) in the three-month period ended September 30, 2008. Financial income, net, for the three-month period ended September 30, 2009, included an unrealized gain on marketable securities in the amount of NIS 0.4 million (US $0.1 million). Financial expense, net, for the three-month period ended September 30, 2008, included an unrealized gain on marketable securities of NIS 1.0 million (US $0.3 million), offset by income from short-term bank deposits in the amount of NIS 0.5 million (US $0.1 million).

Taxes on Income

Taxes on income for the three-month period ended September 30, 2009, amounted to NIS 1.7 million (US $0.5 million) compared to an income tax benefit of NIS 0.4 million (US $0.1 million) in the three-month period ended September 30, 2008.

Expenses From Discontinued Operations

Expenses from discontinued operations for the three-month period ended September 30, 2009, amounted to NIS 1.4 million (US $0.4 million) compared to expenses from discontinued operations of NIS 0.7 million (US $0.2 million) in the three-month period ended September 30, 2008. The discontinued operations include our export segment comprised of Baron, the Danish company and WF (Laish).

Net Income

Net income for the three-month period ended September 30, 2009, amounted to NIS 11.5 million (US $3.1 million), compared to net income of NIS 0.6 million (US $0.2 million) for the three-month period ended September 30, 2008.

Net Income Attributable to the Owners of Our Company

Net income attributable to the owners of our Company for the three-month period ended September 30, 2009, increased by 12,545% to NIS 11.1 million (US $2.9 million), or 16.2% of sales, from NIS 0.1 million (US $0.02 million), or 0.1% of sales, for the three-month period ended September 30, 2008.

Net Income Attributable to Non-Controlling Interests

Net income attributable to non-controlling interests for the three-month period ended September 30, 2009, decreased by 39.2% to NIS 0.3 million (US $0.1 million), from NIS 0.6 million (US $0.1 million), for the three-month period ended September 30, 2008. The decrease was mainly due to our acquisition of Gold Frost minority shares through a tender offer on July 2009.

Liquidity and Capital Resources

For the three-month period ended September 30, 2009, we generated a positive cash flow from operating activities of approximately NIS 4.6 million (US $1.2 million) compared to NIS 7.3 million (US $1.9 million) in the three-month period ended September 30, 2008. The decrease was mainly due to an increase in trade accounts payables of approximately NIS 2.8 million (US $0.7 million) (compared to a increase of NIS 3.8 million (US $1.0 million) in the three-month period ended September 30, 2008), offset by an unrealized gain on marketable securities of approximately NIS 0.4 million (US $0.1 million) (compared to unrealized loss of approximately NIS 1.0 million (US $0.3 million) in the three-month period ended September 30, 2008).

During the three-month period ended September 30, 2009, we generated cash flow of NIS 7.3 million (US $1.9 million) from investing activities (compared to utilized cash flow of NIS 1.5 million (US $0.4 million) from investing activities in the three-month period ended September 30, 2008), mainly due to the realization of marketable securities, net of NIS 7.7 million (US $2.0 million) (compared to purchase of marketable securities, net of NIS 0.6 million (US $0.2 million) in the three-month period ended September 30, 2008).

During the three-month period ended September 30, 2009, we utilized cash flow of NIS 1.5 million (US $0.4 million) from financing activities (compared to generated cash flow of NIS 1.5 million (US $0.4 million) from financing activities in the three-month period ended September 30, 2008) mainly due to proceeds of loans of NIS 4.0 million (US $1.0 million) in the three-month period ended September 30, 2008.

Year Ended December 31, 2008 Compared With Year Ended December 31, 2007

Sales

Sales for the year ended December 31, 2008 increased by approximately NIS 87.5 million (US$23.0 million), or 43.37%, to approximately NIS 289.1 million (US $76.0 million) from NIS 201.6 million (US $53.0 million) for the year ended December 31, 2007. This increase in sales was attributed to (i) consolidation of Shamir Salads that contributed NIS 70.4 million and (ii) internal growth that contributed NIS 17.1 million.

Cost of Sales

Cost of Sales for the year ended December 31, 2008 increased to approximately NIS 228.8 million (US $60.2 million), or 79.16% of sales, from approximately NIS 156.1 million (US $41.0 million), or 77.41% of sales, for the year ended December 31, 2007. The increase in Cost of Sales was mainly due to the strengthening of the U.S. dollar versus the NIS (devaluation of 13% in the second half of 2008) and due to the sharp decrease in the global purchase prices of food products in the fourth quarter of 2008.

Gross Profit

Gross profit for the year ended December 31, 2008 increased to NIS 60.2 million (US $15.8 million), or 20.84% of sales, in the year ended December 31, 2008, as compared to a gross profit of approximately NIS 45.6 million (US $12.0 million), or 22.59% of sales, in the year ended December 31, 2007. The decrease in the gross profit margin was due to the strengthening of the U.S. dollar versus the NIS (devaluation of 13% in the second half of 2008) and due to the sharp decrease in the fourth quarter of 2008 in the global purchase prices of food products, resulting in the sharp decrease in the selling prices of our products as well. Because our commitments to purchase food products were based on higher prices from its vendors, the immediate consequence was a decline in the gross margin in the fourth quarter of 2008.

Sales and Marketing Expenses

Sales and marketing expenses for the year ended December 31, 2008 increased to approximately NIS 31.8 million (US $8.4 million), or 11.00% of sales, from approximately NIS 20.6 million (US $5.4 million), or 10.22% of sales, for the year ended December 31, 2007. This increase in sales and marketing expenses was mainly due to the sales and marketing expenses of our new subsidiary, Shamir Salads.

General and Administrative Expenses

General and administrative expenses for the year ended December 31, 2008 increased to approximately NIS 16.9 million (US $4.4 million), or 5.83% of sales, from approximately NIS 12.3 million (US $3.2 million), or 6.09% of sales, for the year ended December 31, 2007. This increase of general and administrative expenses was due to the general and administrative expenses of our subsidiary, Shamir Salads, whose results were consolidated with our results starting in 2008.

Other Expense (Income)

Other expense for the year ended December 31, 2008 amounted to NIS 1.8 million (US $0.5 million) as compared to other income of NIS 0.5 million (US $0.1 million) for the year ended December 31, 2007. Other expense for the year ended December 31, 2008, was mainly due to a final arbitration award entered against us for damages in the amount of NIS 2.0 million (US $0.5 million) in connection with a dispute with Vitarroz Corp.

Operating Profit

Operating profit for the year ended December 31, 2008 amounted to NIS 9.7 million (US $2.6 million) as compared to NIS 13.1 million (US $3.5 million) for the year ended December 31, 2007.

Financing Income (Costs), Net

Financing costs, net, for the year ended December 31, 2008 was approximately NIS 4.9 million (US $1.3 million) compared with financing income, net, for the year ended December 31, 2007 of approximately NIS 2.4 million (US $0.6 million). The financing costs for the year ended December 31, 2008 mainly included losses from marketable securities of NIS 4.8 million (US $1.3 million) as compared to losses from marketable securities of NIS 0.07 million (US $0.02 million) in the year ended December 31, 2007, and expenses due to rate exchanges of NIS 1.6 million (US $0.4 million) in the year ended December 31, 2008 as compared to expenses due to rate exchanges of NIS 0.5 million (US $0.1 million) in the year ended December 31, 2007. The financing income for the year ended December 31, 2008 mainly included interest income from short-term bank deposits of NIS 1.5 million (US $0.4 million) as compared to NIS 2.3 million (US $0.6 million) in the year ended December 31, 2007.

Pre-Tax Income

Income before taxes for the year ended December 31, 2008 decreased by approximately NIS 10.7 million (US $2.8 million), or by 68.64%, to approximately NIS 4.9 million (US $1.3 million) from NIS 15.6 million (US $4.1 million) for the year ended December 31, 2007.

Taxes on Income

Taxes on income for the year ended December 31, 2008 decreased to approximately NIS 1.1 million (US $0.3 million) from approximately NIS 2.2 million (US $0.6 million) in the year ended December 31, 2007. The decrease in taxes on income in 2008 as compared to 2007 was attributable to the decrease in income before taxes.

Expenses From Discontinued Operations

Expenses from discontinued operations for the year ended December 31, 2008 amounted to NIS 3.5 million (US $0.9 million) compared to expenses from discontinued operations of NIS 8.7 million (US $2.3 million) in the year ended December 31, 2007. The expenses from discontinued operations for the year ended December 31,2008 include our export segment comprised of Baron, the Danish company and WF (Laish) while the expenses from discontinued operations for the year ended December 31, 2007 include Baron and WF (Laish).

Net Income (Loss) Attributable to the Owners of Our Company

Net loss attributable to the owners of our Company for the year ended December 31, 2008, amounted NIS 0.8 million (US $0.2 million) compared to net income attributable to the owners of our company of NIS 2.3 million (US $0.6 million), or 1.2% of sales, for the year ended December 31, 2007.

Net Income Attributable to Non-Controlling Interests

Net income attributable to non-controlling interests for the year ended December 31, 2008, amounted NIS 1.1 million (US $0.3 million), compared to NIS 2.3 million (US $0.6 million), for the year ended December 31, 2007. The decrease was mainly due to the decrease in net income.

Net Income

Net income for the year ended December 31, 2008 decreased by approximately NIS 4.4 million (US $1.1 million), or 94.25%, to approximately NIS 0.3 million (US $0.1 million), or 0.08% of sales, from approximately NIS 4.6 million (US $1.2 million), equal to 2.30% of sales for the year ended December 31, 2007.

Liquidity and Capital Resources

Our operations are funded mainly through equity and cash flows from operating activities. Our bank indebtedness is secured by certain liens on its share capital, goodwill and certain other assets.

For the year ended December 31, 2008, cash and cash equivalents increased from approximately NIS 61.6 million (US $16.2 million) at December 31, 2007 to approximately NIS 78.7 million (US $20.7 million) at December 31, 2008.

During the year ended December 31, 2008, marketable securities decreased to NIS 9.4 million (US $2.5 million) from NIS 31.3 million (US $8.2 million) at December 31, 2007.

For the year ended December 31, 2008, we generated a positive cash flow from continuing operating activities of approximately NIS 15.5 million (US $4.1 million) as compared to positive cash flow from continuing operating activities of approximately NIS 11.2 million (US $3.0 million) in the year ended December 31, 2007, primarily as a result of an increase in trade and other payables, and accrued expenses of approximately NIS 11.0 million (US $2.9 million) and of unrealized loss on marketable securities of approximately NIS 5.2 million (US $1.4 million) which was offset by an increase in trade receivables and other receivables of approximately NIS 4.7 million (US $1.2 million).

For the year ended December 31, 2007, we generated a positive cash flow from continuing operating activities of approximately NIS 11.2 million (US $3.0 million), primarily as a result of an increase in trade and other payables, and accrued expenses of approximately NIS 4.0 million (US $1.1 million) which was offset by an increase in trade receivables and other receivables of approximately NIS 1.4 million (US $0.4 million). Our trade receivables and other receivables increased primarily due to the increase in trade receivables.

During the year ended December 31, 2008, we utilized cash flow of NIS 3.0 million (US $0.8 million) for continuing investing activities, mainly for a purchase of the subsidiaries (Shamir Salads) and purchase of additional shares of Gold Frost in the total amount of NIS 14.9 million (US $3.9 million) and for additions to fixed assets of NIS 3.1 million (US $0.8 million), which was offset by proceeds from realization of marketable securities, net, in the amount of NIS 16.7 million (US $4.4 million).

During the year ended December 31, 2007, we utilized cash flow of NIS 43.9 million (US $11.6 million) for continuing investing activities, mainly for a purchase of subsidiary and purchase of additional shares of Gold Frost in the total amount of NIS 15.6 million (US $4.1 million), for the purchase of marketable securities, net, in the amount of NIS 17.4 million (US $4.6 million), and for additions to fixed assets of NIS 10.9 million (US $2.9 million), consisting mostly of the investments in our new logistics center.

During the year ended December 31, 2008, we generated cash flow from continuing financing activities of NIS 3.6 million (US $1.0 million) mainly due to short term bank borrowings.

Our cash requirements, net, during the years ended December 31, 2008 and 2007 were met primarily through its working capital. As of December 31, 2008, we had working capital of approximately NIS 122.5 million (US $32.2 million) compared with working capital of NIS 142.6 million (US $37.5 million) as of December 31, 2007. We believe that our working capital is sufficient for our present requirements.

Our trade receivables balance as of December 31, 2008 was NIS 79.6 million (US $20.9 million) as compared to a trade receivables balance as of December 31, 2007 in the amount of NIS 63.8 million (US $16.8 million). The average time period within which our accounts receivable were paid was 81 days for 2008, compared with 95 days for 2007.

Tabular Disclosure of Contractual Obligations

The following table of our material contractual obligations as of December 31, 2008 summarizes the aggregate effect that these obligations are expected to have on our cash flows in the periods indicated:

Payments Due by Period
Contractual Obligations	Total	Less than 1 Year	1 – 3 Years	3 – 5 Years	More than 5 Years
(In Thousands)
Open purchase orders	NIS 19,215	NIS 19,215
	(USD 5,054)	(USD 5,054)	—	—	—
Loans from banks(1)	NIS 17,246	NIS 17,246
	(USD 4,536)	(USD 4,536)	—	—	—
Lease agreements(2)	NIS 584	NIS 317	NIS 267
	(USD 153)	(USD 83)	(USD 70)	—	—
Total	NIS 37,045	NIS 36,778	NIS 267
	(USD 9,743)	(USD 9,673)	(USD 70)	—	—

(1)	Does not include interest. The interest rates are as follows:

Overdraft in the amount of NIS 5.837 million (US$1.535 million) bears interest at an annual rate of prime+1% through prime+6.65%. Short term bank loans linked to the Israeli CPI in the amount of NIS 0.456 million (US$0.120 million) bears annual interest of 5.91%.

Short term bank loans in the US dollar in the amount of NIS 3.296 million (US$0.867 million) bears annual interest of Libor+1%.

Short term bank loans in the amount of NIS 7.657 million (US$2.014 million) bears annual interest of prime+1% through 6.95%.

(2)	Does not include interest. The annual interest rates are between 3.75% and 9.81%.

As of December 31, 2008, we had unused credit facilities in the amount of approximately NIS 80 million. Shamir Salads had total used facilities of approximately NIS 14.0 million of which approximately NIS 11.4 million were bank on-call and the remainder were short and long term loans as detailed below:

Loan	Interest Rate	Final Due Date	Liability as of December 31, 2008 in NIS Thousand
CPI linked	5.91	July 2009	456
Not linked	6.95/P+2.4	June 2010 – January 2012	794
In US dollars	2.5	September 2010	757
Car leasing	3.55 – 9.81	July 2009 – October 2009	584
Total			2,591

Because Shamir Salads is not in compliance with one of its bank covenants the bank loans are classified as short-term loans.

OUR BUSINESS

Overview

We are an Israeli-based company engaged, directly and through our subsidiaries, in the development, import, export, manufacturing, marketing and distribution of a wide variety of over food products world-wide. Most of our sales are made in Israel with widespread demand in the Israeli marketplace, as well as products which cater to more select groups.

We purchase food products from over 250 suppliers located in Israel and throughout the world, including from the Far East (China, India, the Philippines and Thailand), Eastern Europe (Hungary, Poland, Latvia and Bulgaria), South America (Argentina, Ecuador and Costa Rica), the United States, Western and Northern Europe (The Netherlands, Belgium, Germany, Sweden, Denmark and France) and Southern Europe (Spain, Portugal, Italy, Turkey, Greece and Cyprus).

Our products are marketed and sold to over 1,500 customers in Israel and around the world (for example — to the United States, England, Belgium, France, Switzerland, Russia etc.), including supermarket chains, wholesalers and institutional consumers. We market most of the products under the brand name “Willi-Food,” our chilled salads under the name “Shamir Salads” and some of our chilled and frozen products under the brand name “Gold Frost.” Certain products are marketed under brand names of the manufacturers or under other brand names. In addition, we distribute some of our products on an exclusive basis, as described further below.

We have acquired controlling interests in several businesses and have formed joint ventures with other businesses during the last three years. Some of these businesses were not successful and, accordingly, we sold them at prices similar to our original acquisition costs. We continue to re-evaluate our strategic position and consider other business opportunities. As part of this re-evaluation, we are also considering forming strategic alliances with or entering into different lines of business. We have no current plans, arrangements or agreements with respect to any mergers, acquisitions, or additional financing.

Business Strategy

Our business strategy is:

•	to promote the “Willi-Food” and “Shamir Salads” brand names and to increase market penetration of products that we currently sell through, among other things, marketing efforts and advertising campaigns;
•	to expand our current food product lines and diversify into additional product lines, as well as to respond to market demand; and
•	to expand our activity in the international food markets, mainly in the U.S. and Europe.

Utilizing management’s expertise in identifying market demand and preferences, as well as its sourcing abilities, we intend:

•	to continue to locate, develop and distribute additional food products, some of which may be new to Israeli consumers;
•	to increase its inventory levels from time to time both to achieve economies of scale on its purchases from suppliers and to more fully meet its customers’ demands;
•	to further expand the international food markets, mainly in the U.S. and Europe, by purchasing additional food distribution companies and/or increasing cooperation with local existing distributors and/or exporting products directly to the customer; and
•	to penetrate new markets within the Middle East through the establishment of business relationships and cooperation with representatives in such markets subject to a positive political climate.

We have developed certain trade relationships locally, as well as in areas administered by the Palestinian Authority, although current sales volumes to the Palestinian administered areas are low.

In addition, we have:

•	promoted the value of the “Willi-Food” brand and introduced additional food products to the Israeli marketplace under the brand name “Willi-Food”;
•	initiated sales in the U.S. and Europe; and
•	entered into arrangements with recognized manufacturers to market their products under their respective brand names, in addition to brand names under which we currently market our products.

Segments

We import, manufacture, market and distribute two kinds of line segments: import segment and manufacturing segment.

Import Segment

We import, market and distribute a broad variety of over 600 food products. Sales of import segment products accounted for approximately 76% of our sales in 2008. These products are sold by us and by Gold Frost.

We aim to broaden the variety of products we import. We expect to launch additional new products into our product lines in the near future while continuing to develop new and innovative food products.

The principal products in the import segment product line are as follows:

Canned Vegetables and Pickles:  including okra, mushrooms (whole and sliced) and terfess, artichoke (hearts and bottoms), beans, asparagus, capers, corn kernels, baby corn, palm hearts, bamboo shoots, vine leaves (including vine leaves stuffed with rice), sour pickles, mixed pickled vegetables, pickled peppers, an assortment of black and green olives, sun dried tomatoes and edamame soybeans. These products are primarily imported from China, Spain, Greece, Thailand, South America, Turkey, France, India, Poland, Morocco and The Netherlands.

Canned Fish:  including tuna (in oil or in water), sardines, anchovies, smoked and pressed cod liver, herring, fish paste and salmon. These products are primarily imported from the Philippines, Thailand, Portugal, Canada, Spain, Greece and Sweden.

Canned Fruit:  including pineapple (sliced or pieces), peaches, apricot, pears, cherries, mangos, litchis and fruit cocktail. These products are primarily imported from the Philippines, Thailand, Greece and Europe.

Edible Oils:  including olive oil, sunflower oil, soybean oil, corn oil and rapeseed oil. These products are primarily imported from Belgium, Argentina, Turkey, Italy and Spain.

Dairy and Dairy Substitute Products:  including hard and semi-hard cheeses (parmesan, edam, kashkaval and emmental), molded cheeses (brie, camembert and danablu) feta, Bulgarian cheese, butter, butter spreads, margarine, melted cheese, cheese alternatives, condensed milk and others. These products are primarily imported from Greece, Denmark, Bulgaria, Italy, The Netherlands and the United States.

Dried Fruit, Nuts and Beans:  including figs, apricots, prunes, papaya, pineapple, sunflower seeds, walnuts, pine nuts, cashew nuts and peanuts. These products are primarily imported from Greece, Turkey, India, China, Thailand and the United States.

Other Products:  including, among others, instant noodle soups, coffee creamers, Lemon juice, halva, Turkish delight, cookies, vinegar, sweet pastry and crackers, sauces, corn flour, pastes, rice, rice sticks, pasta, spaghetti and noodles, breakfast cereals, corn flakes, instant coffee, rusks, coconut milk, and ouzo. These products are primarily imported from the Netherlands, Germany, Romania, Italy, Greece, Belgium, the United States, Scandinavia, China, Thailand, Turkey, India, South America, including Argentina.

Manufacturing Segment

We manufacture, market and distribute a broad line of over 400 Mediterranean style chilled salads. The products are manufactured in our logistics center at the industrial zone in Barkan and are distributed across the country and to several clients abroad. Sales of manufacturing segment products accounted for approximately 24% of our sales in 2008. These products are sold in a variety of sizes and types of receptacles and are intended for use by the individual consumer as well as by the institutional consumer food markets.

We aim to broaden the variety of manufacturing products we distribute.

The principal products in the manufacturing segment product line are Chilled Salads: including hummus, tehina, avocado, eggplant, potato, carrot, tomato, egg, red beet, hot pepper, cabbage, olive, tuna, mushrooms, cherub, coleslaw and ikra salads.

The products (import and manufacturing segment) that generated the largest sales volume for the year ended December 31, 2008 were chilled salads (24% of sales), dairy and dairy substitute products (17% of sales) and canned vegetables (16% of sales).

The products (import and manufacturing segment) that generated the largest sales volume for the year ended December 31, 2007 were dairy and dairy substitute products (17% of sales), canned vegetables (16% of sales), canned fish (10% of sales) and edible oils (9% of sales).

Most of the products that we import and market are approved as Kosher by, and/or under the supervision of, various supervisory institutions including the Chief Rabbinate of Israel, Chug Chatam Sofer, certain Jewish organizations administering Kashrut procedures and certifications (such as the Union of the Orthodox Jewish Congregation of America (referred to as OU), Badatz Igud Harabanim Manchester, OK, Circle K and Triangle K) and rabbis of local Jewish congregations abroad. See “Government Regulation”.

Our products are packaged by various manufacturers and suppliers abroad and labeled with Hebrew, English and, in certain cases, Arabic and Russian labels, in accordance with our instructions and requirements and in accordance with applicable law. See “Government Regulation”.

Export Segment

We recently shut down our export segment after selling our holdings in Baron and selling Gold Frost’s holding in a Danish dairy distributor. See “Our Business — Recent Developments”. The operating data of the export segment is presented as a discontinued operation in our financial statements.

Suppliers

Import Segment

We are not a manufacturer in the import segment and purchases final food products only. We purchase food products from over 250 suppliers, including suppliers located in Israel, the Far East (China, India, the Philippines and Thailand), Eastern Europe (Hungary, Poland, Latvia and Bulgaria), South America (Argentina, Ecuador and Costa Rica), the United States and in Western, Northern and Southern Europe (Sweden, Denmark, Greece, The Netherlands, Italy, Portugal, Spain, Belgium, Germany, France, Turkey and Cyprus).

In addition, we actively maintain contact with approximately 150 suppliers worldwide through which it assesses, on an on-going basis, world market trends, fluctuations in prices, international trends, and other issues relevant to our business. Our management and personnel visit food trade fairs worldwide on a regular basis and endeavor to create new business relationships with potential suppliers.

Certain of the import segment products we import are seasonal agricultural products, such as artichokes, cherries, mushrooms and peaches. In order to assure ourselves a continued supply of these seasonal items, we generally make arrangements with the producers of such products at the beginning of the season for the terms of purchase of such items for the upcoming year.

A substantial portion of our purchases from suppliers in the import segment is made in US Dollars (such as purchases from the Far East, the United States, South America and certain European countries) with the remaining purchases usually made in Euros and other foreign currencies (e.g., Swedish Kronas). Supply is generally made to us against letters of credit for a period of up to 90 days.

Manufacturing Segment

In the case of the manufacturing segment, Shamir Salads manufactures all of the chilled salads. In the manufacturing segment we purchase raw ingredients from over 30 non-exclusive local suppliers to manufacture the chilled salads. Most of those purchases are denominated in NIS.

General

We are not dependent on any given supplier for the supply of a majority of our products. We purchase most of our products from several suppliers. We are dependent on one source of supply — Arla from Denmark — with respect to a large part of our dairy and dairy substitute products — a part of the import segment. A distribution agreement between us and Arla grants us exclusive and non-transferable right to market and distribute cheese and butter products manufactured by Arla and its affiliated companies in Israel. Our exclusivity is subject to our purchase of certain minimum quotas of products. The agreement was signed in March 2005 for a period of 5 years. In July 2007, the agreement was extended for a period of 10 years from March 2005 and is renewable automatically for a further period of five years, unless notice of termination is provided by either party. Arla has the right to terminate the agreement on three months notice in certain circumstances, including in the case of the death or permanent incapacity of Zwi Williger or his ceasing to be involved in our business or if we fail to satisfy its minimum purchase requirements under the agreement.

Although we are not dependent on any one supplier with respect to most of our products, termination of our business relationships with certain suppliers and/or a material adverse change in the terms at which we purchase such products from such suppliers could have a material adverse effect on our financial results. There can be no assurance that alternative sources for such products, if required, will be readily available nor can we assure the terms of purchase of such products from such alternative sources.

We do not generally enter into written agency or other agreements with our suppliers. However, we have written agreements with 16 foreign suppliers from the import segment that confirms our exclusive appointment as the sole agent and/or distributor of such suppliers either with respect to a specific product or with respect to a line of products, within the State of Israel. These exclusivity rights have generally been granted for a period of 12 – 24 months and are automatically extendable unless terminated by either party upon notice, and in certain cases are conditioned upon our compliance with certain minimum purchase requirements. The suppliers from which we received such letters of confirmation accounted for 24% of our purchases in 2008 and in 2007. In a few instances we did not fulfill our commitment to the minimum purchase requirements, but since the commencement of our activities, no supplier has terminated its agreement with us due to our failure to comply with the minimum purchase requirements. Our purchases are not motivated by a desire to meet minimum purchase requirements, and the considerations in purchasing products from these suppliers are identical to those for purchasing from other suppliers.

In the years 2008 and 2007, no supplier accounted for more than 10% of our total purchases.

The average volume of our credit balance with its suppliers amounted in 2008 to NIS 48.6 million (US$12.8 million) consisting of 62 days of suppliers credit on average, and in 2007 to NIS 31.0 million (US$8.2 million) consisting of 58 days of suppliers credit on average.

Customers

Our products (import and manufacturing segments) are marketed and sold to over 1,500 customers throughout Israel and outside of Israel.

Our customers generally fall within one of the following two groups:

•	large retail supermarket chains in the organized market, and
•	private supermarket chains, mini-markets, wholesalers, manufactures, institutional customers and the customers in the Palestinian Authority referred herein as the “private sector.”

The first major group includes the largest Israeli supermarket chains in the organized market in Israel, including: (i) Shufersal Ltd. (including the chains: Shufersal Deal, Shufersal Big, Shufersal Sheli, Shufersal, Yesh and Katif); (ii) Blue Square Israel Ltd. (which also includes MegaCenter, MegaBool and Shefa Shuk); and (iii) Co-Op Israel (which also includes Co-Op Jerusalem, Mister Zol, Pashut Zol and M.M.N). We contract with the supermarket chains in the organized market through the buyers in the head office of the supermarket chain, and then we receive orders from the logistic center or directly from their stores. Merchandise is then delivered directly to each branch or to the supermarket’s chain distribution center.

The second major group includes private supermarket chains, mini-markets, wholesalers, food manufacturers, institutional consumers, such as catering halls, hotels, hospitals and food service companies and food producers, and customers in the Palestinian Authority.

Our sales, by customer group, for the years ended December 31, 2008 and 2007 are as follows:

	Percentage of Total Sales Year Ended December 31
Customer Groups	2008	2007
Supermarket Chains in the organized market	23%	24%
Private Supermarket Chains, mini-markets, wholesalers, manufacturers, institutional consumers and the customers in the Palestinian Authority	77%	76%
	100%	100%

Our largest customer (a supermarket chain in the organized market) accounted for 16% of our sales both in 2008 and 2007.

The loss of this major customer would have a material adverse effect on our financial condition and results of operations. We are seeking to expand our operations in other areas so as to reduce our dependence on any single significant customer.

We agreed to pay the large supermarket retail chains in the organized market incentives calculated as a fixed percentage of the annual sales to such customer. Other incentives include penetration discounts for sales of our new products, limited discounts for opening of new branches that sell our products and payments for participation in our product advertisements. The above mentioned incentives vary among customers and are usually awarded as part of a written annual framework agreement.

These incentives typically range from 5% to 8.5% of our annual sales to such customers and are generally paid at the beginning of each year with respect to the previous year’s sales. These arrangements also generally include specific exclusions, such as direct or joint importing of products that are not considered for purposes of such incentives. Certain of these commitments are not evidenced in written agreements. For the years ended December 31, 2008 and 2007, we paid and/or are obligated to pay approximately NIS 4.7 million (US$1.2 million) and NIS 3.8 million (US$1.0 million), respectively, with respect of such incentives.

Our engagement with private sector customers is not subject to any exclusivity provisions or framework agreement, and they have no specific term. Prior to any engagement with a potential private sector customer, we examine the financial stability of such potential customer and determine the extent of the credit and period for which credit would be granted. Most of the private sector customers are required to deposit securities as collateral (personal and/or bank guarantees as well as post-dated checks). Some of the customers of this sector (mainly private supermarket chains and wholesalers) are also awarded incentives based on the increase in volume of sales to such customers in excess of a certain agreed amount, or incentives calculated as a fixed percentage of the annual sales to such customer. The extent of such incentives varies between 0.5% – 4.5% of the increase in volume of sales to such customers in excess of a certain agreed amount or of the annual sales turnover of each relevant customer (depending on the agreement with each customer).

The average aggregate debit balance of our customers with us amounted in 2008 to NIS 83.3 million (US$21.9 million) and the average time period within which our accounts receivable were paid was 81 days and in 2007 the average aggregate debit balance of our customers with us amounted to NIS 67.6 million (US$17.8 million) and the average time period within which our accounts receivable were paid was 95 days.

In the event that a client does not respect its financial commitments, we may elect to foreclose on the collateral or the promissory note given by customers in the private sector. In 2006 – 2008, no significant use of this means was implemented.

We strive to minimize our credit risks by constantly reviewing the credit we extend to customers versus the security we receive. As a result, we have ceased selling products to certain customers and considerably reduced sales to other customers, and may continue to do so.

Our bad debt expenses for the years ended December 31, 2008 and 2007 amounted to NIS 0.7 million (US$0.2 million) and NIS 0.1 million (US$0.02 million), respectively.

Distribution, Marketing and Sales

We primarily distribute and market our products on our own. We market our products via internal sales agents, though in cases of sales of certain products to clients situated in different areas of Israel, we distribute products through external distributors, with whom we do not have exclusivity agreements. Sales by these distributors are not significant.

We generally have no written agreements with our customers, nor are our arrangements with our customers on an exclusive or binding basis. We generally extend our customers approximately 60 – 90 days credit beginning at the end of the month in which the sale took place. The supermarket chains in the organized market generally effect payment by wire transfers or cash payments on the due date, while other customers are generally required to provide post-dated promissory notes at least one month prior to the date of the expected payment. We generally do not require the supermarket chains in the organized market to provide any kind of security for payments; however, other customers may be required to provide security, including personal guarantees.

Sales are made by the placement of customers’ orders (except for part of the dairy and dairy substitute products), which are directed to our regional office and placed by the sales personnel or directly by the customers. Orders are delivered by our transport network (including, as of the date of this prospectus, 15 refrigeration trucks, eight regular trucks and four combined trucks) and by independent transporters. In certain cases, we transport products directly from port to customers, utilizing the services of independent transporters. In some instances, we transfer the merchandise to the logistic centers of the supermarket chains, and the supermarket chains themselves are responsible for the distribution of the merchandise to their chain stores for a commission charged to us.

The sale of part of the dairy and dairy substitute products is performed by “van sale” sales agents using small terminals. The sales agents supply these products immediately from the stock of products in the refrigeration trucks in which they travel.

Some of the marketing and distribution to institutional clients in the private sector (such as hotels, police, prisons, and the Ministry of Defense and “Kibbutz” collective settlements) is done by winning tenders or direct distribution or by wholesalers.

In the import segment, we generally hold an inventory of products which we believe to be sufficient to meet market requirements for a period of up to 45 days. Occasionally, we may take advantage of low priced merchandise and purchase larger amounts than usual of a product with long shelf life. In those cases, the inventory quantities may be even higher than 70 days. Products ordered by customers in full container loads are generally forwarded directly to the customers’ facilities without being stored in our facilities. In the manufacturing segment, we generally hold an inventory of products which we believe to be sufficient to meet market requirements for a period of up to 20 days. We do not regularly maintain significant backlog of orders from customers; orders received by customers are generally filled within one week.

Our inventory as of December 31, 2008 amounted to NIS 34.4 million (US$9.1 million) compared with NIS 31.0 million (US$8.2 million) as of December 31, 2007.

We also participate in various sales campaigns within the supermarket chains that are intended to stimulate sales volume. Among such campaigns are food festivals initiated by the supermarket chains and certain importers, including us, in which the import and marketing of products from a specific country or region are celebrated and promoted. Such festivals typically involve increased display space as well as enhanced promotional activities, both with respect to the festival itself and the products. Such activities are sponsored by the supermarkets in collaboration with the importers participating in the festival. Within the framework of these festivals, we imports a wide variety of products which include pastries, vegetables, jams, cheese, fish, and dairy products, as well as certain articles typical to the culture and/or cuisine of each specific festival.

We maintain close contact with our consumer markets in an effort to be attentive to market needs, market trends, demand for certain products and their value to the market. We also regularly gather information on new products manufactured worldwide, including by attending food exhibitions and maintaining close relations with manufacturers and suppliers worldwide.

We are responsible for the products we market in Israel under the Israeli Law of Defective Products of 1980, and we have also purchased an insurance policy for product liability.

Seasonality

Each year as the Passover and Rosh Hashana festivals approach, we usually increase our inventories in order to provide a fast response to the market’s demand. Usually there is an increase in our sales prior to the Rosh Hashanah holiday (celebrated in September – October) and the Pesach (Passover) holiday (celebrated in March – April). Despite the impact of the holiday season on our activities, our quarterly sales are not materially affected as a result of these holiday seasons.

Competition

The food distribution business in Israel is highly competitive with respect to imported, as well as locally manufactured, food products. We believe that it presently faces direct competition from both local manufacturers, as well as from a number of importers of food products. The food market in Israel is very price sensitive.

For each of the categories of products we distribute, there exists competition by dozens of local manufacturers as well as from other importers. The barriers to entry in the food market are low, and new potential competitors are constantly joining the market. We believe that we may also face competition from potential new-comers to the food business, as well as from existing importers and/or manufacturers currently not involved in the same lines of products as us.

For example, certain of the products imported by us such as canned fish, corn, edible oils, certain pickles, olives, pasta, cereal, sweet pastry and crackers and certain dairy products are also produced by local manufacturers in Israel. Local producers are not subject to the financial risks of importing food products or to governmental policies regarding taxation of imported food products to which we are subject.

To our knowledge, several of our competitors (Shemen, Tet-Bet and Solbar with respect to edible oils, Fodor (Starkist and Yona), Posidon and Williger of the Neto Group, Filtuna and Shastowits with respect to fish products, Pri HaGalil-Vita, Yachin-Zan laKol, Williger of the Neto Group, Alaska and Johnson with respect to canned vegetable and canned fruits products, Osem, Barila, Pri HaGalil-Vita, Williger of the Neto Group and Tomer with respect to pasta products, Tnuva, Tara, Strauss, Siman, Machlvot Gad and Meshek Zuriel with respect to dairy and dairy substitute products, Strauss, Osem, Miki’s salads and Yad-Hamelech salads with respect to chilled salads, for example) are substantially more established, have greater market recognition and have greater financial, marketing, human and other resources than those of our company. If any of our major competitors materially reduces prices, we would experience significantly more competitive pressure and a decrease in profitability. We cannot predict whether it could successfully compete with these pressures and, if it were unable to do so, our business would be adversely impacted.

Our management does not have precise information regarding the extent of the import of food products to Israel. However, management believes that it is currently one of the leading companies in Israel in our line of products.

We endeavor to compete by reacting to the availability of products, their prices, offers for performing transactions and business opportunities, while diversifying sources of supply as well as following the selling prices of competing products and setting our product prices according to changing market conditions.

Intellectual Property Rights

We market certain products under the trademark “Willi-Food,” which was approved for registration in Israel in May 1997 for certain uses relating to the food industry. In 2001, the trademark’s validity was extended for an additional fourteen years (until 2015). We market certain products under the trademark “Gold-Frost,” which was registered in Israel in February 2002. We also market certain products under the trademark “Shamir Salads,” which was registered in Israel in January 1995.

We also market cheeses and cheese substitute for pizza under the trademark “Pizza Top” which was registered in Israel in September 2002. On February 16, 2006, we entered into an agreement with Gold Frost under which we assigned to Gold Frost all our rights, title and interest in and to the trademark “Pizza Top”.

We also market certain products under the trademark “Gold Food”, which was registered in Israel in November 2002 for different uses in the food industry.

We also market cheeses and cheese substitute under the trademark “Bloose,” which was registered in Israel in October 2007, market breakfast cereals under the trademark “Bubles,” which was registered in Israel in December 2006, market snacks under the trademark “Krisponim,” which was registered in Israel in January 2007, and market edamame soybeans under the trademark “Manchow,” which was registered in Israel in June 2007.

We also market pasta and sauces under the trademark “Donna Rozza,” which was registered in Israel in August 2005 for different uses in the food industry. Other products marketed by us under their original brand name are “Completa”, “Raskas”, “Puck”, “Nobeleza Gaucha”, “Hazer Baba”, “Sera”, “Daawat”, “Zanetti”, “Ferro”, “Hahne”, “Brillo”, “Arla” and “Lurpak”. We import several products for the Supersol chain under the brand name “Supersol”.

There can be no assurances as to the degree of protection registration of our trademarks will afford. In 2008 and 2007, we applied for two new trademarks and in relation to one of them we received some objections. There is no certainty that these trademarks will be registered as we requested.

We also own four trademarks which are not currently used. Our investment in registering these trademarks was insignificant.

Legal Proceedings

Class Action Litigation

On April 16, 2009 we were served with a purported class action lawsuit alleging that we misled our customers by illegally marking a product that we import and sell as “sugar free”, according to the Israeli Consumer Protection Law, 1981.

The group which the lawsuit desires to represent are any Israeli resident who bought this product due to such person’s preference for a sugar free or a reduced sugar product (the “Group”). According to the plaintiff, the Group consists of 2,000 customers. The plaintiff appraises our own damages at NIS 2,000 (approximately US$510) and the damages of the entire Group to be NIS 4 million (approximately US$1 million).

On October 12, 2009 a preliminary hearing was held. In the beginning of the hearing, the judge mentioned to the plaintiff’s attorney that the lawsuit does not meet a procedure of a purported class action and asked both parties to reach for a settlement within 30 days. We received an offer from the plaintiff attorney to settle the lawsuit for NIS 30,000 (approximately US$8,000). We are currently examining the offer with our legal counsel.

Shamir Agreement

On May 14, 2009 we received a notice from the minority shareholders of Shamir Salads (the “Sellers”), with whom we had entered into a January 2, 2008 agreement to purchase approximately 51% of the shares of Shamir Salads (the “Shamir Agreement”), cancelling the Shamir Agreement due to an alleged violation of the

Agreement by us. In addition, on May 18, 2009, the Sellers notified us that the board of directors and the shareholders of Shamir Salads had convened without our board and shareholder representatives and resolved to cancel the Shamir Agreement, change Shamir Salads’ board composition and signatory rights, and replace the articles of association of Shamir Salads depriving us of our board representation and signatory rights in Shamir Salads.

Our position is that the Sellers’ actions referred to above are illegal, violate the Shamir Agreement and Shamir Salads’ articles of association, and did not constitute a proper corporate action of Shamir Salads. We believe that the actions taken by the Sellers are in response to the claim by us that the Sellers return a portion of the advance payment made by us to the Sellers in connection with the acquisition of shares in Shamir Salads. We have claimed that the Sellers made false representations to us as to the 2007 financial results of Shamir Salads, inflating the amount of the advance payment made by us, and the Sellers have not responded to this claim.

We submitted an urgent application to the district court in Tel Aviv requesting, among other things, a declaratory judgement that the Shamir Agreement is in full force and effect and various injunctions against the Sellers.

On May 27, 2009, the district court in Tel Aviv issued a temporary injunction against the Sellers. Pursuant to the injunction issued by the court, the Sellers are prohibited from taking any action not in accordance with the signatory rights in Shamir Salads in effect prior to May 18, 2009, performing any disposition of the shares of Shamir Salads held by the Company, taking any action not in accordance with the articles of association of Shamir Salads as in effect prior to May 18, 2009, and/or interfering with the functions of Shamir Salads’ board of directors as composed prior to May 18, 2009. In addition, pursuant to the injunction, the Sellers are prohibited from interfering with the functions of the co-CEO of Shamir Salads nominated by us and/or from preventing the deputy CFO of Shamir Salads from participating in the discussions to approve the financial statements of Shamir Salads.

On June 17, 2009, the Sellers petitioned the district court in Tel Aviv for temporary relief against us and others, a declaratory judgment and other relief in connection with an alleged fundamental breach by us of the Shamir Agreement and for the return of the shares in Shamir Salads and the consideration paid therefore.

On June 22, 2009, in a hearing which took place before the Hon. Vice-President of the District Court, Judge Y. Zaft, it was agreed to (i) suspend the proceedings between the parties, (ii) to appoint the arbitrator in all aspects of the dispute which is the subject of these proceedings, (iii) to hear any claim that either of the parties has against the other, in anything concerning and emanating from the contractual relations between them, as well as their status in our company, and to decide any dispute concerning the conduct of the parties as our shareholders, including temporary relief, and (iv) that the application for temporary relief that was filed by the Sellers be struck out. The temporary injunction against the Sellers will remain in effect until the arbitration procedures will end.

In the framework of these proceedings we submitted a claim for declaratory reliefs in the matter so that the Seller’s notice of cancellation of the agreement was given unlawfully and is void, as well as for an advance that was paid in excess and of additional damages that were caused us in a sum of approximately NIS 3.9 million.

In the framework of the arbitration being conducted between the parties, on August 4, 2009, the Sellers submitted a counterclaim against us and others for declaratory orders determined in proceedings that were submitted to the court, as well as for payment to Sellers of a sum of NIS 6.97 million for non-payment of the consideration in the agreement and tarnishing the Sellers’ reputation and good name, and a sum of NIS 3.5 million to the Shamir Salads for damages that we allegedly caused it and our reputation, as well as a petition to split relief. Claims for additional relief against additional defendants (but not including our company) were also included in the framework of the claim.

On September, 22, 2009, filing of the complaints and primary evidence declarations on behalf of the parties was completed.

On October 20, 2009, a preliminary meeting was held in the chambers of the Hon. arbitrator, during which the manner of hearing the witnesses and evidence in the claim was arranged. The evidentiary stage of the arbitration proceedings commenced on November 3, 2009.

On November 15, 2009, the Sellers allegedly filed a complaint with the Israeli police against the Williger Brothers as well as against other members of our management team and against the legal counsel representing us. The complaint was not filed against the Company. In their alleged complaint the Sellers accused the Williger Brothers of an alleged fabrication and forgery of corporate documents, alleged abstraction of justice and alleged harassment of witness. It should be noted that this information was brought to the Company’s knowledge through an article published on the Internet. Furthermore, until now, the Israeli police have not approached the Williger brothers or the Company in connection with this matter. To the Company’s best judgment, according to all the information and documents presented to us, these alleged claims are similar to the claims raised by the Sellers in the arbitration and that there is no substantiated legal basis for such allegations. The Company estimates that this alleged complaint is another desperate attempt by the Sellers to improve their condition in the arbitration. On January 18, 2010, the Israeli police wrote that after its investigation of the claim by the Sellers, it would not proceed with any criminal charges against the Company, Zwi Williger, Joseph Williger, Gil Hochboim and others.

Employees

Since December 31, 2008, we, including our subsidiaries, employed a total of 246 persons (most of them are located in Israel), 21 of whom were in management, 32 of whom were in accounting and importing positions, 45 of whom were involved in our sales and marketing departments, and 148 of whom were employed in logistics networks (manufacturing, warehousing and transportation). This compares with 135 employees as of December 31, 2007, 18 of whom were in management, 22 of whom were in accounting and importing positions, 37 of whom were involved in our sales and marketing departments, and 58 of whom were employed in logistics networks (warehousing and transportation).

Since December 31, 2008, 79 additional employees (stewards and sales people) were engaged on an hourly basis, as compared to 24 as of December 31, 2007. Other employees were supplied by temporary manpower companies.

The increase in the number of employees in all of the departments is mainly due to the expansion of the Group with the addition of two new subsidiaries, Shamir and Kirkeby.

Most of our employees are party to written employment contracts. We currently have management services agreements with companies controlled by Messrs. Joseph and Zwi Williger, pursuant to which Messrs. Joseph and Zwi Williger provide management services on behalf of such companies to us.

We believe that our working relations with our employees are satisfactory. Israeli labor laws are applicable to most of our employees, as are certain provisions of the collective bargaining agreements between the Histadrut (General Federation of Labor in Israel) (the “Histadrut”) and the Coordination Bureau of Economic Organizations (including the Manufacturers’ Association of Israel) (the “MAI”), by order of the Israeli Ministry of Labor. These provisions, along with the Israeli labor laws, principally concern the length of the work day, minimum daily wages for professional employees, paid annual sick leave, prohibition of discrimination, insurance for work-related accidents, social security, procedures for termination of employment by dismissal, entitlement to and calculation of severance pay and other terms of employment.

In addition, Israeli employers, including us, are required to provide certain escalations in wages in relation to the increase in the Israeli CPI. The specific formula for such escalation varies according to agreements between the Government of Israel, the MAI and the Histadrut.

A general practice in Israel, which is followed by us, is the maintenance of a pension plan to the benefit of our employees (the “Pension Plan”). Each month, both we and our employees allocate sums to the Pension Plan. Types of Pension Plans may vary, while a commonly used Pension Plan is known as “Manager’s Insurance”. Pension Plans provide a combination of savings plan, insurance and severance pay benefits to participating employees. Some of the sums allocated monthly by us to the employees’ Pension Plans are on account of Severance Pay to which the employees may be entitled, upon termination of employment. Each month the employee contributes an amount which equals 5% to 7.5% of his or her insured salary, and we contribute an additional sum of 13.3% to 15.83% of his or her insured salary. In addition, Israeli law generally requires payment of severance pay upon the retirement or death of an employee or termination of employment without due cause. Furthermore, Israeli employees and employers are required to pay predetermined sums to the National Insurance Institute (which is similar, to some extent, to the United States Social Security Administration). The payments thereto amount to 7.35% to 17.43% of wages; the employee’s share being 3.5% to 12% (depending on the marginal level of wages) and the employer’s share being 3.85% to 5.43%.

Recent Developments

Gold Frost

In June 2009, Gold Frost Ltd. (“Gold Frost”), our wholly-owned subsidiary, executed an agreement to sell Gold Frost’s 51% interest in a Danish dairy distributor (“Distributor”) to the Distributor and/or to the Distributor’s other shareholder (“Other Shareholder”) for $400,000. Gold Frost acquired this 51% interest from the Other Shareholder in February 2008 for the same amount. According to the terms of the agreement, an amount equal to the balance of outstanding invoices owed by Gold Frost to the Distributor will be deducted as a down payment, and the rest will be paid by deduction in the purchase price by a pre-determined amount for each shipment of goods that Gold Frost will purchase from the Distributor or from the Other Shareholder, and the balance of the consideration, if any, will be paid in April 2011.

Gold Frost was granted the exclusive right to distribute all of the products of the Distributor and the Other Shareholder in Israel until April 2012, as long as Gold Frost purchases a minimum quantity of products from the Distributor or from the Other Shareholder at fair market prices and that meet specified quality standards.

Following a tender offer for shares and/or depositary interests of Gold Frost, that we commenced on February 5, 2009 and which had expired, we commenced a second tender offer on June 22, 2009 to purchase from the holders of shares and/or depositary interests of Gold Frost all of the issued and outstanding share capital of Gold Frost not already held by us for a price of 7 pence per share or per depositary interest in cash On July 27, 2009 we announced that we had successfully completed the tender offer. In accordance with Israeli law, we purchased all of the issued and outstanding Gold Frost shares and depositary interests that had not been owned by us at the time of the tender offer (including those not tendered in the tender offer) at the tender offer price and paid an aggregate amount of approximately £370,430 for all such shares and depositary interests.

Sale of Baron

On September 2, 2009 we signed an agreement (“Agreement”) to sell all of our holdings in Y.L.W. Baron International Trading Ltd. (“Baron”), kosher food exporters located in Israel, and to assign all of our rights and obligations under the founders’ agreement from February 2007 to a private company owned by the Baron Family, who hold, as of the date of the Agreement the remaining shares in Baron.

In exchange for the sale of shares and the assignment of rights and obligations, the Baron Family agreed to pay US$937,500, which was paid to us on the date of execution of the Agreement.

With the consummation of the sale of Baron, our export segment was effectively discontinued. We re-cast our financial statements to display the export segment as discontinued operations.

REGULATION

The import, export, storage, distribution, manufacturing, marketing and labeling of food products is subject to extensive regulation and licensing by various Israeli government and municipal agencies, principally the Ministry of Health, the Ministry of Finance and the Ministry of Trade and Industry. We are required to maintain our distribution processes, as well as the products imported and manufactured by us, in conformity with all applicable laws and regulations. Failure to comply with these applicable laws and regulations could subject us to civil sanctions, including fines, injunctions, recalls or seizures, as well as potential criminal sanctions, any of which could have a material adverse effect on us. We believe that we comply in all material respects with the above-mentioned requirements. To the extent that we have imported, or will import, food products outside of Israel, we may be subject to quotas and other import laws and regulations which may limit our ability to sell certain of our food products into these countries.

In 1978, the Israeli government issued the free import decree, which exempts the import of most food products from the requirement to acquire a license. However, preliminary permits from the Ministry of Health or the Ministry of Agriculture are still required. These preliminary permits are granted based on laboratory analysis reports and other data.

Customs duties and charges are levied on a portion of our products. Israeli government policy in favor of exposing the local market to certain imported products has directly impacted our operations since September 1991, when certain customs duties levied by category, formerly levied on products, including those imported by us, were canceled.

We are required to obtain import licenses for the import of certain food products from the Ministry of Trade and Industry of the State of Israel. We have obtained the necessary import licenses for the products imported by it as required by the import authorities. We have also obtained the necessary authorization required by the Ministry of Health (Food Authority) for the import of all of our food products to Israel. Our products are packaged by various manufacturers and suppliers abroad and labeled in Hebrew, English and, in certain cases, Arabic and Russian, according to our instructions and the requirements of the Israeli authorities. Since the beginning of our activities, we have been found to have mislabeled packages four times, as a result of which we were required to pay an immaterial amount of fines.

Most of the products which we import and market in the import segment are approved as Kosher by and/or under the supervision of various supervisory institutions including, the Chief Rabbinate of Israel, Chug Chatam Sofer, certain Jewish organizations administering Kashrut procedures and certifications (such as the Union of the Orthodox Jewish Congregation of America (OU), Badatz Igud Harabanim Manchester, OK, Circle K, Triangle K, etc.) and rabbis of local Jewish congregations abroad. Such procedures include, in certain cases, personal supervision by a Kashrut supervisor sent by such institutions to the manufacturing facilities from which we purchase products, who is present at the plant during the processing of the product. Under Israeli law, we are required to ascertain that the kosher foodstuffs which it offers for sale bear kosher certification approved by certain authorities, such as the Chief Rabbinate of Israel, and also bear the name of the individual authorized to certify such product. Not all products marketed by we have been so certified, although they do bear certain kosher certification from other certification bodies. The expenses for obtaining the Kashrut approval are relatively low.

Most of the products which we manufacture in the manufacturing segment are approved as Kosher by and/or under the supervision of Badaz Ha’eda Hacharedit (except for “Kosher to Passover” products) and the Chief Rabbinate of Israel.

MANAGEMENT

This information is incorporated by reference to other documents previously filed with the Commission. Please see “Incorporation of Certain Documents by Reference” on page 49.

PRINCIPAL SHAREHOLDERS

This information is incorporated by reference to other documents previously filed with the Commission. Please see “Incorporation of Certain Documents by Reference” on page 49.

RELATED PARTY TRANSACTIONS

This information is incorporated by reference to other documents previously filed with the Commission. Please see “Incorporation of Certain Documents by Reference” on page 49.

DESCRIPTION OF SECURITIES

This information is incorporated by reference to other documents previously filed with the Commission. Please see “Incorporation of Certain Documents by Reference” on page 49.

SHARES ELIGIBLE FOR FUTURE SALE

This information is incorporated by reference to other documents previously filed with the Commission. Please see “Incorporation of Certain Documents by Reference” on page 49.

UNDERWRITING

We, Rodman & Renshaw, LLC, and Chardan Capital Markets, LLC have entered into an underwriting agreement, dated as of March 12, 2010, with respect to the ordinary shares being offered. Subject to the terms of the underwriting agreement, Rodman and Chardan have agreed to purchase the number of ordinary shares indicated in the following table.

Underwriter	Number of Ordinary Shares
Rodman & Renshaw, LLC	1,983,472
Chardan Capital Markets, LLC	1,322,314
Total	3,305,786

The underwriters are committed to purchase all of the ordinary shares being offered, if any are purchased, other than the ordinary shares covered by the option described below unless and until this option is exercised.

The underwriters have an option to buy up to 330,579 additional ordinary shares from us at the offering price of US$6.05. They may exercise that option for 45 days solely to cover over-allotments. If any ordinary shares are purchased pursuant to this option, the underwriters will severally purchase ordinary shares in approximately the same proportion as set forth in the table above.

The following table shows the per ordinary share and total underwriting discounts and commissions to be paid to the underwriters by us.

Paid by Us	US$6.05
Per ordinary share	US$0.3025
Total	US$5.7475

Total underwriting discounts and commissions to be paid to the underwriters represent 5% of the total amount of the offering.

Ordinary shares sold by the underwriters to the public will initially be offered at the public offering price set forth on the cover of this prospectus. Any ordinary shares sold by the underwriters to securities dealers may be sold at a discount of up to US $0.3025 per ordinary share from the public offering price. If all the ordinary shares are not sold at the public offering price, the representative may change the offering price and the other selling terms. Any such securities dealers may resell any shares purchased from the underwriters to certain other brokers or dealers at a discount up to US $0.1513 per share from the public offering price.

We have agreed to pay all fees and expenses we incur in connection with this offering. All costs and expenses incurred by the underwriters in connection with the marketing of this offering will be borne by the underwriters, without any expense reimbursement.

The underwriters are expected to make offers and sales both inside and outside the United States through its selling agents. Any offers and sales in the United States will be conducted by broker-dealers registered with the SEC.

The underwriters have entered into an agreement in which they agree to restrictions on where and to whom they and any dealer purchasing from them may offer ordinary shares, as a part of the distribution of the ordinary shares. The underwriters also have agreed that they may sell ordinary shares among themselves.

We have agreed with the underwriters that we will not, without the prior consent of the representative of the underwriters, for a period of 180 days following the date of this prospectus, offer, sell, contract to sell, pledge, grant any option to purchase, purchase any option or contract to sell, right or warrant to purchase, make any short sale, file a registration statement with respect to any of our ordinary shares or any securities that are convertible into or exercisable or exchangeable for our ordinary shares, or otherwise transfer or dispose of (including entering into any swap or other agreement that transfers to any other entity, in whole or in part, any of the economic consequences of ownership interest): (1) our ordinary shares and depositary shares representing our ordinary shares; (2) shares of our subsidiaries or controlled affiliates and depositary shares representing those shares; and (3) securities that are substantially similar to such shares or depositary shares. We have also agreed to cause our subsidiaries and controlled affiliates to abide by the restrictions of the lock-up agreement. The restrictions of our lock-up agreement do not apply to: (1) the issuance of securities pursuant to our employee share incentive plan outstanding on the date of this prospectus of which the underwriters have been advised in writing and which is described in this prospectus, and (2) a transfer by us to our affiliate, provided that such transfer is not a disposition for value and that such affiliate agrees to be bound in writing by the restrictions set forth in the lock-up agreement to which we are subject.

The 180-day restricted period described in the preceding paragraph will be automatically extended if: (1) during the last 17 days of the 180-day restricted period, we issue an earnings release or announce material news or a material event; or (2) prior to the expiration of the 180-day restricted period, we announce that we will release earnings results during the 16-day period beginning on the last day of the 180-day period, in which case the restrictions described in the preceding paragraph will continue to apply until the expiration of the 18-day period beginning on the date of the earnings release or the announcement of the material news or material event.

The public offering price of the ordinary shares has been determined by agreement between us and the representative. Among the factors considered in determining the public offering price of the ordinary shares, in addition to prevailing market conditions, were our historical performance, estimates of our business potential and earnings prospects, an assessment of our management and the consideration of the above factors in relation to market valuation of companies in related businesses.

Our ordinary shares are quoted on the Nasdaq Capital Markets under the symbol “WILC”.

In connection with the offering, the underwriters may purchase and sell our ordinary shares in the open market. These transactions may include short sales, stabilizing transactions and purchases to cover positions created by short sales. Short sales involve the sale by the underwriters of a greater number of ordinary shares than they are required to purchase in the offering. “Covered” short sales are sales made in an amount not greater than the underwriters’ option to purchase additional ordinary shares from us in this offering. The underwriters may close out any covered short position by either exercising their option to purchase additional ordinary shares or purchasing ordinary shares in the open market. In determining the source of ordinary shares to close out the covered short position, the underwriters will consider, among other things, the price of ordinary shares available for purchase in the open market as compared to the price at which they may purchase additional ordinary shares pursuant to the option granted them. “Naked” short sales are any sales in excess of such option. The underwriters must close out any naked short position by purchasing ordinary shares in the open market. A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of our ordinary shares in the open market after pricing that could adversely affect investors who purchase in the offering. Stabilizing transactions consist of various bids for, or purchases of, ordinary shares made by the underwriter in the open market prior to the completion of the offering.

The underwriters may also impose a penalty bid. This occurs when a particular underwriter repays to the underwriters a portion of the underwriting discount received by it because the representative has repurchased ordinary shares sold by, or for the account of, such underwriter in stabilizing or short covering transactions.

Purchases to cover a short position and stabilizing transactions, as well as other purchases by the underwriters for its own accounts, may have the effect of preventing or retarding a decline in the market price of the ordinary shares, and together with the imposition of the penalty bid, may stabilize, maintain or otherwise affect the market price of the ordinary shares. As a result, the price of the ordinary shares may be higher than the price that otherwise might exist in the open market. If these activities are commenced, they may be discontinued at any time. These transactions may be effected on the Nasdaq Capital Markets.

No offer of ordinary shares has been made or will be made to the public in the United Kingdom within the meaning of Section 102B of the Financial Services and Markets Act 2000, as amended, or FSMA, except to legal entities which are authorized or regulated to operate in the financial markets or, if not so authorized or regulated, whose corporate purpose is solely to invest in securities or otherwise in circumstances which do not require the publication by us of a prospectus pursuant to the Prospectus Rules of the Financial Services

Authority, or FSA. Each underwriter: (i) has only communicated or caused to be communicated and will only communicate or cause to be communicated an invitation or inducement to engage in investment activity (within the meaning of Section 21 of FSMA) to persons who have professional experience in matters relating to investments falling within Article 19(5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005 or in circumstances in which Section 21 of FSMA does not apply to us; and (ii) has complied with, and will comply with all applicable provisions of FSMA with respect to anything done by it in relation to the ordinary shares in, from or otherwise involving the United Kingdom.

In relation to each member state of the European Economic Area which has implemented the Prospectus Directive, which we refer to as a Relevant Member State, with effect from and including the date on which the Prospectus Directive is implemented in that Relevant Member State, which we refer to as the Relevant Implementation Date, no offer of ordinary shares has been made and or will be made to the public in that Relevant Member State prior to the publication of a prospectus in relation to the ordinary shares which has been approved by the competent authority in that Relevant Member State or, where appropriate, approved in another Relevant Member State and notified to the competent authority in that Relevant Member State, all in accordance with the Prospectus Directive, except that, with effect from and including the Relevant Implementation Date, an offer of ordinary shares may be made to the public in that Relevant Member State at any time: (a) to legal entities which are authorized or regulated to operate in the financial markets or, if not so authorized or regulated, whose corporate purpose is solely to invest in securities; (b) to any legal entity which has two or more of (i) an average of at least 250 employees during the last financial year; (ii) a total balance sheet of more than |Ax43,000,000 and (iii) an annual net turnover of more than |Ax50,000,000, as shown in its last annual or consolidated accounts; or (c) in any other circumstances which do not require the publication by us of a prospectus pursuant to Article 3 of the Prospectus Directive. For the purposes of this provision, the expression an “offer of ordinary shares to the public” in relation to any ordinary shares in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and the ordinary shares to be offered so as to enable an investor to decide to purchase or subscribe the ordinary shares, as the same may be varied in that Relevant Member State by any measure implementing the Prospectus Directive in that Relevant Member State and the expression Prospectus Directive means Directive 2003/71/ EC and includes any relevant implementing measure in each Relevant Member State.

Any offer or solicitation of ordinary shares within Germany must be in full compliance with the German Securities Prospectus Act (Wertpapierprospektgesetz — WpPG). The offer and solicitation of securities to the public in Germany requires the approval of the prospectus by the German Federal Financial Services Supervisory Authority (Bundesanstalt für Finanzdienstleistungsaufsicht — BaFin). This prospectus has not been and will not be submitted for approval to the BaFin. This prospectus does not constitute a public offer under the German Securities Prospectus Act (Wertpapierprospektgesetz). This prospectus and any other document relating to the ordinary shares, as well as any information contained therein, must therefore not be supplied to the public in Germany or used in connection with any offer for subscription of the ordinary shares to the public in Germany, any public marketing of the ordinary shares or any public solicitation for offers to subscribe for or otherwise acquire the ordinary shares. The prospectus and other offering materials relating to the offer of the ordinary shares are strictly confidential and may not be distributed to any person or entity other than the designated recipients hereof.

This prospectus has not been approved by the Hellenic Capital Markets Commission or another EU equivalent authority and consequently is not addressed to or intended for use, in any way whatsoever, by Greek residents. The ordinary shares have not been offered or sold and will not be offered, sold or delivered directly or indirectly in Greece, except to (i) “qualified investors” (as defined in article 2(f) of Greek Law 3401/2005) and/or to (ii) less than 100 individuals or legal entities, who are not qualified investors (article 3, paragraph 2(b) of Greek Law 3401/2005), or otherwise in circumstances which will not result in the offer of the new common stock being subject to the Greek Prospectus requirements of preparing a filing a prospectus (under articles 3 and 4 of Greek Law 3401/2005).

This offering of the ordinary shares has not been cleared by Consob, the Italian Stock Exchanges regulatory agency of public companies, pursuant to Italian securities legislation and, accordingly, no ordinary shares may be offered, sold or delivered, nor may copies of this prospectus or of any other document relating to the ordinary shares be distributed in Italy, except (1) to professional investors (operatori qualificati); or (2) in circumstances which are exempted from the rules on solicitation of investments pursuant to Decree No. 58 and Article 33, first paragraph, of Consob Regulation No. 11971 of May 14, 1999, as amended. Any offer, sale or delivery of the common stock or distribution of copies of this prospectus or any other document relating to the common stock in Italy under (1) or (2) above must be (i) made by an investment firm, bank or financial intermediary permitted to conduct such activities in Italy in accordance with the Decree No. 58 and Legislative Decree No. 385 of September 1, 1993, or the Banking Act; and (ii) in compliance with Article 129 of the Banking Act and the implementing guidelines of the Bank of Italy, as amended from time to time, pursuant to which the issue or the offer of securities in Italy may need to be preceded and followed by an appropriate notice to be filed with the Bank of Italy depending, inter alia, on the aggregate value of the securities issued or offered in Italy and their characteristics; and (iii) in compliance with any other applicable laws and regulations.

The underwriter has agreed that (i) it will not be providing from or within Cyprus any “Investment Services”, “Investment Activities” and “Non-Core Services” (as such terms are defined in the Investment Firms Law 144(I) of 2007, (the “IFL”) in relation to the ordinary shares, or will be otherwise providing Investment Services, Investment Activities and Non-Core Services to residents or persons domiciled in Cyprus. Each underwriter has agreed that it will not be concluding in Cyprus any transaction relating to such Investment Services, Investment Activities and Non-Core Services in contravention of the IFL and/or applicable regulations adopted pursuant thereto or in relation thereto; and (ii) it has not and will not offer any of the ordinary shares other than in compliance with the provisions of the Public Offer and Prospectus Law, Law 114(I)/2005.

This document does not constitute a prospectus within the meaning of Art. 652a of the Swiss Code of Obligations. The ordinary shares may not be sold directly or indirectly in or into Switzerland except in a manner which will not result in a public offering within the meaning of the Swiss Code of Obligations. Neither this document nor any other offering materials relating to the ordinary shares may be distributed, published or otherwise made available in Switzerland except in a manner which will not constitute a public offer of the ordinary shares of in Switzerland.

This prospectus has not been approved or disapproved by, or registered with, the Oslo Stock Exchange, the Norwegian Financial Supervisory Authority (Kredittilsynet) nor the Norwegian Registry of Business Enterprises, and the ordinary shares are marketed and sold in Norway on a private placement basis and under other applicable exceptions from the offering prospectus requirements as provided for pursuant to the Norwegian Securities Trading Act.

We hereby represent and warrant that we have not offered for sale or sold, and will not offer or sell, directly or indirectly the ordinary shares to the public in the Republic of Botswana, and confirms that the offering will not be subject to any registration requirements as a prospectus pursuant to the requirements and/or provisions of the Companies Act, 2003 or the Listing Requirements of the Botswana Stock Exchange.

The ordinary shares may not be offered or sold by means of any document other than (i) in circumstances which do not constitute an offer to the public within the meaning of the Companies Ordinance (Cap.32, Laws of Hong Kong), or (ii) to “professional investors” within the meaning of the Securities and Futures Ordinance (Cap.571, Laws of Hong Kong) and any rules made thereunder, or (iii) in other circumstances which do not result in the document being a “prospectus” within the meaning of the Companies Ordinance (Cap.32, Laws of Hong Kong), and no advertisement, invitation or document relating to the ordinary shares may be issued or may be in the possession of any person for the purpose of issue (in each case whether in Hong Kong or elsewhere), which is directed at, or the contents of which are likely to be accessed or read by, the public in Hong Kong (except if permitted to do so under the laws of Hong Kong) other than with respect to ordinary shares which are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” within the meaning of the Securities and Futures Ordinance (Cap. 571, Laws of Hong Kong) and any rules made thereunder.

This prospectus has not been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, this prospectus and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the ordinary shares may not be circulated or distributed, nor may the ordinary shares be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Singapore other than (i) to an institutional investor under Section 274 of the Securities and Futures Act, Chapter 289 of Singapore, or the SFA, (ii) to a relevant person, or any person pursuant to Section 275(1A), and in accordance with the conditions, specified in Section 275 of the SFA or (iii) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA. Where the ordinary shares are subscribed or purchased under Section 275 by a relevant person which is: (a) a corporation (which is not an accredited investor) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor; or (b) a trust (where the trustee is not an accredited investor) whose sole purpose is to hold investments and each beneficiary is an accredited investor, shares, debentures and units of shares and debentures of that corporation or the beneficiaries’ rights and interest in that trust shall not be transferable for 6 months after that corporation or that trust has acquired the ordinary shares under Section 275 except: (i) to an institutional investor under Section 274 of the SFA or to a relevant person, or any person pursuant to Section 275(1A), and in accordance with the conditions, specified in Section 275 of the SFA; (ii) where no consideration is given for the transfer or (iii) by operation of law.

The ordinary shares have not been and will not be registered under the Securities and Exchange Law of Japan, or the Securities and Exchange Law, and ordinary shares will not be offered or sold, directly or indirectly, in Japan or to, or for the benefit of, any resident of Japan (which term as used herein means any person resident in Japan, including any corporation or other entity organized under the laws of Japan), or to others for re-offering or resale, directly or indirectly, in Japan or to a resident of Japan, except pursuant to an exemption from the registration requirements of, and otherwise in compliance with, the Securities and Exchange Law and any other applicable laws, regulations and ministerial guidelines of Japan.

This prospectus has not been and will not be circulated or distributed in the PRC, and ordinary shares may not be offered or sold, and will not be offered or sold to any person for re-offering or resale, directly or indirectly, to any resident of the PRC except pursuant to applicable laws and regulations of the PRC. For the purpose of this paragraph only, the PRC does not include Taiwan and the special administrative regions of Hong Kong and Macau.

This Prospectus does not constitute an offer to sell the ordinary shares to the public in Israel or a prospectus under the Israeli Securities Law, 5728-1968 and the regulations promulgated thereunder, or the Israeli Securities Law, and has not been filed with or approved by the Israel Securities Authority. In Israel, pursuant to an exemption afforded under the Israeli Securities Law, this Prospectus may be distributed only to, and may be directed only at, investors listed in the first addendum to the Israeli Securities Law, or the Addendum, consisting primarily of certain mutual trust and provident funds, or management companies thereto, banks, as defined under the Banking (Licensing) Law, 5741-1981, except for joint service companies purchasing for their own account or for clients listed in the Addendum, insurers, as defined under the Supervision of Financial Services Law (Insurance), 5741-1981, portfolio managers purchasing for their own account or for clients listed in the Addendum, investment advisers purchasing for their own account, Tel Aviv Stock Exchange members purchasing for their own account or for clients listed in the Addendum, underwriters purchasing for their own account, venture capital funds, certain corporations which primarily engage in the capital market and fully-owned by investors listed in the Addendum and corporations whose equity exceeds NIS 250 Million, collectively referred to as institutional investors. Institutional investors may be required to submit written confirmation that they fall within the scope of the Addendum.

This document has not been reviewed, approved or licensed by the Central Bank of the United Arab Emirates (the “UAE”), Emirates Securities and Commodities Authority or any other relevant licensing authority in the UAE including any licensing authority incorporated under the laws and regulations of any of the free zones established and operating in the territory of the UAE, in particular the Dubai International Financial Services Authority (the “DFSA”), a regulatory authority of the Dubai International Financial Centre (the “DIFC”). The issue of ordinary shares does not constitute a public offer of securities in the UAE, DIFC and/or any other free zone in accordance with the Commercial Companies Law, Federal Law No. 8 of 1984 (as amended), DFSA Offered Securities Rules and the Dubai International Financial Exchange Listing Rules, accordingly, or otherwise. The ordinary shares may not be offered to the public in the UAE and/or any of the free zones including, in particular, the DIFC. The ordinary shares may be offered and this document may be issued, only to a limited number of investors in the UAE or any of its free zones (including, in particular, the DIFC) who qualify as sophisticated investors under the relevant laws and regulations of the UAE or the free zone concerned. Management of the company, and the representatives represent and warrant that the ordinary shares will not be offered, sold, transferred or delivered to the public in the UAE or any of its free zones including, in particular, the DIFC.

For the attention of the residents of Oman:

The information contained in this memorandum neither constitutes a public offer of securities in the Sultanate of Oman (“Oman”) as contemplated by the Commercial Companies Law of Oman (Sultani Decree 4/74) or the Capital Market Law of Oman (Sultani Decree 80/98), nor does it constitute an offer to sell, or the solicitation of any offer to buy non-Omani securities in Oman as contemplated by Article 6 of the Executive Regulations to the Capital Market Law of Oman (issued vide Ministerial Decision No 4/2001), and nor does it constitute a distribution of non-Omani securities in Oman as contemplated under the Rules for Distribution of Non-Omani Securities in Oman issued by the Capital Market Authority of Oman (“CMA”). Additionally, this memorandum is not intended to lead to the conclusion of any contract of whatsoever nature within the territory of Oman.

This memorandum has been sent at the request of the investor in Oman, and by receiving this memorandum, the person or entity to whom it has been issued and sent understands, acknowledges and agrees that this memorandum has not been approved by the CMA or any other regulatory body or authority in Oman, nor has any authorization, license or approval been received from the CMA or any other regulatory authority in Oman, to market, offer, sell, or distribute the ordinary shares within Oman.

No marketing, offering, selling or distribution of any financial or investment products or services has been or will be made from within Oman and no subscription to any securities, products or financial services may or will be consummated within Oman. The underwriter is neither a company licensed by the CMA to provide investment advisory, brokerage, or portfolio management services in Oman, nor a bank licensed by the Central Bank of Oman to provide investment banking services in Oman. The underwriter does not advise persons or entities resident or based in Oman as to the appropriateness of investing in or purchasing or selling securities or other financial products.

Nothing contained in this memorandum is intended to constitute Omani investment, legal, tax, accounting or other professional advice. This memorandum is for your information only, and nothing herein is intended to endorse or recommend a particular course of action. You should consult with an appropriate professional for specific advice on the basis of your situation.

Any recipient of this memorandum and any purchaser of the ordinary shares pursuant to this memorandum shall neither market, distribute, resell, or offer to resell the ordinary shares within Oman without complying with the requirements of applicable Omani law, nor copy or otherwise distribute this memorandum to others.

No action may be taken in any jurisdiction other than the United States that would permit a public offering of the ordinary shares or the possession, circulation or distribution of this prospectus in any jurisdiction where action for that purpose is required. Accordingly, the ordinary shares may not be offered or sold, directly or indirectly, and neither the prospectus nor any other offering material or advertisements in connection with the ordinary shares may be distributed or published in or from any country or jurisdiction except under circumstances that will result in compliance with any applicable rules and regulations of any such country or jurisdiction.

A prospectus in electronic format will be made available on the websites maintained by one or more of the underwriter or one or more securities dealers. One or more of the underwriters may distribute prospectus electronically. The underwriters may agree to allocate a number of ordinary shares for sale to their online brokerage account holders. Ordinary shares to be sold pursuant to an Internet distribution will be allocated on the same basis as other allocations. In addition, ordinary shares may be sold by the underwriter to securities dealers who resell ordinary shares to online brokerage account holders.

The underwriters do not expect sales to discretionary accounts to exceed five percent of the total number of ordinary shares offered.

We estimate that our share of the total expenses of the offering, excluding underwriting discounts and commissions, will be approximately US $100,000.

We have agreed to indemnify the underwriter against certain liabilities, including liabilities under the Securities Act.

This prospectus may be used by the underwriters and other dealers in connection with offers and sales of the ordinary shares, including the ordinary shares initially sold by the underwriter in the offering being made outside of the United States, to persons located in the United States.

The underwriters and their affiliates from time to time has performed, and may in the future perform, financial advisory and investment banking and other services for us, our officers or our directors for which they received or will receive customary fees and expenses.

EXPENSES OF THE OFFERING

We estimate the registration expenses to be approximately $ 100,000, which include the following categories of expenses (all amounts are estimated except the SEC registration fee and FINRA fee):

SEC registration fee	$1,800
FINRA fee	2,800
Printing and engraving expenses	2,000
Legal fees and expenses	70,000
Accounting fees and expenses	23,400
Total	$100,000

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

The Commission allows us to “incorporate by reference” into this prospectus the information we file with them, which means that we can disclose important information to you by referring you to these documents. We hereby incorporate by reference the following:

(1)	The description of our ordinary shares contained in our annual report on Form 20-F for the year ended December 31, 2005 as filed with the Commission on May 31, 2006;
(2)	Our Annual Report on Form 20-F for the year ended December 31, 2008, as filed with the Commission on June 29, 2009;
(3)	Our Report on Form 6-K, as submitted on July 27, 2009;
(4)	Our Report on Form 6-K, as submitted on July 30, 2009;
(5)	Our Report on Form 6-K, as submitted on August 27, 2009;
(6)	Our Report on Form 6-K, as submitted on September 3, 2009;
(7)	Our Report on Form 6-K, as submitted on September 30, 2009;
(8)	Our Report on Form 6-K, as submitted on October 29, 2009;
(9)	Our Report on Form 6-K, as submitted on November 4, 2009;
(10)	Our Report on Form 6-K, as submitted on November 12, 2009;
(11)	Our Report on Form 6-K, as submitted on November 16, 2009; and
(12)	Our Report on Form 6-K, as submitted on March 3, 2010.

You may request a copy of any document incorporated by reference in this prospectus at no cost. To receive a copy, write or call us at:

G. Willi-Food International Ltd.
4 Nahal Harif St.
Yavne 81106 Israel
Attention: Ms. Ety Sabach
+ 972-8-932-1000

You may also find a copy of any document incorporated by reference in this prospectus on our Web site under “Investor’s Info” at www.willi-food.co.il.

You should rely only on the information incorporated by reference or provided in this prospectus or any prospectus supplement. We have not authorized anyone else to provide you with different information. You should not assume that the information in this prospectus or any prospectus supplement is accurate as of any date other than the date on the front page of those documents.

No dealer, salesperson or other person is authorized to give any information or to represent anything not contained in this prospectus. You must not rely on any unauthorized information or representations. This prospectus is an offer to sell only the ordinary shares offered hereby, but only under circumstances and in jurisdictions where it is lawful to do so. The information contained in this prospectus is current only as of its date.

LEGAL MATTERS

The Company is represented by Richardson & Patel LLP with respect to legal matters of United States U.S. federal securities law. Certain legal matters in connection with this offering will be passed upon for the underwriter by Sichenzia Ross Friedman Ference LLP. The validity of the ordinary shares offered in this offering and legal matters as to Israeli law will be passed upon for the Company by Shpetnisky, Halfin, Huberman & Co. Richardson & Patel LLP may rely upon Shpetnisky, Halfin, Huberman & Co. with respect to matters governed by Israeli law.

EXPERTS

The financial statements for the year ended December 31, 2008 included in this Prospectus, have been audited by Brightman Almagor Zohar & Co. a member of Deloitte Touche Tohmatsu, an independent registered public accounting firm, as stated in their report appearing herein. Such financial statements have been included herein in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the Commission a registration statement on Form F-1 under the Securities Act, with respect to the ordinary shares offered hereby. This prospectus, which is part of the registration statement, does not contain all of the information in the registration statement. Certain items of the registration statement are contained in exhibits and schedules as permitted by the rules and regulations of the Commission. Statements made in this prospectus as to the contents of any contract, agreement or other document referred to are not necessarily complete; you should read any such contract, agreement or other document filed as an exhibit to the registration statement for a more complete description of the matter involved, and any discussion of such exhibits is qualified in its entirety by reference to the exhibits.

We are subject to the informational requirements of the Exchange Act and file reports and other information with the Commission. Reports and other information which we file with the Commission, including the registration statement on Form F-1 of which this prospectus is a part, may be inspected and copied at the public reference facilities of the Commission at 100 F Street, N.E., Washington, D.C. 20549. You may obtain information regarding the operation of the public reference room by calling the Commission at 1-800-SEC-0330. In addition, the Commission maintains a web site that contains reports, proxy and information statements and other information regarding issuers that file electronically with the Commission at http://www.sec.gov. Our Internet address is www.willi-food.co.il. Information contained on our website does not constitute a part of this prospectus.

G. WILLI-FOOD INTERNATIONAL LTD.

CONSOLIDATED FINANCIAL STATEMENTS
As of December 31, 2008

G. WILLI-FOOD INTERNATIONAL LTD.

CONSOLIDATED FINANCIAL STATEMENTS
As of December 31, 2008

Brightman Almagor Zohar 1 Azrieli Center Tel Aviv 67021 P.O.B. 16593, Tel Aviv 61164 Israel

Tel: +972 (3) 608 5555 Fax: +972 (3) 609 4022 info@deloitte.co.il www.deloitte.co.il

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and
Shareholders of G. Willi-Food International Ltd.

We have audited the accompanying consolidated balance sheets of G. Willi-Food International Ltd. (“the Company”) and its subsidiaries as of December 31, 2008 and 2007 and the related consolidated statements of operations, shareholders’ equity and cash flows for each of the two years in the period ended December 31, 2008. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. An audit includes consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provide a reasonable basis for our opinion.

In our opinion, such the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of the Company and its subsidiaries as of December 31, 2008 and 2007 and the consolidated results of their operations and their consolidated cash flows for each of the two years in the period ended December 31, 2008, in accordance with International Financial Reporting Standards as issued by the International Accounting Standards Board (IASB).

Brightman Almagor Zohar & Co.
Certified Public Accountants
A member firm of Deloitte Touche Tomhatsu

Tel-Aviv, Israel
April 30, 2009 (except for notes 26 and 27 to which the date is November 19, 2009)

G. WILLI-FOOD INTERNATIONAL LTD. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS
(NIS in Thousands)

		December 31,
	Note	2008	2007	2008(*)
		NIS		US Dollars
		(In Thousands)
ASSETS
Current assets
Cash and cash equivalents	4a	78,749	61,649	20,713
Financial assets carried at fair value through profit or loss	4b	9,367	31,267	2,464
Trade receivables	4c	79,599	63,798	20,936
Other receivables	4d	3,987	1,612	1,049
Current tax assets		2,456	908	646
Inventories	4e	34,417	31,020	9,052
Total current assets		208,575	190,254	54,860
Non-current assets
Property, plant and equipment		55,574	44,569	14,617
Less – accumulated depreciation		13,467	8,355	3,542
	7	42,107	36,214	11,075
Prepaid expenses		12,539	10,815	3,298
Goodwill	8a	3,829	1,795	1,007
Intangible assets, net	9a	5,181	103	1,362
Deferred taxes		1,111	271	292
Total non-current assets		64,767	49,198	17,034
Total assets		273,342	239,452	71,894
EQUITY AND LIABILITIES
Current liabilities
Short-term bank credit	11a	17,562	5,978	4,619
Trade payables	10a	53,728	34,330	14,132
Accruals		6,197	308	1,630
Current tax liabilities		1,050	593	276
Other payables and accrued expenses	10b	4,971	4,992	1,308
Employees Benefits	13a	2,544	1,408	669
Total current liabilities		86,052	47,609	22,634
Non-current liabilities
Long-term bank loans		267	—	70
Deferred taxes		442	33	116
Warrants to issue shares		5	1,040	1
Employees Benefits		994	163	261
Total non-current liabilities		1,708	1,236	448
Commitments and contingent liabilities
Shareholders’ equity
Share capital		1,113	1,113	293
Additional paid in capital		59,056	59,056	15,533
Capital fund		247	—	65
Foreign currency translation reserve		369	(414)	97
Retained earnings		111,447	112,233	29,313
Noncontrolling interest		13,350	18,619	3,511
		185,582	190,607	48,812
Total equity and liabilities		273,342	239,452	71,894

(*)	Convenience Translation into U.S. Dollars.

The accompanying notes are an integral part of the financial statements.

G. WILLI-FOOD INTERNATIONAL LTD. AND SUBSIDIARIES

CONSOLIDATED STATEMENT OF OPERATIONS
(NIS in Thousands)

		Year Ended December 31,
	Note	2008	2007	2008(*)
		NIS		US Dollars
		(In Thousands)
Revenue	19a	289,068	201,617	76,031
Cost of sales	19b	228,839	156,062	60,189
Gross profit		60,229	45,555	15,842
Operating costs and expenses
Selling expenses	19c	31,800	20,602	8,364
General and administrative expenses	19d	16,863	12,280	4,435
Other (income) expenses	20	1,846	(454)	486
		50,509	32,428	13,285
Operating profit		9,720	13,127	2,557
Finance income	21a	(4,167)	2,111	(1,096)
Finance expense	21b	673	(323)	177
Finance income (expense), net		(4,840)	2,434	(1,273)
Profit before taxes on income		4,880	15,561	1,284
Taxes on income	14a	1,117	2,174	294
Profit from continuing operations		3,763	13,387	990
Loss from discontinued operations	14a	(3,496)	(8,748)	(919)
Profit for the year		267	4,639	71
Attributable to:
Owners of the Company	22a	(786)	2,342	(206)
Noncontrolling interest		1,053	2,297	277
Net income		267	4,639	71
Earnings (loss) per share – (in NIS)	22
Basic from continuing operations		0.30	1.14	0.08
Basic from discontinued operations		(0.38)	(0.91)	(0.10)
Basic earnings (loss) per share		(0.08)	0.23	(0.02)
Diluted from continuing operations		0.30	1.14	0.08
Diluted from discontinued operations		(0.38)	(0.91)	(0.10)
Diluted earnings (loss) per share		(0.08)	0.23	(0.02)
Shares used in computation of basic EPS		10,267,893	10,267,893	10,267,893
Shares used in computation of diluted EPS		10,267,893	10,267,893	10,267,893

(*)	Convenience translation into U.S. Dollars.

The accompanying notes are an integral part of the financial statements.

G. WILLI-FOOD INTERNATIONAL LTD. AND SUBSIDIARIES

STATEMENTS OF CHANGES IN SHAREHOLDERS’ EQUITY
(NIS in Thousands)

	Share Capital	Additional Paid in Capital	Capital Fund	Foreign Currency Translation Adjustments	Retained Earnings	Gross Amount	Noncontrolling Interest	Total Shareholders’ Equity
Balance – January 1, 2007	1,113	59,056	—	—	109,891	170,060	14,750	184,810
Noncontrolling interests in newly acquired subsidiary	—	—	—	—	—	—	1,919	1,919
Purchase of noncontrolling interest	—	—	—	—	—	—	(146)	(146)
Currency translation differences	—	—	—	(414)	—	(414)	(201)	(615)
Profit for the year	—	—	—	—	2,342	2,342	2,297	4,639
Balance – December 31, 2007	1,113	59,056	—	(414)	112,233	171,988	18,619	190,607
Noncontrolling interests in newly acquired subsidiary	—	—	—	—	—	—	3,350	3,350
Purchase of noncontrolling interest	—	—	247	—	—	247	(9,362)	(9,115)
Currency translation differences	—	—	—	783	—	783	(41)	742
Dividend paid to noncontrolling interests	—	—	—	—	—	—	(269)	(269)
Profit for the year	—	—	—	—	(786)	(786)	1,053	267
Balance – December 31, 2008	1,113	59,056	247	369	111,447	172,232	13,350	185,582

The accompanying notes are an integral part of the financial statements.

G. WILLI-FOOD INTERNATIONAL LTD. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS
(NIS in Thousands)

	Year Ended December 31,
	2008	2007	2008(*)
	NIS		US Dollars
	(In Thousands)
Cash flows – operating activities
Profit from continuing operations	3,763	13,387	990
Adjustments to reconcile net profit to net cash from continuing operating activities (Appendix A)	11,771	(2,149)	3,095
Net cash from continuing operating activities	15,534	11,238	4,085
Net cash from (used in) discontinued operating activities	3,346	(3,296)	880
Cash flows – investing activities
Acquisition of property plant and equipment	(3,109)	(10,855)	(818)
Proceeds from sale of property plant and Equipment	165	16	43
Additions to intangible assets	(300)	—	(79)
Additions to prepaid expenses	(1,579)	—	(415)
Long term deposit, net	(25)	(119)	(7)
Proceeds from realization (purchase) of marketable securities, net	16,714	(17,378)	4,396
Purchase of additional shares in subsidiary	(9,250)	(182)	(2,433)
Purchase of subsidiaries	(5,664)	(15,400)	(1,489)
Net cash used in continuing investing activities	(3,048)	(43,918)	(802)
Net cash used in discontinued investing activities	(36)	(416)	(9)
Cash flows – financing activities
Short-term bank credit, net	(1,797)	—	(473)
Repayment of loans	(1,369)	—	(360)
Proceeds of loans	6,803	—	1,789
Net cash from continuing financing activities	3,637	—	956
Net cash from (used in) discontinued financing activities	(2,312)	6,781	(607)
Increase (decrease) in cash and cash equivalents	17,121	(29,611)	4,503
Cash and cash equivalents at the beginning of the financial year	61,649	91,398	16,215
Net foreign exchange difference on cash and cash equivalents from discontinued activities	(21)	(138)	(5)
Cash and cash equivalents of the end of the financial year	78,749	61,649	20,713

(*)	Convenience Translation into U.S. Dollars.

The accompanying notes are an integral part of the financial statements.

G. WILLI-FOOD INTERNATIONAL LTD. AND SUBSIDIARIES

APPENDICES TO CONSOLIDATED STATEMENTS OF CASH FLOWS
(NIS in Thousands)

	Year Ended December 31,
	2008	2007	2008(*)
	NIS		US Dollars
	(In Thousands)
A. Adjustments to reconcile net profit to net cash from operating activities
Revaluation of loans from banks and others	106	—	28
Deferred income taxes	(505)	(433)	(133)
Unrealized loss on marketable securities	5,186	56	1,364
Depreciation and amortization	5,022	2,432	1,321
Capital gain on disposal of property plant and equipment	(85)	(16)	(22)
Employees benefit, net	545	(122)	143
Change in value of warrants to issue shares	(1,035)	(767)	(272)
Changes in assets and liabilities:
Increase in trade receivables and other receivables	(4,684)	(1,374)	(1,232)
Increase in inventories	(3,789)	(5,920)	(997)
Increase in trade and other payables, and other current liabilities	11,010	3,995	2,895
	11,771	(2,149)	3,095
Supplemental cash flow information:
Interest paid	835	104	220
Income tax paid	3,736	7,645	983

(*)	Convenience Translation Into U.S. Dollars.

The accompanying notes are an integral part of the financial statements.

G. WILLI-FOOD INTERNATIONAL LTD.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(NIS in Thousands)

Note 1 — Description of Business and General

A. Description of Business

G. Willi-Food International Ltd. (“the Company”) was incorporated in Israel in January 1994 and is engaged in the import, export, marketing and distribution of food products.

The Company is a subsidiary of Willi-Food Investments Ltd. (“the parent company”). The shares of the parent company are registered for trade on the Tel-Aviv Stock Exchange.

The financial statements are prepared in accordance with the Israeli Securities Regulations (Preparation of Annual Financial Statements), 1993.

B. Definitions:

The Company	—	G. WILLI-FOOD INTERNATIONAL LTD.
The Group	—	the Company and its Subsidiaries, a list of which is presented in Note 5.
Subsidiaries	—	companies in which the Company exercises control (as defined by IAS 27), and whose financial statements are fully consolidated with those of the Company.
Related Parties	—	as defined by IAS 24.
Interested Parties	—	as defined in the Israeli Securities law and Regulations, 1968.
Controlling Shareholder	—	as defined in the Israeli Securities law and Regulations, 1968.
NIS	—	New Israeli Shekel.
CPI	—	the Israeli consumer price index.
Dollar	—	the U.S. dollar.
Euro	—	the United European currency.

Note 2 — Summary of Significant Accounting Policies

A. Applying International Accounting Standards (IFRS)

(1) Statement of Compliance

The consolidated financial statements have been prepared in accordance with International Financial Reporting Standards (“IFRSs”) as issued by the International Accounting Standards Board (“IASB”).

(2) First Time IFRS Standards Adoption

According to standard No. 29 “Adoption of International Financial Reporting Standards” — IFRS (“standard No. 29”), the Company applies International Financial Reporting Standards and interpretations of the committee of the International Accounting Standard Board (IASB) Starting January 1, 2008.

According to standard No. 29 “Adoption of International Financial Reporting Standards” — IFRS (“standard No. 29”), the Company applies International Financial Reporting Standards and interpretations of the committee of the International Accounting Standard Board (IASB) Starting January 1, 2008.

In compliance with the mentioned above, the financial statements, as of December 31, 2008 and for the year then ended, including all previous reporting periods have been prepared in accordance with International Financial Reporting Standards and interpretations published by the International Accounting Standard Board (IASB).

In these financial statements the Company applied IFRS 1 “First time Adoption of International Financial Reporting Standards” (“IFRS No. 1”), which determines instructions for first time implementation of IFRS.

G. WILLI-FOOD INTERNATIONAL LTD.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(NIS in Thousands)

Note 2 — Summary of Significant Accounting Policies  – (continued)

According to IFRS No. 1 the transition date for the purpose of implementing IFRS standards commenced January 1, 2007.

The Company has applied in a retroactive manner the IFRS standards for all reporting periods presented in the financial statements. The Company implemented the IFRS standards which have been published as of the preparation date of the Financial Statements and expected to be effective as of December 31, 2008. While applying the said transition instructions the Company chose to apply two relieves allowed under IFRS 1. See note 31.

Until the adoption of IFRS the Company conducted the Financial Reporting in accordance with the Israeli GAAP. The annual financial statements as of December 31, 2007 and for the periods then ended were prepared under the Israeli GAAP standards. The comparative financial statements were represented in the financial statements in accordance to the IFRS standards. See note 31 for the relevant material adjustments between the Israeli GAAP and the IFRS.

B. Basis of Preparation

Until December 31, 2003, Israel was considered a country in which hyper-inflation conditions exist. Therefore, non-monetary balances in the balance sheet were presented on the historical nominal amount and were adjusted to changes in the CPI. As of December 31, 2003 when the economy ceased to be hyper-inflationary and the Company no longer adjusted its financial statements to the ISRAELI CPI, the adjusted amounts as of this date were used as the historical costs. The financial statements were edited on the basis of the historical cost, except for:

•	Assets and liabilities measured by fair value: financial assets measured by fair value recorded directly as profit or loss.
•	Non-current assets are measured at the lower of their previous carrying amount and fair value less costs of sale.
•	Inventories are stated at the lower of cost and net realizable value.
•	Property, plant and equipment and intangibles assets are presented at the lower of the cost less accumulated amortizations and the recoverable amount.
•	Liabilities to employees as described in note 12.

C. Foreign Currencies

The individual financial statements of each group entity are presented in New Israeli Shekel the currency of the primary economic environment in which the entity operates (its functional currency). The consolidated financial statements are also presented in the New Israeli Shekel (“NIS”), which is the functional currency of the Company and the presentation currency for the consolidated financial statements.

In preparing the financial statements of the individual entities, transactions in currencies other than the entity’s functional currency (foreign currencies) are recorded at the rates of exchange prevailing at the dates of the transactions. At each balance sheet date, monetary items denominated in foreign currencies are retranslated at the rates prevailing at the balance sheet date. (Non-monetary items carried at fair value that are denominated in foreign currencies are retranslated at the rates prevailing at the date when the fair value was determined). Non-monetary items that are measured in terms of historical cost in a foreign currency are not retranslated.

Exchange differences are recognised in profit or loss in the period in which they accrue.

G. WILLI-FOOD INTERNATIONAL LTD.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(NIS in Thousands)

Note 2 — Summary of Significant Accounting Policies  – (continued)

(1) Functional and Presentation Currency

Items included in the financial statements of each of the group’s entities are measured using the currency of the primary economic environment in which the entity operates (‘the functional, currency’). The consolidated financial statements are presented in ‘NIS’, which is the company’s functional and the group’s presentation currency.

(2) Transactions and Balances

Foreign currency transactions are translated into the functional currency using the exchange rates prevailing at the dates of the transactions or valuation where items are remeasured. Foreign exchange gains and losses resulting from the settlement of such transactions and from the translation at year-end exchange rates of monetary assets and liabilities denominated in foreign currencies are recognised in the income statement, except when deferred in equity as qualifying cash flow hedges and qualifying net investment hedges.

D. Cash and Cash Equivalents

Cash equivalents include unrestricted liquid deposits, maturity period of which, as at the date of investments therein, does not exceed three months.

E. Basis of Consolidation

(1) General

The consolidated financial statements incorporate the financial statements of the Company and entities controlled by the Company (its subsidiaries). Control is achieved where the Company has the power to govern the financial and operating policies of an entity so as to obtain benefits from its activities.

Where necessary, adjustments are made to the financial statements of subsidiaries to bring their accounting policies into line with those used by other members of the Group.

All intra-group transactions, balances, income and expenses are eliminated in full.

For the effect of the issuance of IAS 27 (revised) “Consolidated and Separate Financial Statements” see note 2Y below.

(2) Noncontrolling Interest

In instances that the Group acquires noncontrolling interest, the excess of cost of acquired interest over the carrying value is recognized as goodwill. In cases of excess of carrying value over the cost, such amount is recorded in earnings.

When the Group interest is reduced, without loss of control (either by sale or by issuance of shares by the subsidiary) the differences between the consideration received and the book value of the Group’s sold is recognized in income statements.

The group applies a policy of treating transactions with noncontrolling interests as transactions with parties external to the group. Disposals to noncontrolling interests result in gains and losses for the group and are recorded in the income statement. Purchases from noncontrolling interests result in goodwill, being the difference between any consideration paid and the relevant share acquired of the carrying value of net assets of the subsidiary.

G. WILLI-FOOD INTERNATIONAL LTD.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(NIS in Thousands)

Note 2 — Summary of Significant Accounting Policies  – (continued)

F. Business Combination

Acquisitions of subsidiaries and businesses are accounted for using the purchase method. The cost of the business combination is measured as the aggregate of the fair values (at the date of exchange) of assets given, liabilities incurred or assumed, and equity instruments issued by the Group in exchange for control of the acquiree, plus any costs directly attributable to the business combination. The acquiree’s identifiable assets, liabilities and contingent liabilities that meet the conditions for recognition under IFRS 3 Business Combinations are recognised at their fair values at the acquisition date, except for non-current assets (or disposal groups) that are classified as held for sale in accordance with IFRS 5 Non-current Assets Held for Sale and Discontinued Operations, which are recognised and measured at fair value less costs to sell.

Goodwill arising on acquisition is recognised as an asset and initially measured at cost, being the excess of the cost of the business combination over the Group’s interest in the net fair value of the identifiable assets, liabilities and contingent liabilities recognised. If, after reassessment, the Group’s interest in the net fair value of the acquiree’s identifiable assets, liabilities and contingent liabilities exceeds the cost of the business combination, the excess is recognised immediately in profit or loss.

The interest of minority shareholders in the acquiree is initially measured at the minority’s proportion of the net fair value of the assets, liabilities and contingent liabilities recognised.

G. Goodwill

Goodwill arising on the acquisition of a subsidiary represents the excess of the cost of acquisition over the Group’s interest in the net fair value of the identifiable assets, liabilities and contingent liabilities of the subsidiary or jointly controlled entity recognised at the date of acquisition. Goodwill is initially recognised as an asset at cost and is subsequently measured at cost less any accumulated impairment losses.

For the purpose of impairment testing, goodwill is allocated to each of the Group’s cash-generating units expected to benefit from the synergies of the combination. Cash-generating units to which goodwill has been allocated are tested for impairment annually, or more frequently when there is an indication that the unit may be impaired. If the recoverable amount of the cash-generating unit is less than the carrying amount of the unit, the impairment loss is allocated first to reduce the carrying amount of any goodwill allocated to the unit and then to the other assets of the unit pro-rata on the basis of the carrying amount of each asset in the unit. An impairment loss recognised for goodwill is not reversed in a subsequent period.

On disposal of a subsidiary, the attributable amount of goodwill is included in the determination of the profit or loss on disposal.

H. Property, Plant and Equipment

Property, plant and equipments are tangible items, which are held for use in the manufacture or supply of goods or services, or leased to others, which are predicted to be used for more than one period. The Company presents its property, plant and equipments items according to the cost model.

Under the cost method — a property, plant and equipment are presented at the balance sheet at cost (net of any investment grants), less any accumulated depreciation and any accumulated impairment losses. The cost includes the cost of the assets acquisition as well as costs that can be directly attributable to bringing the asset to the location and condition necessary for it to be capable of operating in the manner intended by management.

Depreciation is calculated using the straight-line method at rates considered adequate to depreciate the assets over their estimated useful lives. Amortization of leasehold improvements is computed over the shorter of the term of the lease, including any extention period, where the Company intends to exercise such option, or their useful life.

G. WILLI-FOOD INTERNATIONAL LTD.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(NIS in Thousands)

Note 2 — Summary of Significant Accounting Policies  – (continued)

The annual depreciation and amortization rates are:

	%
Construction	4
Motor vehicles	15 – 20	(mainly 20%)
Office furniture and equipment	6 – 15	(mainly 15%)
Computers	20 – 33	(mainly 33%)
Machinery and equipment	10

The gain or loss arising on the disposal or retirement of an item of property, plant and equipment is determined as the difference between the sales proceeds and the carrying amount of the asset and is recognized in the income statement.

I. Intangible Assets Acquired in a Business Combination

An intangible asset is an identifiable non-monetary asset without physical substance. Intangible assets acquired in a business combination are identified and recognised separately from goodwill where they satisfy the definition of an intangible asset and their fair values can be measured reliably. The cost of such intangible assets is their fair value at the acquisition date.

Subsequent to initial recognition, intangible assets acquired in a business combination are reported at cost less accumulated amortization and accumulated impairment losses, on the same basis as intangible assets acquired separately.

An intangible asset with an indefinite useful life shall not be amortized.

In accordance with IAS 36, an entity is required to test an intangible asset with an indefinite useful life for impairment by comparing its recoverable amount with its carrying amount:

(a)	annually, and
(b)	whenever there is an indication that the intangible asset may be impaired.

Intangible assets with a finite useful life are stated at cost less accumulated amortization and accumulated impairment losses. Amortization is charged according to the straight-line method over their estimated useful life. See also Note 9.

Useful lives of Intangible assets:

Years
Intangible assets acquired in a business combination:
Technology knowledge	10
Customers relationship	15
Trade name	25
Other intangible asset:
Trade name	7

J. Impairment of Tangible and Intangible Assets Excluding Goodwill

At each balance sheet date, the Group reviews the carrying amounts of its tangible and intangible assets to determine whether there is any indication that those assets have suffered an impairment loss. If any such indication exists, the recoverable amount of the asset is estimated in order to determine the extent of the impairment loss (if any). Where it is not possible to estimate the recoverable amount of an individual asset, the Group estimates the recoverable amount of the cash-generating unit to which the asset belongs. Where a

G. WILLI-FOOD INTERNATIONAL LTD.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(NIS in Thousands)

Note 2 — Summary of Significant Accounting Policies  – (continued)

reasonable and consistent basis of allocation can be identified, corporate assets are also allocated to individual cash-generating units, or otherwise they are allocated to the smallest group of cash-generating units for which a reasonable and consistent allocation basis can be identified.

Intangible assets with indefinite useful lives and intangible assets not yet available for use are tested for impairment annually, and whenever there is an indication that the asset may be impaired.

Recoverable amount is the higher of fair value less costs to sell and value in use. In assessing value in use, the estimated future cash flows are discounted to their present value using a pre-tax discount rate that reflects current market assessments of the time value of money and the risks specific to the asset for which the estimates of future cash flows have not been adjusted.

If the recoverable amount of an asset (or cash-generating unit) is estimated to be less than its carrying amount, the carrying amount of the asset (cash-generating unit) is reduced to its recoverable amount. An impairment loss is recognised immediately in profit or loss.

Where an impairment loss subsequently reverses, the carrying amount of the asset (cash-generating unit) is increased to the revised estimate of its recoverable amount, but so that the increased carrying amount does not exceed the carrying amount that would have been determined had no impairment loss been recognised for the asset (cash-generating unit) in prior years. A reversal of an impairment loss is recognised immediately in profit or loss.

K. Inventories

Inventories are assets held for sale in the ordinary course of business, in the process of production for such sale or in the form of materials or supplies to be consumed in the production process or in the rendering of services.

Inventories are stated at the lower of cost and net realizable value. Cost of inventories includes all the cost of purchase, direct labor, fixed and variable production over heads and other cost that are incurred, in bringing the inventories to their present location and condition.

Net realizable value is the estimated selling price in the ordinary course of business less the estimated costs of completion and the estimated costs necessary to make the sale.

Cost determined as follows:

Raw material, components and packaging	—	by the “first-in, first-out” method;
Processing goods	—	cost of materials plus labor
finished products	—	on the basis of standard cost which approximates actual production cost (materials, labor and indirect manufacturing costs).
Products	—	weighted average method

L. Financial Assets

(1) General

Investments are recognized and derecognized on trade date where the purchase or sale of an investment is under a contract whose terms require delivery of the investment within the timeframe established by the market concerned, and are initially measured at fair value, plus transaction costs, except for those financial assets classified as fair value through profit or loss, which are initially measured at fair value.

G. WILLI-FOOD INTERNATIONAL LTD.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(NIS in Thousands)

Note 2 — Summary of Significant Accounting Policies  – (continued)

Financial assets are classified into the following specified categories:

•	Financial assets ‘at fair value through profit or loss’ (FVTPL)
•	Loans and receivables

(2) Financial Assets at FVTPL

Financial assets are classified as at FVTPL where the financial asset is either held for trading or it is designated as at FVTPL.

A financial asset is classified as held for trading if:

•	it has been acquired principally for the purpose of selling in the near future; or
•	it is a part of an identified portfolio of financial instruments that the Group manages together and has a recent actual pattern of short-term profit-taking; or
•	it is a derivative that is not designated and effective as a hedging instrument.

Financial assets at FVTPL are stated at fair value, with any resultant gain or loss recognized in profit or loss. The net gain or loss recognized in profit or loss incorporates any dividend or interest earned on the financial asset.

(3) Loans and Receivables

Trade receivables, loans, and other receivables that have fixed or determinable payments that are not quoted in an active market are classified as loans and receivables. Loans and receivables are measured at amortized cost using the effective interest method, less any impairment. Interest income is recognized by applying the effective interest rate, except for short-term receivables when the recognition of interest would be immaterial.

(4) Impairment of Financial Assets

Financial assets, other than those at FVTPL, are assessed for indicators of impairment at each balance sheet date.

Financial assets are impaired where there is objective evidence that, as a result of one or more events that occurred after the initial recognition of the financial asset, the estimated future cash flows of the investment have been impacted.

For all other financial assets, an objective evidence of impairment could include:

•	Significant financial difficulty of the issuer or counterparty; or
•	Default or delinquency in interest or principal payments; or
•	It becoming probable that the borrower will enter bankruptcy or financial re-organization.

For financial assets carried at amortized cost, the amount of the impairment is the difference between the asset’s carrying amount and the present value of estimated future cash flows, discounted at the financial asset’s original effective interest rate.

The carrying amount of the financial asset is reduced by the impairment loss directly for all financial assets with the exception of trade receivables, where the carrying amount is reduced through the use of an allowance account.

When a trade receivable is considered uncollectible, it is written off against the allowance account. Subsequent recoveries of amounts previously written off are credited against the allowance account. Changes in the carrying amount of the allowance account are recognized in profit or loss.

G. WILLI-FOOD INTERNATIONAL LTD.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(NIS in Thousands)

Note 2 — Summary of Significant Accounting Policies  – (continued)

In a subsequent period, the amount of the impairment loss decreases and the decrease can be related objectively to an event occurring after the impairment was recognized, the previously recognized impairment loss is reversed through profit or loss to the extent that the carrying amount of the investment at the date the impairment is reversed does not exceed what the amortized cost would have been had the impairment not been recognized.

M. Financial Liabilities and Equity Instruments Issued by the Group

(1) Classification as Debt or Equity

Debt and equity instruments are classified as either financial liabilities or as equity in accordance with the substance of the contractual arrangement.

An equity instrument is any contract that evidences a residual interest in the assets of an entity after deducting all of its liabilities. Equity instruments issued by the Group are recorded at the proceeds received, net of direct issue costs.

Financial liabilities are classified as either financial liabilities ‘at FVTPL’ or ‘other financial liabilities’.

(2) Convertible Debentures

The component parts of convertible debentures are classified separately as financial liabilities and equity in accordance with the substance of the contractual arrangement. At the date of issue, the fair value of the liability component is estimated using the prevailing market interest rate for a similar non-convertible instrument. This amount is recorded as a liability on an amortized cost basis until extinguished upon conversion or at the instrument’s maturity date. The equity component is determined by deducting the amount of the liability component from the fair value of the convertible debentures as a whole. This is recognized and included in equity and is not subsequently remeasured.

(3) Consumer Price Index Financial Liabilities

The Company has Consumer Price Index (“CPI”)-linked financial liabilities that are not measured at fair value through profit or loss. For those liabilities, the Company determines the effective interest rate as a real rate plus linkage differences according to the actual changes in the CPI up to the balance sheet date.

N. Derivative Financial Instruments

The Group enters into a certain derivative financial instruments to manage its exposure to interest rate and foreign exchange rate risk, including foreign exchange forward contracts, interest rate swaps and cross currency swaps.

Further details of derivative financial instruments are disclosed in note 25.

Derivatives are initially recognized at fair value at the date a derivative contract is entered into and are subsequently remeasured to their fair value at each balance sheet date. The resulting gain or loss is recognized in profit or loss immediately unless the derivative is designated and effective as a hedging instrument, in which event the timing of the recognition in profit or loss depends on the nature of the hedge relationship. The Group designates certain derivatives as either hedges of the fair value of recognized assets or liabilities or firm commitments (fair value hedges), hedges of highly probable forecast transactions or hedges of foreign currency risk of firm commitments (cash flow hedges), or hedges of net investments in foreign operations.

A derivative is presented as a non-current asset or a non-current liability if the remaining maturity of the instrument is more than 12 months and it is not expected to be realized or settled within 12 months. Other derivatives are presented as current assets or current liabilities.

G. WILLI-FOOD INTERNATIONAL LTD.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(NIS in Thousands)

Note 2 — Summary of Significant Accounting Policies  – (continued)

O. Embedded Derivatives

Derivatives embedded in other financial instruments or other host contracts are treated as separate derivatives when their risks and characteristics are not closely related to those of the host contracts and the host contracts are not measured at fair value with changes in fair value recognized in profit or loss.

P. Forwards

Changes in the fair value of forwards transactions are recorded in profit or loss immediately as they occurred.

Q. Revenue Recognition

Revenue is measured at the fair value of the consideration received or receivable. Revenue is reduced for estimated customer returns, rebates and other similar allowances.

(1) Sale of Goods

Revenue from the sale of goods is recognised when all the following conditions are satisfied:

•	The Group has transferred to the buyer the significant risks and rewards of ownership of the goods;
•	The Group retains neither continuing managerial involvement to the degree usually associated with ownership nor effective control over the goods sold
•	The amount of revenue can be measured reliably;
•	It is probable that the economic benefits associated with the transaction will flow to the entity; and
•	The costs incurred or to be incurred in respect of the transaction can be measured reliably.

(2) Interest Revenue

Interest revenue is accrued on a time basis, by reference to the principal outstanding and at the effective interest rate applicable, which is the rate that exactly discounts estimated future cash receipts through the expected life of the financial asset to that asset’s net carrying amount.

(3) Dividend Revenue

Dividend revenue from investments is recognised when the shareholder’s right to receive payment has been established.

R. Leasing

(1) General

Leases are classified as finance leases whenever the terms of the lease transfer substantially all the risks and rewards of ownership to the lessee. All other leases are classified as operating leases.

(2) The Group as Lessee

Assets held under finance leases are initially recognised as assets of the Group at their fair value at the inception of the lease or, if lower, at the present value of the minimum lease payments. The corresponding liability to the lessor is included in the balance sheet as a finance lease obligation.

Lease payments are apportioned between finance charges and reduction of the lease obligation so as to achieve a constant rate of interest on the remaining balance of the liability. Finance charges are charged directly to profit or loss, unless they are directly attributable to qualifying assets, in which case they are capitalised in accordance with the Group’s general policy on borrowing costs.

G. WILLI-FOOD INTERNATIONAL LTD.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(NIS in Thousands)

Note 2 — Summary of Significant Accounting Policies  – (continued)

Operating lease payments are recognised as an expense on a straight-line basis over the lease term, except where another systematic basis is more representative of the time pattern in which economic benefits from the leased asset are consumed.

Contingent rentals arising under operating leases are recognised as an expense in the period in which they are incurred.

In the event that lease incentives are received to enter into operating leases, such incentives are recognised as a liability.

The aggregate benefit of incentives is recognised as a reduction of rental expense on a straight-line basis, except where another systematic basis is more representative of the time pattern in which economic benefits from the leased asset are consumed.

S. Provisions

Provisions are recognized when the Group has a present obligation (legal or constructive) as a result of a past event, it is probable that the Group will be required to settle the obligation, and a reliable estimate can be made of the amount of the obligation.

The amount recognized as a provision is the best estimate of the consideration required to settle the present obligation at the balance sheet date, taking into account the risks and uncertainties surrounding the obligation.

Where a provision is measured using the cash flows estimated to settle the present obligation, its carrying amount is the present value of those cash flows.

When some or all of the economic benefits to settle a provision are expected to be recovered from a third party, the receivable is recognized as an asset if it is virtually certain that reimbursement will be received and the amount of the receivable can be measured reliably.

T. Share-Based Payments

Equity-settled share-based payments to employees and others providing similar services are measured at the fair value of the equity instruments at the grant date.

The fair value determined at the grant date of the equity-settled share-based payments is expensed on a straight-line basis over the vesting period, based on the Group’s estimate of equity instruments that will eventually vest.

At each balance sheet date, the Group revises its estimate of the number of equity instruments expected to vest. The impact of the revision of the original estimates, if any, is recognised in profit or loss over the remaining vesting period, with a corresponding adjustment to the equity-settled employee benefits reserve.

Equity-settled share-based payment transactions with other parties are measured at the fair value of the goods or services received, except where the fair value cannot be estimated reliably, in which case they are measured at the fair value of the equity instruments granted, measured at the date the entity obtains the goods or the counterparty renders the service.

For cash-settled share-based payments, a liability equal to the portion of the goods or services received is recognized at the current fair value determined at each balance sheet date.

Through the liability settlement, the Company shall re-measure the fair value of the liability at each reporting date and at the date of settlement, with any changes in the fair value is to be recognized in profit or loss for the period.

G. WILLI-FOOD INTERNATIONAL LTD.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(NIS in Thousands)

Note 2 — Summary of Significant Accounting Policies  – (continued)

U. Taxation

Income tax expense represents the sum of the tax currently payable and deferred tax.

(1) Current Tax

The tax currently payable is based on taxable profit for the year. Taxable profit differs from profit as reported in the income statement because it excludes items of income or expense that are taxable or deductible in other years and it further excludes items that are never taxable or deductible. The Group’s liability for current tax is calculated using tax rates that have been enacted or substantively enacted by the balance sheet date.

(2) Deferred Tax

Deferred tax is recognised on differences between the carrying amounts of assets and liabilities in the financial statements and the corresponding tax bases used in the computation of taxable profit, and are accounted for using the balance sheet liability method. Deferred tax liabilities are generally recognised for all taxable temporary differences, and deferred tax assets are generally recognised for all deductible temporary differences to the extent that it is probable that taxable profits will be available against which those deductible temporary differences can be utilised. Such assets and liabilities are not recognised if the temporary difference arises from goodwill or from the initial recognition (other than in a business combination) of other assets and liabilities in a transaction that affects neither the taxable profit nor the accounting profit.

The carrying amount of deferred tax assets is reviewed at each balance sheet date and reduced to the extent that it is no longer probable that sufficient taxable profits will be available to allow all or part of the asset to be recovered.

Deferred tax assets and liabilities are measured at the tax rates that are expected to apply in the period in which the liability is settled or the asset realised, based on tax rates (and tax laws) that have been enacted or substantively enacted by the balance sheet date. The measurement of deferred tax liabilities and assets reflects the tax consequences that would follow from the manner in which the Group expects, at the reporting date, to recover or settle the carrying amount of its assets and liabilities.

Deferred tax assets and liabilities are offset when there is a legally enforceable right to set off current tax assets against current tax liabilities and when they relate to income taxes levied by the same taxation authority and the Group intends to settle its current tax assets and liabilities on a net basis.

(3) Current and Deferred Tax for the Period

Current and deferred tax are recognized as an expense or income in profit or loss, except when they relate to items credited or debited directly to equity, in which case the tax is also recognized directly in equity, or where they arise from the initial accounting for a business combination. In the case of a business combination, the tax effect is taken into account in calculating goodwill or in determining the excess of the acquirer’s interest in the net fair value of the acquirer’s identifiable assets, liabilities and contingent liabilities over the cost of the business combination.

G. WILLI-FOOD INTERNATIONAL LTD.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(NIS in Thousands)

Note 2 — Summary of Significant Accounting Policies  – (continued)

V. Employee Benefits

(1) Post-Employment Benefits

The Group’s post-employment benefits include: benefits to retirees and liabilities for severance benefits. The Group’s post-employment benefits are classified as Defined Benefit Plans.

Expenses in respect of a Defined Benefit Plan are carried to the income statement in accordance with the Projected Unit Credit Method, while using actuarial estimates that are performed at each balance sheet date. The current value of the Group’s obligation in respect of the defined benefit plan is determined by discounting the future projected cash flows from the plan by the market yields on government bonds, denominated in the currency in which the benefits in respect of the plan will be paid, and whose redemption periods are approximately identical to the projected settlement dates of the plan.

Actuarial profits and losses are recognized in earning when incurred.

The Group’s liability in respect of the Defined Benefit Plan which is presented in the Group’s balance sheet, includes the current value of the obligation in respect of the defined benefit, net of the fair value of the Defined Benefit Plan assets.

(2) Short Term Employee Benefits

Short term employee benefits are benefits which it is anticipated will be utilized or which are to be paid during a period that does not exceed 12 months from the end of the period in which the service that creates entitlement to the benefit was provided.

Short term company benefits include the company’s liability for short term absences, payment of grants, bonuses and compensation. These benefits are recorded to the statement of operations when created. The benefits are measured on a non capitalized basis. The difference between the amount of the short term benefits to which the employee is entitled and the amount paid is therefore recognized as an asset or liability.

W. Earnings (Loss) per Share

Basic earnings (loss) per share is computed with regard to income or loss attributable to the Company’s ordinary shareholders, and is calculated for income (loss) from continuing operations attributable to the ordinary shareholders of the reported entity, should such be presented. Basic earnings per share is to be computed by dividing income(loss) attributed to holders of ordinary shares of the Company (numerator), by the weighted average of the outstanding ordinary shares (denominator) during the period.

In the computation of diluted earnings per share, the Company adjusted its income (loss) attributable to its ordinary shareholders for its share in income (loss) of investees by multiplying their diluted EPS by the Company’s holding in the investees including its holding in dilutive potential ordinary share of the investee and the weighted average of the outstanding shares for the effects of all the dilutive potential ordinary shares of the Company.

X. Exchange Rates and Linkage Basis

(1) Balances in foreign currency or linked thereto are included in the financial statements based on the representative exchange rates, as published by the Bank of Israel, that were prevailing at the balance sheet date.

G. WILLI-FOOD INTERNATIONAL LTD.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(NIS in Thousands)

Note 2 — Summary of Significant Accounting Policies  – (continued)

(2) Following are the changes in the representative exchange rate of the U.S. dollar vis-a-vis the NIS and in the Israeli CPI:

As of:	Representative Exchange Rate of the Euro (NIS per |Ax1)	Representative Exchange Rate of the Dollar (NIS per $1)	CPI “In Respect of” (In Points)
December 31, 2008	5.2973	3.802	110.44
December 31, 2007	5.6592	3.846	106.40

Increase (decrease) during the:	%	%	%
Year ended December 31, 2008	(6.4)	(1.14)	3.8
Year ended December 31, 2007	1.71	(8.97)	3.4

Y. Adoption of New and Revised Standards and Interpretations

(1) Standards and Interpretations which are effective and have been applied in these financial statements.

Three Interpretations issued by the International Financial Reporting Interpretations Committee are effective for the current period, these are:

•	IFRIC 11 IFRS 2: Group and Treasury Share Transactions (effective 1 March 2007);
•	IFRIC 12 Service Concession Arrangements (effective 1 January 2008);
•	IFRIC 14 IAS 19 — The Limit on a Defined Benefit Asset, Minimum Funding Requirements and their Interaction (effective 1 January 2008).

The adoption of the Interpretations has not led to any changes in the Group’s accounting policies.

(2) Standards and Interpretations which have not been applied in these financial statements were in issue but not yet effective.

At the date of authorization of these financial statements, other than the Standards and Interpretations adopted by the Group in advance of their effective dates the following Interpretations were in issue but not yet effective:

IAS 1 (Amended) “Presentation of Financial Statements”

The standard stipulates the presentation required in the financial statements, and itemizes a general framework for the structure of the financial statements and the minimal contents which must be included in the context of the report. Changes have been made to the existing presentation format of the financial statements, and the presentation and disclosure requirements for the financial statements have been broadened, including the presentation of an additional report in the framework of the financial statements known as the “report of comprehensive income”, and the addition of a balance sheet as of the beginning of the earliest period that was presented in the financial statements, in cases of changes in accounting policy by means of retroactive implementation, in cases of restatement and in cases of reclassifications.

The standard will be effective for reporting periods beginning from January 1, 2009. The standard permits earlier application.

At this stage, the management of the Group is examining the influence of this standard on the Company’s financial statements.

IAS 23 (Amended) “Borrowing Costs”

The standard stipulates the accounting treatment of borrowing costs. In the context of the amendment to this standard, the possibility of immediately recognizing borrowing costs related to assets with an uncommon

G. WILLI-FOOD INTERNATIONAL LTD.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(NIS in Thousands)

Note 2 — Summary of Significant Accounting Policies  – (continued)

period of eligibility or construction in the statement of operations was cancelled. The standard will apply to borrowing costs that relate to eligible assets as to which the capitalization period began from January 1, 2009. The standard permits earlier implementation.

At this stage, the management of the Group estimated that the implementation of the standard is not expected to have any influence on the financial statements of the Group.

IAS 27 (Amended) “Consolidated and Separate Financial Statements”

The standard prescribes the rules for the accounting treatment of consolidated and separate financial statements. Among other things, the standard stipulates that transactions with minority shareholders, in the context of which the company holds control of the subsidiary before and after the transaction, will be treated as capital transactions. In the context of transactions, subsequent to which the company loses control in the subsidiary, the remaining investment is to be measured as of the date that control is lost, at fair value, with the difference as compared to book value to be recorded to the statement of operations. The noncontrolling interest in the losses of a subsidiary, which exceed its share in shareholders’ equity, will be allocated to it in every case, while ignoring its obligations and ability to make additional investments in the subsidiary.

The provisions of the standard apply to annual financial reporting periods which start on January 1, 2010 and thereafter. Earlier adoption is permitted, on the condition that it will be done simultaneous with early adoption of IFRS 3 (amended). The standard will be implemented retrospectively, excluding a number of exceptions, as to which the provisions of the standard will be implemented prospectively. At this stage, the management of the Group estimated that the implementation of the standard is not expected to have any influence on the financial statements of the Group.

IFRS 3 (Amended) “Business Combinations”

The new standard stipulates the rules for the accounting treatment of business combinations. Among other things, the standard determines measurement rules for contingent consideration in business combinations which is to be measured as a derivative financial instrument. The transaction costs directly connected with the business combination will be recorded to the statement of operations when incurred. Noncontrolling interests will be measured at the time of the business combination to the extent of their share in the fair value of the assets, including goodwill, liabilities and contingent liabilities of the acquired entity, or to the extent of their share in the fair value of the net assets, as aforementioned, but excluding their share in goodwill.

As for business combinations where control is achieved after a number of acquisitions (acquisition in stages), the earlier purchases of the acquired company will be measured at the time that control is achieved at their fair value, while recording the difference to the statement of operations.

The standard will apply to business combinations that take place from January 1, 2010 and thereafter. Earlier adoption is possible, on the condition that it will be simultaneous with early adoption of IAS 27 (amended).

At this stage, the management of the Group estimated that the implementation of the standard is not expected to have any influence on the financial statements of the Group.

IFRIC 13, Customer Loyalty Programs

The clarification stipulates that transactions for the sale of goods and services, for which the company confers reward grants to its customers, will be treated as multiple component transactions and the payment received from the customer will be allocated between the different components, based upon the fair value of the reward grants. The consideration attributed to the grant will be recognized as revenue when the reward grants are redeemed and the company has made a commitment to provide the grants.

The directives of the clarification apply to annual reporting periods commencing on January 1, 2009. Earlier implementation is permissible.

G. WILLI-FOOD INTERNATIONAL LTD.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(NIS in Thousands)

Note 2 — Summary of Significant Accounting Policies  – (continued)

At this stage, the management of the Group estimated that the implementation of the standard is not expected to have any influence on the financial statements of the Group.

Amendment to IAS 32, Financial Instruments: Presentation, and IAS 1, Presentation of Financial Statements

The amendment to IAS 32 changes the definition of a financial liability, financial asset and capital instrument and determines that certain financial instruments, which are exercisable by their holder, will be classified as capital instruments.

The provisions of the standard apply to annual financial reporting periods which start on January 1, 2009 and thereafter. Earlier adoption is permitted.

At this stage, the management of the Group estimated that the implementation of the standard is not expected to have any influence on the financial statements of the Group.

IFRS 1 “First Time Adoption of IFRS” and IAS 27 “Consolidated and Separate Financial Statements”

The amendment states, among other things, the method in which the measurement of the investments in subsidiaries, associated entities and joint control entities should be applied at first time adopting IFRS, and the method in which income from dividends received should be recognized.

The amendment is effective for annual periods commencing January 1, 2009.

At this stage, the management of the Group estimated that the implementation of the standard is not expected to have any influence on the financial statements of the Group.

Note 3 — Significant Accounting Judgement and Key Sources of Estimation

A. General

In the application of the Group’s accounting policies, which are described in Note 2, the management is required to make judgments, estimates and assumptions about the carrying amounts of assets and liabilities. The estimates and associated assumptions are based on historical experience and other factors that are considered to be relevant. Actual results may differ from these estimates.

The estimates and underlying assumptions are reviewed on an ongoing basis. Revisions to accounting estimates are recognized in the period in which the estimate is revised if the revision affects only that period or in the period of the revision and future periods if the revision affects both current and future periods.

B. Significant Judgments in Applying Accounting Policies

The following are the significant judgments, apart from those involving estimations (see below), that the management have made in the process of applying the entity’s accounting policies and that have the most significant effect on the amounts recognized in financial statements.

•	Useful Lives of Property, Plant and Equipment — As described at 2H above, the Group reviews the estimated useful lives of property, plant and equipment at the end of each annual reporting period.
•	Impairment of Goodwill — Determining whether goodwill is impaired requires an estimation of the value in use of the cash-generating units to which goodwill has been allocated. The value in use calculation requires the management to estimate the future cash flows expected to arise from the cash-generating unit and a suitable discount rate in order to calculate present value.

G. WILLI-FOOD INTERNATIONAL LTD.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(NIS in Thousands)

Note 3 — Significant Accounting Judgement and Key Sources of Estimation – (continued)

The carrying amount of goodwill at the balance sheet date was NIS 3,829 thousand (USD 1,007 thousand).

•	Deferred Taxes — the company recognizes deferred tax assets for all of the deductible temporary differences up to the amount as to which it is anticipated that there will be taxable income against which the temporary difference will be deductible. During each period, for purposes of calculation of the utilizable temporary difference, management uses estimates and approximations as a basis which it evaluates each period.
•	Measurement of obligation for employee benefits.

Note 4 — Current Assets

A. Cash and Cash Equivalents — Composition

	December 31,
	2008	2007	2008(*)
	NIS		US Dollars
	(In Thousands)
Cash in bank	6,611	11,343	1,739
Short-term bank deposits	72,138	50,306	18,974
Total cash	78,749	61,649	20,713

B. Other Financial Assets

	Current December 31,
	2008	2007	2008(*)
	NIS		US Dollars
	(In Thousands)
Financial assets carried at fair value through profit or loss (FVTPL)
Non-derivative financial assets designated as at FVTPL
Shares	882	3,726	232
Governmental loan and other bonds	1,526	11,475	401
Certificate of participation in mutual fund	6,959	16,066	1,831
Derivatives	77	—	20
	9,444	31,267	2,484

C. Other Financial Assets

(1) Composition

	December 31,
	2008	2007	2008(*)
	NIS		US Dollars
	(In Thousands)
Open accounts	56,655	42,488	14,901
Credit cards company	97	261	26
Checks receivable	24,005	23,731	6,314
	80,757	66,480	21,241
Less – allowance for doubtful accounts	1,158	2,682	305
	79,599	63,798	20,936

The average credit period on sales of goods is 81 days. Trade receivables are provided for based on estimated irrecoverable amounts from the sale of goods, determined by reference to past default experience.

G. WILLI-FOOD INTERNATIONAL LTD.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(NIS in Thousands)

Note 4 — Current Assets  – (continued)

Before accepting any new customer, the Group asses the potential customer’s credit quality and defines credit limits by customer.

Of the trade receivables balance at the end of the year, NIS 8.3 million (2007: NIS 7.2 million) is due from Company A, the Group’s largest customer. There are no other customers who represent more than 10% of the total balance of trade receivables.

Included in the Group’s trade receivable balance are debtors with a carrying amount of NIS 0.7 million which are past due at the reporting date for which the Group has not provided allowance for doubtful accounts as there has not been a significant change in credit quality and the amounts are still considered recoverable. The Group does not hold any collateral over these balances.

(2) Aging of Past Due but Not Impaired

	December 31,
	2008	2007	2008(*)
	NIS		US Dollars
	(In Thousands)
0 – 120 days	587	447	154
120 – 150 days	137	395	36
150 days and above	—	2,882	—
Total	724	3,724	190

(3) Movement in the Allowance for Doubtful Debts

	December 31,
	2008	2007	2008(*)
	NIS		US Dollars
	(In Thousands)
Balance at beginning of the year	2,682	206	705
Increase relating to subsidiary consolidated for the first time	164	—	43
Amounts written off as uncollectible	(2,482)	—	(652)
Change in allowance doubtful debts	794	2,476	209
Balance at end of the year	1,158	2,682	305

D. Other Receivables

	December 31,
	2008	2007	2008(*)
	NIS		US Dollars
	(In Thousands)
Prepaid expenses	438	647	116
Income receivables	377	41	99
Derivatives at fair value	77	—	20
Government authorities	613	554	161
Advances to suppliers	597	370	157
Others	1,885	—	496
	3,987	1,612	1,049

G. WILLI-FOOD INTERNATIONAL LTD.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(NIS in Thousands)

Note 4 — Current Assets  – (continued)

E. Inventories

	December 31,
	2008	2007	2008(*)
	NIS		US Dollars
	(In Thousands)
Raw and auxiliary materials	2,573	—	677
Finished products and goods in process	29,082	29,166	7,649
	31,655	29,166	8,326
Advances to suppliers	2,762	1,854	726
	34,417	31,020	9,052

The inventories are presented net of impairment provision.

F. Other Receivables

Breakdown Based on Linkage Conditions:

	December 31,
	2008	2007	2008(*)
	NIS		US Dollars
	(In Thousands)
Monetary items:
CPI linked	5,349	9,489	1,407
Linked or denominated in foreign currency	22,339	25,051	5,876
Not linked	145,435	123,731	38,252
	173,123	158,271	45,535
Non-monetary items	35,452	31,983	9,325
	208,575	190,254	54,860

Note 5 — Investments in Subsidiaries

Consolidated Subsidiaries

The consolidated financial statements as of December 31, 2008, include the financial statements of the following Subsidiaries:

Ownership and Control As of December 31, 2008
%
Gold Frost Ltd (“Goldfrost”)	89.99
Shamir Salads (2006) Ltd (“Shamir salads”)	51.00
WF Kosher Food Distributors Ltd. (“WF”)	100.00
Y.L.W. Baron international trading Ltd. (“Baron”)	50.10
W.F.D. Ltd.	100.00
Willi-food frozen products Ltd.	100.00
Goldfrost’s subsidiary
Dairy distributor in Denmark (“the Distributor”)	51.00

G. WILLI-FOOD INTERNATIONAL LTD.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(NIS in Thousands)

Note 6 — Prepaid Long-Term Lease

The Company entered into a long term lease agreement with the ILA with respect to a parcel of land which its facilities were constructed. The prepaid lease payments amounted to NIS 10,741 in thousands, and are amortized over the lease period.

Note 7 — Property Plant and Equipment

	Building	Machinery and Equipment	Motor Vehicles	Leasehold Improvements	Office Furniture, Computers and Equipment	Total
Consolidated
Cost:
Balance – January 1, 2007	27,485	755	6,784	311	3,137	38,472
Changes during 2007
Additions	3,431	255	1,891	—	744	6,321
Dispositions	—	—	(105)	(311)	—	(416)
Balances relating to subsidiary consolidated for the first time	—	—	—	—	208	208
Effect of foreign currency exchange differences	—	—	—	—	(16)	(16)
Balance – December 31, 2007	30,916	1,010	8,570	—	4,073	44,569
Changes during 2008:
Additions	610	1,934	487	8	276	3,315
Dispositions	—	—	(583)	—	(265)	(848)
Balances relating to subsidiary consolidated for the first time	—	6,142	1,696	348	358	8,544
Effect of foreign currency exchange differences	—	—	(6)	—	—	(6)
Balance – December 31, 2008	31,526	9,086	10,164	356	4,442	55,574
Accumulated depreciation:
Balance – January 1, 2007	—	—	4,104	307	2,031	6,442
Changes during 2007:
Additions	842	64	1,048	4	371	2,329
Dispositions	—	—	(105)	(311)	—	(416)
Balance – December 31, 2007	842	64	5,047	—	2,402	8,355
Changes during 2008:
Additions	1,420	763	1,362	36	621	4,202
Dispositions	—	—	(304)	—	(8)	(312)
Balances relating to subsidiary consolidated for the first time	—	830	251	2	129	1,212
Effect of foreign currency exchange differences	—	—	10	—	—	10
Balance – December 31, 2008	2,262	1,657	6,366	38	3,144	13,467
Net book value:
December 31, 2008	29,264	7,429	3,798	318	1,298	42,107
December 31, 2007	30,074	946	3,523	—	1,671	36,214
Net book value (Dollars in thousands):
December 31, 2008	7,697	1,954	999	84	341	11,075

G. WILLI-FOOD INTERNATIONAL LTD.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(NIS in Thousands)

Note 8 — Goodwill

A. Composition

	December 31,
	2008	2007	2008(*)
	NIS		US Dollars
	(In Thousands)
Cost
Balance at beginning of year	4,884	—	1,284
Additional amounts recognised from business combinations occurring during the year	3,101	4,848	815
Additional amounts recognized from acquiring additional shares in subsidiary	—	36	—
Balance at end of year	7,985	4,884	2,099
Accumulated impairment losses
Balance at beginning of year	3,089	—	812
Impairment losses recognized in the year	1,067	3,054	280
Effect of foreign currency exchange differences	—	35	—
Balance at end of year	4,156	3,089	1,092
Carrying amount
At the beginning of the year	1,795	—	472
At the end of the year	3,829	1,795	1,007

B. Annual Test for Impairment

During 2008, the Group assessed the recoverability of goodwill, and determined that goodwill associated with the Group’s overseas marketing of refrigerated products activity was not recoverable and was written off in the amount of NIS 1,067 thousands. There were no other impairments to any of the other cash-generating units in the year 2008.

C. Allocation of Goodwill to Cash-Generating Units

Goodwill has been allocated for impairment testing purposes to the following cash-generating units:

•	Export activity (Baron that was acquired in the year 2007).
•	Export activity (WF that was acquired in the year 2007).
•	Salad production and marketing activity (Shamir Salads that was acquired in the year 2008).
•	Overseas marketing of refrigerated products activity (The distributor that was acquired in the year 2008).

G. WILLI-FOOD INTERNATIONAL LTD.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(NIS in Thousands)

Note 8 — Goodwill  – (continued)

Before recognition of impairment losses, the carrying amount of goodwill was allocated to the following cash-generating units:

	December 31,
	2008	2007	2008(*)
	NIS		US Dollars
	(In Thousands)
Marketing activity of chilled and frozen products (Goldfrost)	36	36	9
Export activity (Baron)	1,893	1,759	498
Export activity (WF)	3,089	3,089	812
Salad production and marketing activity (Shamir salads)	1,900	—	500
Overseas marketing of refrigerated products activity (the Distributor)	1,067	—	280

D. Allocation of Goodwill to Cash-Generating Units

Export Activity (Baron)

The recoverable amount of this cash-generating unit was determined based on the projected cash flow forecast approach for the coming years, which is based on the activity’s budget for the years 2009 – 2012. The key assumptions used in calculating the usage value are:

•	Operating Profit Rate — the operating profit during the years 2009 – 2012 should increase by 5% per annum. This assessment is based on an increase in the turnover, while the operating expenses should remain essentially at the same level. During the subsequent period, and during a period of another 15 years, the operating profit should increase by 3% per annum.
•	Changes in the Working Capital — the working capital at the end of each year should represent 7% of the annual operating profit.
•	Fixed Assets and Depreciation — the periodic investments in fixed assets should approximate the aggregate of the depreciation costs.
•	The Period of the Estimate — 20 years. The residual value at the end of that period should approximate the present value of the working capital at that time.
•	The Capitalization Rate — the following risk factors were taken into account in the determination of the capitalization rate — the competition from local manufacturers in the United States, which benefit from the advantage of proximity to the market; the Jewish population in the United States, which constitutes the activity’s principal customer base, grew at a very slow pace, while the ultra-orthodox Jewish population in the United States (to which the activity also sells) increased at a rapid pace, however, this community has its own rabbis, who do not always trust the kashrut supervision in Israel; as well as a significant dependence on the existing management. The composition of the financing was also taken into account — 65% equity and 35% external financing. According to these assumptions, the weighted average interest rate that was taken into account in respect of the cash flow is 17%.

Export Activity (WF)

The recoverable amount of this cash-generating unit was determined based on the projected cash flow forecast approach for the coming years, which is based on the activity’s budget for the years 2008 – 2012. The key assumptions used in calculating the usage value are:

G. WILLI-FOOD INTERNATIONAL LTD.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(NIS in Thousands)

Note 8 — Goodwill  – (continued)

•	Total Sales — the assumption was that in 2008, the sales would increase by 25% compared with 2007, by 5% during the years 2009 – 2012, by 3% during the subsequent five years, while regarding an additional ten-year period, a fixed cash flow was assumed at the height of the cash flow in 2017.
•	Operating Profit Rate — the operating profit rate during the years 2009 – 2012 should be negligible (from a negative rate of 1.1% in 2008 up to a positive rate of 1.4% in 2012). As of the year 2013, an operating profit rate of 4% was assumed. This assessment is based on an increase in the turnover, while the operating expenses should remain essentially at the same level. During the subsequent period, and for an additional period of 15 years, the operating profit should increase by 3% per annum.
•	Changes in the Working Capital — the assumption is that the working capital should increase each year at the same rate as the rate of the increase in the turnover.
•	Fixed Assets and Depreciation — the fixed assets of this activity are immaterial, and no significant investments are anticipated in the future; therefore, the assumption is that the total depreciation costs should be similar to the total periodic purchase costs.
•	The Period of the Estimate — 20 years. The residual value at the end of that period should approximate the present value of the working capital at that time.
•	The Capitalization Rate — the following risk factors were taken into account in the determination of the capitalization rate — the Management’s forecast involves significant uncertainty, including with regard to the rate of the increase in the volume of activity, and the pace of the improvement to profitability. In addition, in 2007, the activity suffered heaving losses. Furthermore, the sector in which it operates — trade in kosher food — is subject to stiff competition, and it is unclear whether the activity has a relevant advantage over its competitors, especially since the ultra-orthodox population, which the activity also targets, is counseled by its own rabbis, and this community could have its own marketing channels. In terms of the financing structure — the assumption was that the long-term financing structure of the activity should include 50% shareholders’ equity and 50% bank loans. Accordingly, the weighted average interest rate that was taken into account (excluding the residual value) was 15%. A capitalization rate of 7% was taken into account in relation to the residual value, considering the chance that the activity can be realized as a going concern.
•	It should be noted that the goodwill in respect of this activity was written off in its entirety in 2007. The impairment is mainly due to unsatisfying financial results and inconsistency with management’s expectations. As a result, the operations of WF was abandoned during 2009.

Salad Production and Marketing Activity (Shamir Salads)

The recoverable amount of this cash-generating unit was determined based on the projected cash flow forecast approach for the coming years, which is based on the activity’s budget for the year 2009. The key assumptions used in calculating the usage value are:

•	The Sales Turnover — the sales turnover was calculated based on the activity’s budgeted sales turnover for 2009, with an annual increment at the rate of 2.5% during the years 2010 – 2011, which represents mainly the expected increase in the population during this period, and 3.5% as of the year 2012 and the subsequent years, according to the anticipated long-term rise in the standard of living.
•	Operating Profit Rate — the operating profit rate was calculated based on the operating profit rate budgeted for 2009, which is likely to increase concurrent with the increase in the turnover, mainly due to the significant proportion of fixed expenses out of the total operating expenses. Nonetheless, the competition in the sector could lead to a slow improvement in the operating profit.

G. WILLI-FOOD INTERNATIONAL LTD.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(NIS in Thousands)

Note 8 — Goodwill  – (continued)

•	Changes in the Working Capital — the assumption is that the working capital should increase during the coming years at the same rate as the rate of the increase in the turnover.
•	Fixed Assets and Depreciation — this activity has material fixed assets, the majority being comprised of machinery, equipment and vehicles. The assumption is that in the coming years the need for significant investments in fixed assets should diminish. The assumptions adopted in relation thereto are that the sums of the investments in fixed assets will be NIS 1,200 thousand during the years 2009 and 2010, while in subsequent years, the total investment should increase by some 3% per annum. The balance of the activity’s fixed assets as on December 31, 2008 shall be amortized at equal annual sums over the next seven years. The average depreciation in respect of purchases subsequent to January 1, 2009 should be at the rate of 12.5% per annum.
•	The Period of the Estimate — 20 years. The residual value at the end of that period should approximate the present value of the working capital at that time.
•	The Capitalization Rate — the following risk factors were taken into account in the determination of the capitalization rate — the competition in the sector, which is liable to have an impact on the profitability; the significant deficit in the Company’s working capital; and its problematic liquidity situation. The composition of the financing was also taken into account — as of December 31, 2008, 75% of the Company’s financing is from bank credit. The assessment is that financing will not continue at this ratio in the long term, so that, the financing from bank credit in the long-term should be 50% of the activity’s total financial means. According to these assumptions, the weighted average interest rate taken into account in respect of the cash flow, including the residual value, is 14%.

Overseas Marketing of Refrigerated Products Activity

The recoverable amount of this cash-generating unit was determined based on the projected cash flow forecast approach for the coming years, which is based on the activity’s budget for the year 2009. The key assumptions used in calculating the usage value are:

•	The Sales Turnover — the sales turnover was calculated based on the activity’s budgeted sales turnover for 2009, with an annual increment at the rate of 3%, which represents mainly the expected increase in the population that generates the demand for the activity’s products.
•	Operating Profit Rate — the operating profit rate was calculated based on the operating profit rate budgeted for 2009, which is likely to increase concurrent with the increase in the turnover, mainly due to the significant proportion of fixed expenses out of the total operating expenses. Nonetheless, the competition in the sector could lead to a slow improvement in the operating profit.
•	Fixed Assets and Depreciation — the fixed assets of this activity are immaterial, and no significant investments are anticipated in the future; therefore, the assumption is that the total annual investments in fixed assets will be similar to the total annual depreciation expenses.
•	The Period of the Estimate — 20 years. The residual value at the end of that period should approximate the present value of the working capital at that time.
•	The Capitalization Rate — the following risk factors were taken into account in the determination of the capitalization rate — the competition in the sector, which is liable to have an impact on the profitability; the operating results during the report year, which indicates poor profitability. The composition of the financing was also taken into account, and it was decided that in the long-term the basic financing structure of the activity should be 60% shareholders’ capital and 40% external

G. WILLI-FOOD INTERNATIONAL LTD.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(NIS in Thousands)

Note 8 — Goodwill  – (continued)

credit. According to these assumptions, the weighted average interest rate that was taken into account in respect of the cash flow (excluding the residual value) is 17.5%. The capitalization rate of 12% was taken into account in relation to the residual value.

Note 9 — Intangible Assets

A. Composition:

	December 31,
	2008	2007	2008(*)
	NIS		US Dollars
	(In Thousands)
Cost
Suppliers relationship	120	120	32
Customers relationship	1,404	40	369
Brand name	3,570	—	938
Technological know-how	439	—	115
	5,533	160	1,454
Accumulated amortization and impairment
Suppliers relationship	34	17	9
Customers relationship	131	40	34
Brand name	143	—	38
Technological know-how	44	—	11
	352	57	92
Amortized cost	5,181	103	1,362

B. Amortization Rates — see note 2J.

Note 10 — Details of Current Liabilities

A. Trade Payables

	December 31,
	2008	2007	2008(*)
	NIS		US Dollars
	(In Thousands)
Open accounts	39,206	30,539	10,312
Accrued expenses	832	369	219
Checks payables	13,690	3,422	3,601
	53,728	34,330	14,132

(*)	Average days of credit for trade payables are 62 days.

G. WILLI-FOOD INTERNATIONAL LTD.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(NIS in Thousands)

Note 10 — Details of Current Liabilities  – (continued)

B. Other Payables and Accrued Expenses

	December 31,
	2008	2007	2008(*)
	NIS		US Dollars
	(In Thousands)
Derivatives at fair value	—	166	—
Government authorities	297	—	78
Customer advances	169	188	45
Deferred income	346	—	91
Related parties	1,690	3,945	445
Accrued expenses	1,958	292	515
Other	511	401	134
	4,971	4,992	1,308

C. Current Liabilities — Breakdown Based on Linkage Conditions:

	December 31,
	2008	2007	2008(*)
	NIS		US Dollars
	(In Thousands)
Monetary commitments:
CPI linked	456	—	120
Linked or denominated in foreign currency	36,652	28,651	9,640
Not linked	48,429	18,770	12,738
	85,537	47,421	22,498
Non-monetary commitments:	515	188	136
	86,052	47,609	22,634

G. WILLI-FOOD INTERNATIONAL LTD.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(NIS in Thousands)

Note 11 — Bank Loans and Other Credit Providers

A. Loans and Other Credits Comprised as Follows:

		Liabilities
		Current		Non-Current		Total
	Interest Rate As of December 31, 2008	As of December 31,		As of December 31,		As of December 31,
	Annual	2008	2007	2008	2007	2008	2007
	%	NIS in Thousand		NIS in Thousand		NIS in Thousand
Banks:
Overdraft	P+1-P+6.65	5,837	—	—	—	5,837	—
Loans:
CPI linked	5.91	456	—	—	—	456	—
In U.S dollars	L+1	3,296	5,978	—	—	3,296	5,978
Not linked	P+1-6.95	7,657	—	—	—	7,657	—
Others:
CPI linked	3.75-9.81	316	—	267	—	583	—
		17,562	5,978	267	—	17,829	5,978

B. Due Dates as of December 31, 2008

Thousand NIS
First year – Current portion	2,324
Second year	267
Total	2,591

Note 12 — Liabilities Under Finance Lease Arrangements

A. Capital Leases:

(1) General

The Company’s subsidiary entered into several finance leasing arrangements of cars for time periods varies between 3 – 3.33 years with a purchase possibility for a total amount of NIS 81 in thousand. The group’s commitment for lease payments is assured by the legal ownership of the lessor.

(2) Capital Lease Assets:

Net book value of the company’s capital lease assets:

	December 31,
	2008	2007	2008(*)
	NIS		US Dollars
	(In Thousands)
Vehicles	734	—	193
	734	—	193

G. WILLI-FOOD INTERNATIONAL LTD.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(NIS in Thousands)

Note 13 — Employee Benefits

A. Composition

	December 31,
	2008	2007	2008(*)
	NIS		US Dollars
	(In Thousands)
Post Employment Benefits:
Benefits to retirees	994	163	261
Short term employee benefits:
Accrued payroll and related expenses	1,989	1,160	523
Liability for vacation pay	555	248	146
	2,544	1,408	669

B. Defined Benefit Plans

The principal assumptions used for the purposes of the actuarial valuations were as follows:

	Valuation at
	2008	2007
Discount rate	4.2% – 4.7%	5.8%
Expected return on the plan assets	1.75% – 4.7%	2.6% – 5.8%
Rate of increase in compensation	4%	4%
Expected rate of termination:
0 – 1 years	35% – 60%	30%
1 – 2 years	30%	20%
2 – 3 years	20%	15%
3 – 4 years	10% – 15%	5%
4 – 5 years	10%	5%
5 years and more	7.5%	5%

Amounts recognized in profit or loss in respect of these defined benefit plans are as follows:

	Year Ended December 31,
	2008	2007	2008(*)
	NIS		US Dollars
	(In Thousands)
Current service cost	961	502	252
Interest cost	126	85	33
Expected return on the plan assets	(111)	(76)	(29)
Employer contribution	(841)	(446)	(221)
Interest losses on severance payment allocated to remuneration benefits	25	—	7
Actuarial losses (gains) recognized in the year	478	(80)	126
Benefit paid during the year	(93)	(107)	(25)
	545	(122)	143

G. WILLI-FOOD INTERNATIONAL LTD.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(NIS in Thousands)

Note 13 — Employee Benefits  – (continued)

The expense included in the P&L is as follows:

	Year Ended December 31,
	2008	2007	2008(*)
	NIS		US Dollars
	(In Thousands)
Cost of sales	155	—	41
Selling expenses	224	(60)	59
General and administrative expenses	166	(62)	43
	545	(122)	143

Movements in the present value of the defined benefit obligation in the current period were as follows:

	Year Ended December 31,
	2008	2007	2008(*)
	NIS		US Dollars
	(In Thousands)
Opening defined benefit obligation	1,521	1,002	400
Current service cost	961	502	252
Interest cost	126	85	33
Actuarial gains (losses)	(138)	175	(36)
Benefits paid	(268)	(243)	(71)
Change relating to subsidiary consolidated for the first time	604	—	159
Closing defined benefit obligation	2,806	1,521	737

Movements in the fair value of the defined benefit assets in the current period were as follows:

	December 31,
	2008	2007	2008(*)
	NIS		US Dollars
	(In Thousands)
Opening defined benefit assets	1,358	717	357
Expected return on the plan assets	111	76	29
Actuarial gains (losses)	(616)	255	(162)
Employer contribution	841	446	221
Benefits paid	(175)	(136)	(46)
Acquisition of subsidiary consolidated for the first time	318	—	84
Interest losses on severance payment allocated to remuneration benefits	(25)	—	(7)
Closing defined benefit assets	1,812	1,358	476

G. WILLI-FOOD INTERNATIONAL LTD.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(NIS in Thousands)

Note 14 — Income Taxes

A. Composition

	Year Ended December 31
	2008	2007	2008(*)
	NIS		US Dollars
	(In Thousands)
Current taxes	1,622	2,945	427
Taxes in respect of prior years	—	(338)	—
Deferred taxes (D. below)	(505)	(433)	(133)
	1,117	2,174	294

B. Reconciliation of the Statutory Tax Rate to the Effective Tax Rate

	Year Ended December 31,
	2008	2007	2008(*)
	NIS		US Dollars
	(In Thousands)
Income before income taxes	4,880	15,561	1,284
Statutory tax rate	27%	29%	27%
Tax computed by statutory tax rate	1,318	4,513	347
Tax increments (savings) due to:
Non-deductible expenses	1,180	130	310
Deferred tax in respect of losses for which valuation allowance was provided	1,110	—	292
Tax exempt income	(367)	(182)	(96)
Permanent differences	36	—	9
Temporary differences for which deferred taxes were not provided	(1,977)	(535)	(520)
Effect of decrease in tax rate on deferred taxes assets	5	(13)	1
Differences in the definition of capital and non-monetary items for tax purposes and financial reporting purposes	(22)	(1,227)	(6)
Previous year taxes	—	(338)	—
Other	(166)	(174)	(43)
	1,117	2,174	294

G. WILLI-FOOD INTERNATIONAL LTD.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(NIS in Thousands)

Note 14 — Income Taxes  – (continued)

C. Deferred Taxes

	Year Ended December 31,
	2008	2007	2008(*)
	NIS		US Dollars
	(In Thousands)
Balance as of beginning of year	238	(195)	62
Charged to the consolidated income statements	510	420	134
Tax rate changes	(5)	13	(1)
Change relating to subsidiary consolidated for the first time	(74)	—	(19)
Balance as of end of year	669	238	176
Deferred taxes arise from the following:
Allowance for doubtful accounts	294	104	77
Employees benefits	391	190	103
Carry forward tax losses	747	—	196
Depreciable fixed assets	(893)	—	(234)
Unrealized profits	—	32	—
Financial assets carried at fair value through profit or loss	130	(88)	34
	669	238	176

For 2008 — Deferred taxes were computed at rates between 26% – 25%, primarily — 26%.

D. Reduction of Corporate Tax Rates

In July 2005, the Israeli Knesset passed the Law for Amending the Income Tax Ordinance (No. 147), 2005, according to which commencing in 2006 the corporate income-tax rate would be gradually reduced, for which a 31% tax rate was established, through 2010, in respect of which a 25% tax rate was established.

E. The Company and its subsidiaries were not assessed for Income Taxes. According to section 145 of the Tax Ordinance assessments for the years 2001 and backward are considered final.

F. On February 26, 2008, the Knesset ratified the third reading of the Income Tax Law (“Inflation Adjustments”) (Amendment 20) (Limitation of Term of Validity) — 2008 (hereinafter: “The Amendment”), pursuant to which the application of the inflationary adjustment law will terminate in tax year 2007 and as of tax year 2008, the law will no longer apply, other than transition regulations whose intention is to prevent distortions in tax calculations.

According to the amendment, in tax year 2008 and thereafter, the adjustment of revenues for tax purposes will no longer be considered a real-term basis for measurement. Moreover, the linkage to the CPI of the depreciated sums of fixed assets and carryover losses for tax purposes will be discontinued, in a manner whereby these sums will be adjusted until the CPI at the end of 2007 and their linkage to the CPI will end as of that date.

G. WILLI-FOOD INTERNATIONAL LTD.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(NIS in Thousands)

Note 15 — Commitments and Contingent Liabilities

1. Commitments

(a)	The Company has agreed to pay the large supermarket retail chains in the organized market and to cretin of the customers in the private sector incentives calculated as a fixed percentage of the annual sales to such customer or incentives based on the increase in volume of sales to such customers in excess of a certain agreed amount with respect to the year 2008. The extent of such incentives varies between 0.5% – 8.5% of the annual sales turnover of each relevant customer (depending on the agreement with each customer) and are usually awarded as part of a written annual framework agreement.
(b)	As of June 1, 1998, the Company entered into certain management services agreements with certain companies controlled by each of Messrs. Joseph and Zwi Williger, respectively (collectively, the “Williger Management Companies”), pursuant to which Messrs. Joseph and Zwi Williger are to provide management services on behalf of the Williger Management Companies to the Company (the “Management Services Agreements”).

The Management Services Agreements were for a period of four years commencing on June 1, 1998 (the “Management Services Period”), were automatically renewed on June 1, 2002 for two years and were automatically renewed for an additional period of two years in June 2004.

Each of the Management Services Agreements provided for monthly services fees equal to $24,500 (excluding VAT) and an annual bonus at a rate of 3% of the Company’s consolidated pre-tax annual profits, if such profits are equal to or less than NIS 3.0 million (approximately USD 0.8 million), or at a rate of 5% if such profits exceed such level.

On May 4, 2005 the Company’s Audit Committee and Board of Directors decided to amend the terms of the abovementioned agreements, mainly extending the management services period for an unlimited period, with an option to terminate them by the Company’s advance notice of 18 months and the Management Companies’ advance notice of 180 days. The General Meeting of the Company’s shareholders ratified these amendments on July 20, 2005.

On February 15, 2006 the Company’s board of directors resolved, in light of the expressed position of the Israeli Securities Authority, to set those agreements for a five-year period following ratification by the Company’s shareholders General Meeting, i.e., until July 19, 2010.

On January 2, 2008 the Audit Committee and the Board of Directors unanimously approved the amendment of the Management Services Agreements with Messrs. Zwi Williger and Joseph Williger. In accordance to the new Management Services Agreements the terms were amended as follows:

(1)	The current monthly services fees according to the Management Services Agreements will cease to be linked to the US Dollar and will be translated to NIS 102,900 (excluding VAT) linked to changes in the Israeli consumer price index.
(2)	The terms of the Management Services Agreements are to be extended indefinitely, subject to clause (3) below; provided however that in the event the Williger Management Company provides the management services to the Company without the presence of Messrs. Zwi Williger or Joseph Williger, as the case may be, and/or in the case of the death and/or permanent disability of Messrs. Zwi Williger or Joseph Williger, the Company will be entitled to terminate the Management Services Agreement immediately.

G. WILLI-FOOD INTERNATIONAL LTD.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(NIS in Thousands)

Note 15 — Commitments and Contingent Liabilities  – (continued)

(3)	Each of the parties to the Management Services Agreements may terminate the agreement at any time, and for any reason, by prior written notice which will be delivered to the other party as follows:

The Company may terminate the agreement at any time, and for any reason, by prior written notice of at least 36 months.

The Williger Management Company may terminate the agreement at any time, by prior written notice of at least 180 days.

(4)	If a Williger Management Company is to terminate the Management Services Agreement, the Williger Management Company would be entitled to receive the management fees for a period of twelve (12) months, which would begin after the prior notice period, whether or not it provides the Company with any management services during such twelve-month period.

In addition, the Management Services Agreements contain provisions entitling each of Messrs. Zwi Williger and Joseph Williger to 30 vacation days per year, during which days the applicable Williger Management Company will not provide management services to the Company. Unused vacation days may be accumulated and paid for in lieu of taking such days as vacation.

(c)	On April 1, 1997, the Company entered into an agreement to provide the Parent Company administrative services pursuant to which the Company may provide office facilities leased by the parent company for a monthly fee of NIS 5,480 (USD 1,441) to be adjusted annually for changes in the Israeli CPI.
(d)	The Company does not generally enter into written agency or other agreements with its suppliers. However, the Company has written agreements with sixteen foreign suppliers that confirm the exclusive appointment of the Company as the sole agent and/or distributor of such suppliers either with respect to a specific product or with respect to a line of products, within the State of Israel.
(e)	Shamir Salads signed distribution agreements with 25 distributors, that distributes Shamir Salads products all over Israel for a commission that range between 6% to 16% of the distributor sales, depending of the customer. Shamir Salads has no commitment to any of those distributors for ongoing relationship.
(f)	Shamir Salads leases two joined buildings for its operation (factory, logistics and head office) — the first is 2,512 squared meters, the monthly rent is NIS 40,432 (linked to the CPI from December 2005) and the lease ends on January 2012. The second is 2,192 squared meters, the monthly rent is NIS 41,141 (linked to the CPI from December 2005) and the lease ends on January 2012.

2. Contingent Liabilities

(1)	On November 24, 2003 the Israeli custom issued the Company and Gold Frost a notice for total payment of NIS 381 thousand claiming that the tariff on a certain product imported by the Company was wrong. The Company and Gold Frost didn’t agree to the notice and on November 25, 2004 they filed a lawsuit against the state of Israel to have the notice be declared void. The summaries from both sides have been submitted and the Company is waiting for the verdict of the court. A reserve of NIS 308 thousand is included in the Company’s 2008 financial statements.
(2)	A lawsuit was filed in December 2001 against 29 importers/producers of food products, including the Company, for an amount totalling NIS 500 million. Concurrently, the plaintiffs filed a request for an exemption from the court fee. Following the court’s rejection of the plaintiffs’ request for the

G. WILLI-FOOD INTERNATIONAL LTD.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(NIS in Thousands)

Note 15 — Commitments and Contingent Liabilities  – (continued)

noted fee exemption and their failure to pay such fee, the court dismissed the case. In January 2004 the abovementioned plaintiffs filed a new lawsuit against the 29 noted importers/producers for NIS 1 billion. Again, a request was made concurrently for an exemption from the court fee. This request was rejected by the registrar of the court, and the action was dismissed without prejudice in November 2006.

The plaintiffs then filed an appeal with the District court of the registrar’s November 2006 decision. This request was rejected by the registrar of the District court. The plaintiffs then filed an appeal with the Supreme Court, and requested an exemption from the court fee for the appeal and from the requisite security deposit. The next hearing in this appeal is scheduled for June 15, 2009.

Although the proceedings are still at a preliminary stage, the Company’s management and legal counsel believe that the plaintiffs’ likelihood of success in the proceedings is low.

(3)	In or about October, 2005, Vitarroz Corp. commenced an action in the Superior Court of the State of New Jersey, against Willi USA Holdings, Inc. (a subsidiary of the Company), the Company and Zwi Williger (collectively, the “Defendants”) due to a dispute concerning a press release announcing the termination of the proposed acquisition of the Vitarroz business by the Company On September 2005, the Company removed the matter from the Superior Court of New Jersey to the United States District Court for the District of New Jersey. The complaint was subsequently amended and, as amended, alleged, inter alia, breach of contract, defamation, breach of covenants of good faith and fair dealing, fraudulent inducement and tortious interference with contractual relations and prospective economic advantage. Defendants did not respond to the complaint as an agreement was reached to arbitrate all disputes between the parties and certain third parties. Not only did the parties agree to submit the claims which are the subject of the amended complaint to binding arbitration but they agreed to submit to arbitration (i) claims that defendants have against plaintiff and related third parties, and (ii) claims which the Company asserted against Vitarroz in an action that was then pending in Israel regarding the alleged breach of an agreement executed by the Company and Vitarroz, pursuant to which Vitarroz was to supply food products to the Company. Although there was no discovery taken in the then pending Court matters, Vitarroz claimed in correspondence to the District Court that it sustained, inter alia, damage: to its financial reputation; that suppliers refused to extend favorable credit and delivery terms; that there were lost profits of approximately USD 500,000; and that its sale to IDT realized a sales price of approximately USD 3 million less than what was expected; and that there are additional damages resulting from defendants’ actions which are claimed to exceed USD 3.5 million. During the course of discovery, Vitarrozz submitted the reports of its financial expert claiming damages in excess of USD 6.6 million. The Company has submitted the report of its financial expert claiming damages in excess of $10 million. The attributing hearings were in May 2008 and the on August 25 2008, the arbitration panel has granted an award against the Company in the amount of approximately USD 0.6 million). Among other things, the panel found that the press release issued by the Company announcing the termination of the proposed acquisition of the Vitarroz business by the Company constituted a breach of contract and violation of the covenant of good faith and fair dealing. In addition, the panel rejected the Company’s counterclaims. On October 13, 2008 the Company filed a motion to the Superior Court of the State of New Jersey New to vacate the award. A reserve on the full award is included in the Company’s 2008 financial statements.
(4)	On February 21, 2007, a lawsuit was filed against Gold Frost by Cukierman & Co. Investment House Ltd. in the Tel Aviv-Jaffa Magistrates Court in the amount of NIS 273,852, claiming non payment of fees for professional services rendered. A statement of defense was filed. Given the early stage of these proceedings, the Company is unable at this point to assess the risks involved.

G. WILLI-FOOD INTERNATIONAL LTD.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(NIS in Thousands)

Note 15 — Commitments and Contingent Liabilities  – (continued)

(5)	In September 2007, Thurgeman Construction Co. Ltd. (“Thurgeman”) filed a claim against the Company in the District Court of Tel Aviv the amount of NIS 4,449,340 (plus VAT) regarding a dispute in connection with the construction of the Company’s logistics center in Yavne (the “Project”) pursuant to a contract between the parties, dated as of September 9, 2005. Under the terms of the contract, Thurgeman was to serve as the operating contractor for the construction of the frame and the surrounding portions for the construction of the Project.

During the course of construction on the Project, the parties raised several claims against each other in connection with the progress of construction on the Project. The Company claimed that Thurgeman grossly violated the terms of the contract by continuous delays in the completion of the Project, and by performing the construction work in a negligent and unprofessional manner and with inferior quality. Thurgeman counterclaimed that it performed the construction work according to the terms of the contract and that any delays in the work were not caused through any fault of Thurgeman. Furthermore, Thurgeman claimed that the Company withheld certain payments to which Thurgeman was entitled for additional work on the Project, causing Thurgeman damages.

At the end of November 2007, the Company filed a statement of defense, which included a counterclaim against Thurgeman and its executive, Dotan Thurgeman, which contained among other things, a claim of defamation, a claim for damages caused by the delay in delivery of the completed Project, and damages caused by Thurgeman’s poor and careless work on the Project. The sum of the damages claimed by the Company in the counterclaim was NIS 5 million. In February 2008, Thurgeman filed a response to the counter claim. The parties started performing the preliminary proceedings.

At the current preliminary stage of the dispute, the Company’s management and legal counsel cannot assess the chances of the parties.

(6)	On June 18, 2006, the Company filed a claim against Filiz and Ash-Bar in the amount of NIS 4,473,878 for breach of contract. The complaint was served on filiz and Ash-Bar through Ash-Bar’s chief executive officer. Filiz then filed a request to cancel the complaint, claiming that Ash-Bar is not authorized to accept service of process on its behalf. The request was denied by the court’s registrar.

On November 4, 2007, Filiz filed an appeal of the registrar’s decision and requested an extension for filing its defense to the complaint pending a decision on the appeal. The appeal was denied and the service of process was accepted by the court.

Notwithstanding the fact that the proceedings are still at a preliminary stage, the Company’s legal counsel believes that the complaint is based on sound legal arguments, and that there is a reasonable possibility that a not insignificant portion of the arguments will be sustained by the court.

(7)	On July 7, 2008, WF filed a lawsuit in the Supreme Court of the State of New York, Country of New York, against Laish Israeli Food Ltd., Laish Dairy Ltd., 860 Nostrand Associates Llc., Arie Steiner, Eli Biran (WF’s former CEO) and others. The plaintiffs assert claims, inter alia, of fraud, conversion and breach of contract against the seller and former principal of Laish Israeli Food and related parties. Certain defendants have filed motions to dismiss the claim. On August 27, 2008, 860 Nostrand Associates Llc. Filed a lawsuit against the Company claiming that the defendant is liable to it as a guarantor of a certain lease that was supposedly signed by WF. Damages are being sought. These matters are in the early stage of discovery.
(8)	On September 22, 2008, a lawsuit was filed against the Company, WF and one of the Company’s officers by several Israeli’s WF’s vendors in the Tel Aviv-Jaffa Magistrates Court in the amount of NIS 1,349,899, claiming non payment of WF for food products that they allegedly supplied to WF.

G. WILLI-FOOD INTERNATIONAL LTD.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(NIS in Thousands)

Note 15 — Commitments and Contingent Liabilities  – (continued)

A statement of defense was filed. Even at the early stage of these proceedings, the Company’s management and legal counsel believe that the lawsuit against Company and the Company’s officer are without merit, and they intend to vigorously defend against such claims.
(9)	On November 2008, a purported class action lawsuit had been filed by an individual against Shamir Salads. The complaint, which has not been recognized as a class action, alleges that Shamir Salads misled its customers by writing on certain of its products that such products were “home production” while those products were manufactured in Shamir Salad’s industrial factory. The complaint alleges damages of approximately NIS 7.45 million. Shamir Salads believes that the complaint is without merit and intends to vigorously defend against the litigation.

Note 16 — Reclassification

The Group reclassified the sum of NIS 1,854 thousand (USD 488 thousand) from the “Other receivables” item to the “Inventory” item. This reclassification derives from an adjustment of the comparative figures to the manner by which certain transactions are presented in the Group’s financial statements as on December 31, 2008.

The Group reclassified the sum of NIS 369 thousand (USD 97 thousand) from the “Other payables and accrued expenses” item to the “Trade payables” item. This reclassification derives from an adjustment of the comparative figures to the manner by which certain transactions are presented in the Group’s financial statements as on December 31, 2008.

The Group reclassified the sum of NIS 238 thousand (USD 63 thousand) from the “Other payables and accrued expenses” item and the sum of NIS 70 thousand (USD 18 thousand) from the “Trade receivables” item to the “Accruals” item. This reclassification derives from an adjustment of the comparative figures to the manner by which certain transactions are presented in the Group’s financial statements as on December 31, 2008.

The Group reclassified the sum of NIS 1,408 thousand (USD 370 thousand) from the “Other payables and accrued expenses” item to the “Employees benefits” item. This reclassification derives from an adjustment of the comparative figures to the manner by which certain transactions are presented in the Group’s financial statements as on December 31, 2008.

G. WILLI-FOOD INTERNATIONAL LTD.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(NIS in Thousands)

Note 16 — Reclassification  – (continued)

The Group reclassified the sum of NIS 593 thousand (USD 156 thousand) from the “Other payables and accrued expenses” item to the “Current tax liabilities” item. This reclassification derives from an adjustment of the comparative figures to the manner by which certain transactions are presented in the Group’s financial statements as on December 31, 2008.

	As Previously Reported	Modification	As Reported in Current Statements
As of December 31, 2007
Trade receivables	63,728	70	63,798
Other receivables	4,374	(1,854)	2,520
Inventory	29,166	1,854	31,020
Trade payables	33,961	369	34,330
Other payables and accrued expenses	7,600	(2,608)	4,992
Accruals	—	308	308
Employees benefits	—	1,408	1,408
Current tax liabilities	—	593	593

Note 17 — Shareholders’ Equity

Composition:

	Ordinary Shares of NIS 0.1 Par Value Each
	December 31
	2008	2007
Authorized share capital	50,000,000	50,000,000
Issued and outstanding	10,267,893	10,267,893

Note 18 — Options Plans

On January 2005 the Parent Company’s audit committee and Board of Directors adopted a Stock Incentive Plan. The Parent Company was authorized to grant up to 138,000 options to 9 of the Group’s employees (93,000 of the options to the Company’s employees). The issuance of the options was ratified by the Parent Company’s Board of Directors and the audit committee on February 27, 2005.

The options granted vest in three equal annual installments commencing January 2006 and will expire in 2.5, 3.5 and 4.5 years, respectively. The purchase price per share payable upon exercise of an option is NIS 14 (USD 3.7) per share, linked to the changes in the Consumer Price Index, and subject to adjustments.

G. WILLI-FOOD INTERNATIONAL LTD.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(NIS in Thousands)

Note 18 — Options Plans  – (continued)

A summary of the status of the Company’s stock option plans as of December 31, 2008, 2007 and changes during the years then ended, is presented below:

	Number of Options
	Year Ended December 31
	2008		2007
	Number of Options	Weighted Average Exercise Price	Number of Options	Weighted Average Exercise Price
		(NIS)		(NIS)
Balance at the beginning of the year	27,000	13.43	42,000	13.55
Exercised	—		11,000	13.10
Forfeited	8,000		4,000
Balance at the end of the year	19,000	14.04	27,000	13.43
Options exercisable at the year end	19,000		8,000

Note 19 — Selected Consolidated Statements of Operations Data

A. Revenues

	Year Ended December 31,
	2008	2007	2008(*)
	NIS		US Dollars
	(In Thousands)
Sale of products manufactured by the group	70,248	—	18,477
Sale of other products	218,625	201,617	57,503
Income from services provided	52	—	14
Commissions	143	—	37
	289,068	201,617	76,031

B. Cost of Sales

	Year Ended December 31,
	2008	2007	2008(*)
	NIS		US Dollars
	(In Thousands)
Purchases	198,787	154,087	52,285
Materials consumed	9,123	—	2,400
Salaries and related expenses	5,673	—	1,492
Loss on firmly committed orders	3,500	—	921
Transportation	2,031	1,511	534
Depreciation and amortization	2,567	963	675
Maintenance and rent	7,911	3,208	2,080
Other manufacturing costs and expenses	2,169	2,273	570
	231,761	162,042	60,957
Change in raw materials	(986)	—	(259)
Change in finished goods and in goods in process	(1,936)	(5,980)	(509)
	228,839	156,062	60,189

G. WILLI-FOOD INTERNATIONAL LTD.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(NIS in Thousands)

Note 19 — Selected Consolidated Statements of Operations Data  – (continued)

C. Selling Expenses

	Year Ended December 31,
	2008	2007	2008(*)
	NIS		US Dollars
	(In Thousands)
Salaries and related expenses	12,877	9,533	3,387
Sales commissions	4,623	—	1,216
Maintenance and rent	3,700	3,348	973
Vehicles	5,144	3,711	1,353
Advertising and promotion	2,195	1,793	577
Depreciation and amortization	1,544	812	406
Others	1,717	1,405	452
	31,800	20,602	8,364

D. General and Administrative Expenses

	Year Ended December 31,
	2008	2007	2008(*)
	NIS		US Dollars
	(In Thousands)
Salaries and related expenses	8,305	6,045	2,184
Office maintenance	1,279	1,181	336
Professional fees	3,653	2,905	961
Vehicles	509	72	134
Depreciation and amortization	911	657	240
Bad and doubtful debts	702	129	185
Communication	308	296	81
Other	1,196	995	314
	16,863	12,280	4,435

E. Employees Benefit Costs

	Year Ended December 31,
	2008	2007	2008(*)
	NIS		US Dollars
	(In Thousands)
Payroll	26,310	15,700	6,920
Employee Benefit Plan expenses	545	(122)	143
	26,855	15,578	7,063

F. Depreciation and Amortization

	Year Ended December 31,
	2008	2007	2008(*)
	NIS		US Dollars
	(In Thousands)
Depreciation of fixed assets	4,134	2,298	1,088
Amortization of Intangible assets	278	—	73
Amortization of prepaid rental expenses	610	134	160
	5,022	2,432	1,321

G. WILLI-FOOD INTERNATIONAL LTD.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(NIS in Thousands)

Note 20 — Other Income and Expenses

A. Other Income

	Year Ended December 31,
	2008	2007	2008(*)
	NIS		US Dollars
	(In Thousands)
Capital gain on fixed assets realization	85	16	22
Other	50	438	13
	135	454	35

B. Other Expenses

	Year Ended December 31,
	2008	2007	2008(*)
	NIS		US Dollars
	(In Thousands)
Loss from statutory suit	1,981	—	521
	1,981	—	521

Note 21 — Finance Income and Expenses

	Year Ended December 31,
	2008	2007	2008(*)
	NIS		US Dollars
	(In Thousands)
A. Financing income:
Interest income:
Short-term bank deposits	1,474	2,251	387
Changes in value of debentures held for trading	348	193	92
Other	198	77	52
Total interest income	2,020	2,521	531
Other:
Changes in fair value of financial assets at fair values	(4,836)	(68)	(1,272)
Realized gain on derivatives	243	—	64
Foreign currency differences	(1,602)	(518)	(421)
Dividends	8	176	2
Total financing income	(4,167)	2,111	(1,096)
B. Financing expenses:
Interest expenses:
Bank credit	343	—	90
Short-term loans	226	—	59
Long-term loans	130	—	34
Lease obligations	52	—	14
Other	82	104	22
Total interest expense	833	104	219
Other:
Decrease in values of warrants to issue shares	(1,035)	(767)	(272)
Realized loss on derivatives	—	102	—
Foreign currency differences	286	(38)	75
Bank fees	584	272	154
Other	5	4	1
Total Other costs	(160)	(427)	(42)
Total financing costs	673	(323)	177

G. WILLI-FOOD INTERNATIONAL LTD.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(NIS in Thousands)

Note 22 — Earning per Share

A. Basic Earnings per Share

	As of December 31,
	2008	2007	2008(*)
	NIS		US Dollars
	(In Thousands)
Profit for the year from continuing operations attributable to equity holders of the parent	3,156	11,739	830
Profit for the year from discontinued operations attributable to equity holders of the parent	(3,942)	(9,397)	(1,036)
Earnings used in the calculation of basic earnings per share from continuing operations	(786)	2,342	(206)

B. Diluted Earnings per Share

	As of December 31,
	2008	2007	2008(*)
	NIS		US Dollars
	(In Thousands)
Profit used to compute basic earning per share from continuing operations	3,156	11,739	830
Profit used to compute diluted earning per share from continuing operations	3,156	11,739	830
Profit used to compute basic earning per share from discontinued operations	(3,942)	(9,397)	(1,036)
Profit used to compute diluted earning per share from discontinued operations	(3,942)	(9,397)	(1,036)
Weighted average number of shares used in computing basic earnings per share from continuing operations	10,267,893	10,267,893	10,267,893
Weighted average number of shares used in computing diluted earnings per share from continuing operations	10,267,893	10,267,893	10,267,893
Weighted average number of shares used in computing basic earnings per share from discontinued operations	10,267,893	10,267,893	10,267,893
Weighted average number of shares used in computing diluted earnings per share from discontinued operations	10,267,893	10,267,893	10,267,893

C. The following potential ordinary shares are not dilutive and are therefore excluded from the weighted average number of ordinary shares for the purposes of diluted earnings per share:

561,982 as of December 31, 2008 and 2007.

G. WILLI-FOOD INTERNATIONAL LTD.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(NIS in Thousands)

Note 23 — Acquisition of Subsidiaries

A. Subsidiaries Acquired

	Principal Activity	Date of Acquisition	Proportion of Shares Acquired	Cost of Acquisition
2008
Shamir salads	Producing and marketing salads	1/1/2008	51%	5,000
The Distributor	Marketing food products	1/1/2008	51%	1,454
2007
Baron	Marketing food products	13/2/2007	50.1%	—
WF	Marketing food products	19/1/2007	100%	15,400

B. Analysis of Assets and Liabilities Acquired

	Shamir Salads
	Book Value	Fair Value on Adjustment	Fair Value on Acquisition
Current assets:
Cash & cash equivalents	31	—	31
Trade & other receivables	15,651	—	15,651
Inventories	3,099	—	3,099
Non-current assets:
Property, Plant & equipment	7,331	—	7,331
Prepaid expenses	818	—	818
Intangible assets	—	3,373	3,373
Current liabilities:
Bank credit and short term loan	(10,225)	—	(10,225)
Trade & other payables	(13,640)	—	(13,640)
Non-current liabilities:
Deferred tax liabilities	(74)	—	(74)
Severance pay, net	(286)	—	(286)
	2,705	3,373	6,078
Noncontrolling interest			(2,978)
Goodwill on acquisition			1,900
Total			5,000

The Distributor Book Value
Current assets:
Cash & cash equivalents	759
Noncontrolling interest	(372)
Goodwill on acquisition	1,067
Total	1,454

G. WILLI-FOOD INTERNATIONAL LTD.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(NIS in Thousands)

Note 23 — Acquisition of Subsidiaries  – (continued)

	WF Kosher Food Distributors Ltd
	Book Value	Fair Value on Adjustment	Fair Value on Acquisition
Current assets:
Trade & other receivables	5,402	—	5,402
Inventories	8,142	—	8,142
Non-current assets:
Property, Plant & equipment	208	—	208
Prepaid expenses	89	—	89
Current liabilities:
Trade & other payables	(1,530)	—	(1,530)
	12,311	—	12,311
Goodwill on acquisition			3,089
Total	12,311	—	15,400

C. Fair Values Determined on a Provisional Basis

A valuation was performed for the purpose of allocating the acquisition cost of Shamir Salads and of the Danish company. The valuation determined, inter alia, that the entire excess cost in the acquisition of the Danish company should be allocated to goodwill (the goodwill was written off entirely in examination of its recoverability), while the acquisition cost of Shamir Salads was allocated as follows — the value of NIS 1,570 thousand was allocated to the brand name, the value of NIS 1,364 thousand was allocated to customer relations, and the value of NIS 439 thousand was allocated to technological know-how. The value of the goodwill was determined accordingly — NIS 1,900 thousand.

D. Cost of Acquisition

The cost of the joint establishment of the Danish distribution company was paid in cash. The acquisition cost of Shamir Salads was contingent upon the sum of the audited net profit, after neutralizing capital gains that Shamir Salads shall present in its audited financial statements for the year 2008, being multiplied by 2.55. As of December 31, 2008, and according to the total net profit that Shamir Salads presented for the year ended December 31, 2008, the sum of the compensation was calculated on the sum of the advance.

E. Net Cash Outflow on Acquisition

	Year Ended December 31,
	2008	2007	2008(*)
	NIS		US Dollars
	(In Thousands)
Total purchase consideration	6,454	15,400	1,698
Compensation paid in cash	6,454	15,400	1,698
Less: cash and cash equivalent balances acquired	(790)	—	(208)
	5,664	15,400	1,490

F. Goodwill Arising on Acquisition

Goodwill was recognized during the acquisition of Shamir Salads, because the compensation that was paid within the scope of the business combination includes sums relating to the expected benefits from the synergy (cooperation), income growth, and future developments that are anticipated in the markets of both companies. These benefits are not recognized separately from the goodwill, since the future economic benefits

G. WILLI-FOOD INTERNATIONAL LTD.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(NIS in Thousands)

Note 23 — Acquisition of Subsidiaries  – (continued)

deriving from them cannot be reliably measured. Furthermore, the compensation includes sums relating to benefits expected from Shamir Salad’s experienced manpower; meaning, the costs that Shamir Salads saved (and that Willi-Food saved indirectly) due to the fact that Shamir Salads has existing manpower, which eliminated the need for a general recruitment of employees and job training (assembled workforce).

Goodwill was recognized during the acquisition of the Danish distribution company because the compensation that was paid within the scope of the business combination includes sums relating to the expected benefits from the synergy (cooperation), increased export income, and the receipt of licenses to export to the United States.

Note 24 — Non-Cash Transaction

During 2008 the group has made a commitment to pay royalties for a brand name in the amount of NIS 2,000 in thousands over a three years period. As of December 31, 2008 the amount not yet paid in cash is NIS 1,700 in thousands.

Note 25 — Financial Instruments

A. Significant Accounting Policies

Details of the significant accounting policies and methods adopted, including the criteria for recognition, the basis of measurement and the basis on which income and expenses are recognized, in respect of each class of financial asset, financial liability and equity instrument are disclosed in note 2 to the financial statements.

B. Categories of Financial Instruments

	As of December 31,
	2008	2007	2008(*)
	NIS		US Dollars
	(In Thousands)
Financial assets
Held for trading	9,444	31,267	2,484
Trade and other receivables (including cash and cash equivalents)	163,679	127,004	43,051
Financial liabilities
Held for trading	5	1,206	1
Amortized cost	85,804	47,255	22,568

C. Objectives of Managing Financial Risks

The finance departments of the Group provide services to the business activity, enable access to local and international financial markets, supervise and manage the financial risks relating to the Group’s activities using internal report that analyze the extent of the risk exposure according to degree and intensity. These risks include market risks (including currency risk, fair value risk in respect of the interest rates, price risk and cash flow risk in respect of the interest rates), credit risk and liquidity risk.

The Group reduces the impact of the aforesaid risks from time to time by using derivative financial instruments in order to hedge the risk exposures, such derivatives are not designated as hedges for accounting purposes. Derivatives are used according to the Group’s policy, which was approved by the boards of directors. The policy prescribes principles regarding: management of currency risk, interest rate risk, credit risk, the use of derivatives and of non-derivative financial instruments, and investment of liquidity surplus. The compliance with policy and the exposure levels are reviewed by the internal auditor on a continuing basis.

G. WILLI-FOOD INTERNATIONAL LTD.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(NIS in Thousands)

Note 25 — Financial Instruments  – (continued)

The financial management departments of the Group report to the investment committee of the Group and to the board of directors of the Company about the risks and about implementation of the assimilated policy in order to minimize the risk exposures.

D. Market Risk

The Group’s activity exposes it mainly to financial risks of fluctuations in the exchange rates of foreign currency and/or changes in the prices of the imported products and/or changes in the interest rates. The Group purchases forward foreign-currency swap contracts, as needed, opens documentary credit to suppliers, and carries out orders for imported goods.

During the report period, no change occurred in the exposure to market risks or in the way by which the Group manages or measures the risk

E. Liquidity Risk Management

The following table presents the Group’s outstanding contractual maturity profile for its non-derivative financial liabilities. The analysis presented is based on the undiscounted contractual maturities of the Group’s financial liabilities, including any interest that will accrue. Non-interest bearing financial liabilities which are due to be settled in less than 12 months from maturity equal their carrying values, since the impact of the time value of money is immaterial over such a short duration.

Maturity Profile of Outstanding Financial Liabilities’

	1 Year	1 – 5 Years	Total
2008
Interest free	65,813	2,166	67,979
Lease agreement liability	333	271	604
Instruments bearing variable interest	17,322	—	17,322
Total	83,468	2,437	85,905
2007
Interest free	40,565	1,752	42,317
Instruments bearing variable interest	—	5,978	5,978
Total	40,565	7,730	48,295

F. Exchange Rate Risk

The Group undertakes certain transactions denominated in foreign currencies. Hence, exposures to exchange rate fluctuations arise. Exchange rate exposures are managed within approved policy parameters utilizing forward foreign exchange contracts.

The carrying amounts of the Group’s foreign currency denominated monetary assets and monetary liabilities at reporting date are as follows:

	Liabilities		Assets
	2008	2007	2008	2007
	NIS	NIS	NIS	NIS
USD	30,464	27,683	17,465	21,400
EUR	2,347	968	870	3,650
DKK	3,841	—	4,004	—
Other	—	—	—	1

G. WILLI-FOOD INTERNATIONAL LTD.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(NIS in Thousands)

Note 25 — Financial Instruments  – (continued)

The Group is mainly exposed to USD and EUR.

The following table details the Group’s sensitivity to a 10% increase and decrease in the NIS against the relevant foreign currencies. 10% is the sensitivity rate used when reporting foreign currency risk internally to key management personnel and represents management’s assessment of the reasonably possible change in foreign exchange rates. The sensitivity analysis includes only outstanding foreign currency denominated monetary items and adjusts their translation at the period end for a 10% change in foreign currency rates. A positive number below indicates an increase in profit and other equity where the NIS strengthens 10% against the relevant currency. For a 10% weakening of the NIS against the relevant currency, there would be an equal and opposite impact on the profit and other equity, and the balances below would be negative.

	USD Impact 2008 NIS	EUR Impact 2008 NIS
Profit or loss(1)	1,300	148

	USD Impact 2007 NIS	EUR Impact 2007 NIS
Profit or loss(1)	629	(269)

(1)	This is mainly attributable to the exposure outstanding on receivables, cash and payables at year end in the Group, and forward foreign exchange contracts.

Forward Foreign Exchange Contracts

The Group enters into forward foreign exchange contracts to manage the risk associated with anticipated sales and purchase transactions, which are treated as non hedging instruments. The resulting gain or loss is recognized in profit or loss immediately.

The following table details the forward foreign currency (FC) contracts outstanding as at reporting date:

	Average Exchange Rate		Foreign Currency		Contract Value		Fair Value
	2008	2007	2008	2007	2008	2007	2008	2007
	NIS	NIS	Currency Thousands	Currency Thousands	NIS Thousands	NIS Thousands	NIS Thousands	NIS Thousands
Cash Flows hedges
Purchase of USD sell NIS	3.5878	4.1081	900	6,000	3,349	23,261	77	(184)
Purchase of EUR sell NIS	5.2585	5.6243	—	300	—	1,680	—	18
							77	(166)

G. Fair Value of Financial Instruments

The financial instruments of the Group consist of derivative and non derivative assets and liabilities. Non-derivative assets include cash and cash equivalents, receivables and other current assets. Non-derivative liabilities include short-term bank credit, trade payables, other current liabilities and long-term loans from banks and others. Derivative assets and liabilities include mainly foreign exchange forward contracts (2007 —  also included index swap contracts). Due to the nature of these financial instruments, their fair value, generally, is identical or close to the value at which they are presented in the financial statements, unless stated otherwise.

The fair value of the long-term loans approximates their carrying value, since they bear interest at rates close to the prevailing market rates.

G. WILLI-FOOD INTERNATIONAL LTD.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(NIS in Thousands)

Note 26 — Discontinued Operations

A. Disposal of Export Operation

During 2009, Gold Frost Ltd. (“Gold Frost”) signed an agreement to sell Gold Frost’s 51% interest in a Danish dairy distributor (“Distributor”) to the Distributor and/or to the Distributor other shareholder (“Other Shareholder”) for $400,000. Gold Frost acquired its 51% interest from the Other Shareholder in February 2008. According to the terms of the agreement, an amount equal to the balance of outstanding invoices owed by Gold Frost to the Distributor will be deducted as a downpayment, and the rest will be paid by deduction in the purchase price by a pre-determined amount for each shipment of goods that Gold Frost will purchase from the Distributor or from the Other Shareholder, and the balance of the consideration, if any, will be paid in April 2011.

Gold Frost was granted the exclusive right to distribute all of the products of the Distributor and the Other Shareholder in Israel until April 2012, as long as Gold Frost purchases a minimum quantity of products from the Distributor or from the Other Shareholder at fair market prices and that meet specified quality standards.

On September 2, 2009 the Company had signed an agreement (“Agreement”) to sell all of its holdings in Y.L.W Baron International Trading Ltd. (“Baron”), kosher food exporters located in Israel, and to assign all of its rights and obligations under the founders agreement from February 2007 to a private company owned by the Baron Family, who hold, as of the date of the Agreement the remaining shares in Baron.

In exchange for the sale of shares and the assignment of rights and obligations, the Baron Family agreed to pay US$ 937,500, which was paid to the Company on the date of execution of the Agreement.

The disposals of Baron and the Danish dairy distributor carried out all of the Group’s export operation.

B. Analysis of Profit for the Year from Discontinued Operations

The profits and cash flows from discontinued operation have been re-presented to include this operation classified as discontinued in the presented years ended December 31, 2008 and 2007.

The results of the discontinued operation (i.e. export operation) included in the income statement are set out below.

	Year Ended December 31,
	2008	2007	2008
	NIS		US Dollars
Profit for the year from discontinued operations
Revenue	63,442	50,316	16,686
Expenses	66,601	58,587	17,517
Loss before tax	(3,159)	(8,271)	(831)
Attributable income tax expense	337	477	88
	(3,496)	(8,748)	(919)
Loss for the year from discontinued operations (attributable to owners of the Company)	(3,942)	(9,397)	(1,036)

The disposal of Baron and Danish dairy together with previously abandoned operations of WF construed the exit of the export operations. As such, the results of Baron, Danish dairy and WF has been presented as discontinued operations. These financial statements have been recasted to show these operations as discontinued in all periods presented.

G. WILLI-FOOD INTERNATIONAL LTD.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(NIS in Thousands)

Note 27 — Business and Geographic Segments

A. Adoption of IFRS 8 Operating Segments

The Group has adopted IFRS 8 Operating Segments with effect from January 1, 2009. IFRS 8 requires operating segments to be identified on the basis of internal reports about components of the Group that are regularly reviewed by the chief operating decision maker in order to allocate resources to the segments and to assess their performance. In contrast, the predecessor Standard (IAS 14 Segment Reporting) required an entity to identify two sets of segments (business and geographical), using a risks and returns approach, with the entity’s ‘system of internal financial reporting to key management personnel’ serving only as the starting point for the identification of such segments. As a result, following the adoption of IFRS 8, the identification of the Group’s reportable segments has changed.

In prior years, segment information reported externally was analysed on the basis of the types of goods supplied and services provided by the Group’s operating divisions (i.e. types of products the Group sells which are Preserved and Non-preserved products). However, information reported to the Group’s chief operating decision maker for the purposes of resource allocation and assessment of segment performance is more specifically focussed on the types of operations.

The principal of operations are import, manufacturing and export. The Group’s reportable segments under IFRS 8 are therefore as follows:

Import Segments — derive its revenues from importing and marketing food products to grocery stores, supermarkets and grocery retail chains.

Manufacturing Segment — derive its revenues from manufacturing and marketing food products to grocery stores, supermarkets and grocery retail chains.

Export Segment (discontinued — see note 26) — derived its revenues from exporting and marketing food products to grocery stores, supermarkets and grocery retail chains. These financial statements have been recasted to give the effect of adoption of IFRS8 to all period presented.

The segment information reported on the next pages does not include any amounts for the discontinued export operation, which is described in more detail in note 26.

Information regarding the Group’s reportable segments for years ended December 31, 2008 and 2007, which is presented below, has been restated to conform to the requirements of IFRS 8.

G. WILLI-FOOD INTERNATIONAL LTD.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(NIS in Thousands)

Note 27 — Business and Geographic Segments  – (continued)

B. Data Regarding Business Segments

Year Ended December 31, 2008

	Import	Manufacturing	Adjustments	Total
Year ended December 31, 2008:
Revenues from external customers	218,820	70,248	—	289,068
Revenues from subsidiaries	379	143	(522)	—
Total revenues	219,199	70,391	(522)	289,068
Profit before income taxes	3,645	1,235	—	4,880
Income taxes	750	367	—	1,117
Profit from continuing operations	2,895	868	—	3,763

	Import	Manufacturing	Discontinued Export Operations	Adjustments	Total
December 31, 2008:
Total segment assets	216,205	39,948	18,237	(1,048)	273,342
Segment liabilities	(42,914)	(31,102)	(14,792)	(1,048)	(87,760)

Year Ended December 31, 2007(*)

	Import	Adjustments	Total
Year ended December 31, 2007:
Revenues from external customers	201,617	—	201,617
Revenues from subsidiaries	—	—	—
Total revenues	201,617	—	201,617
Profit before income taxes	15,561	—	15,561
Income taxes	2,174	—	2,174
Profit from continuing operations	13,387	—	13,387

(*)	The manufacturing operation was acquired in 2008 through the acquisition of shamir salads. See note 23.

	Import	Discontinued Export Operations	Adjustments	Total
December 31, 2007:
Total segment assets	229,497	22,168	(12,213)	239,452
Segment liabilities	(33,172)	(27,886)	12,213	(48,845)

G. WILLI-FOOD INTERNATIONAL LTD.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(NIS in Thousands)

Note 27 — Business and Geographic Segments  – (continued)

	Revenues by Geographical Markets
	Year Ended December 31,
	2008	2007	2008(*)
	NIS		US Dollars
	(In Thousands)
Israel	282,053	199,064	74,186
North America	2,749	2,553	723
Europe	4,250	—	1,118
Others	16	—	4
	289,068	201,617	76,031

	Purchase Cost of Segment (Tangible and Intangible) Assets
	Year Ended December 31,
	2008	2007	2008(*)
	NIS		US Dollars
	(In Thousands)
Israel	64,623	48,621	16,997
North America	—	577	—
Europe	144	—	37
	64,767	49,198	17,034

	Segment Assets
	December 31,
	2008	2007	2008(*)
	NIS		US Dollars
	(In Thousands)
Israel	269,084	230,546	70,774
North America	46	8,906	12
Europe	4,212	—	1,108
	273,342	239,452	71,894

Note 28 — Related Parties

Transactions between the Company and its subsidiaries, which are related parties of the Company, have been eliminated on consolidation and are not disclosed in this note. Details of transactions between the group and other related parties are disclosed below:

A. Transactions With Related Parties

	Year Ended December 31,
	2008	2007	2008(*)
	NIS		US Dollars
	(In Thousands)
Purchases of goods	586	1,568	154
Participation in expenses	70	67	18
Management fees	2,650	2,404	697
Bonus	75	762	20

G. WILLI-FOOD INTERNATIONAL LTD.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(NIS in Thousands)

Note 28 — Related Parties  – (continued)

B. Balances With Related Parties

	Year Ended December 31,
	2008	2007	2008(*)
	NIS		US Dollars
	(In Thousands)
Due to officers	223	844	59
Parent company	1,467	3,101	386

Note 29 — Borrowings

Secured Liabilities

	As of December 31,
	2008	2007	2008(*)
	NIS		US Dollars
	(In Thousands)
Bank credit	4,514	—	1,187
Bank loans	8,871	—	2,333
Liability relating to Lease agreement	584	—	154
	13,969	—	3,674

Note 30 — Subsequent Events

(1)	The Company the commenced a tender offer on February 5, 2009 (that was extended on March 5, 2009) to purchase from the holders of shares and/or depositary interests of Gold Frost all of the issued and outstanding share capital of Gold Frost not already held by the Company for a price of 5 pence per share or per depositary interest in cash has expired. The tender offer had been subject to the condition that the number of shares and depositary interests duly tendered constitute, upon expiration of the offer period and together with the shares held by the Company at such time, more than 95 per cent of the issued and outstanding share capital of Gold Frost. Such condition was not met. As a result, the Company will not purchase any of the Gold Frost shares that have been tendered.
(2)	On April 16, 2009 a purported class action lawsuit had been filed against the Company. The complaint alleges that the Company misled its customers by illegal marking of a product that the Company imports and sells as “sugar free”, according to The Israeli Consumer Protection Law, 1981.

The group, which the lawsuit desires to represent are any Israeli resident who bought this product due to such person’s preference for a sugar free or a reduced sugar product (the “Group”). According to the plaintiff, the Group consists of 2,000 customers. The plaintiff appraises its own damages at NIS 2,000 (approximately USD 500) and the damages of the entire Group to be NIS 4 million (approximately USD 1 million).

At this preliminary stage, the Company is examining the plaintiff’s alleged claims, and it will respond and relate to the allegations, to the extent necessary, after its examination and after consulting with its legal advisors.

G. WILLI-FOOD INTERNATIONAL LTD.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(NIS in Thousands)

Note 31 — Transition to International Financial Reporting Standards (“IFRS’s)

A. General

Following the publication of Accounting Standard No. 29, “the Adoption of International Financial Reporting Standards (IFRS)” in July 2006, the Company adopted IFRS starting January 1, 2008.

Pursuant to the provisions of IFRS 1, which deals with the first-time adoption of IFRS, and considering the date in which the Company elected to adopt these standards for the first time, the financial statements which the Company must draw up in accordance with IFRS rules, are the consolidated financial statement as of December 31, 2008, and for the year ended on that date. The date of transition of the Company to reporting under IFRS, as it is defined in IFRS 1, is January 1, 2007 (hereinafter: “the transition date”), with an opening balance sheet as of January 1, 2007 (hereinafter: “Opening Balance”).

Under the opening balance sheet, the Company performed the following reconciliations:

•	Recognition of all assets and liabilities whose recognition is required by IFRS.
•	De-recognition of assets and liabilities if IFRS do not permit such recognition.
•	Classification of assets, liabilities and components of equity according to IFRS.
•	Application of IFRS in the measurement of all recognized assets and liabilities.

IFRS 1 states that all IFRS shall be adopted retroactively for the opening balance sheet. At the same time, IFRS 1 includes 14 relieves, in respect of which the mandatory retroactive implementation does not apply. The Company chose to implement two relieves. See note 31f.

Changes in the accounting policy which the Company implemented retroactively in the opening balance sheet under IFRS, compared to the accounting policy in accordance with Generally Accepted Accounting Principles in Israel, were recognized directly under Retained Earnings or another item of Shareholders’ Equity, as the case may be.

This note is formulated on the basis of International Financial Reporting Standards and the notes thereto as they stand today, that have been published and entered into force or that may be adopted earlier as at the Group’s first annual reporting date according to IFRS, December 31, 2008.

Listed below are the Company’s consolidated balance sheets as of January 1, 2007, and December 31, 2007, and the consolidated statement of income and the shareholders’ equity for the year ended on December 31, 2007 prepared in accordance with International Accounting Standards. In addition, the table presents the material reconciliations required for the transition from reporting under Israeli GAAP to reporting under IFRS.

G. WILLI-FOOD INTERNATIONAL LTD.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(NIS in Thousands)

Note 31 — Transition to International Financial Reporting Standards (“IFRS’s)  – (continued)

B. Reconciliation of Balance Sheets from Israeli GAAP to IFRS

	December 31, 2007			January 1, 2007
	Israeli GAAP	Effect of Transition to IFRS	IFRS	Israeli GAAP	Effect of Transition to IFRS	IFRS
	NIS in Thousands			NIS in Thousands
Assets
Current assets
Cash and cash equivalents	61,649		61,649	91,398		91,398
Marketable securities	31,267		31,267	13,945		13,945
Trade receivables	63,798		63,798	48,233		48,233
Other receivables	2,776	(256)	2,520	2,585		2,585
Inventories	31,020		31,020	21,015		21,015
Total current assets	190,510	(256)	190,254	177,176		177,176
Non-current assets
Property, plant and equipment	55,310	(10,741)	44,569	49,213	(10,741)	38,472
Less – Accumulated depreciation	8,355		8,355	6,442		6,442
	46,955	(10,741)	36,214	42,771	(10,741)	32,030
Goodwill	1,795		1,795	—		—
Intangible assets	103		103	—		—
Prepaid rental expenses	208	10,607	10,815	—	10,741	10,741
Deferred taxes	115	156	271	94	(94)	—
Total non-current assets	49,176	22	49,198	42,865	(94)	42,771
Total assets	239,686	(234)	239,452	220,041	(94)	219,947
Equity and liabilities
Current liabilities
Short-term bank credit	5,978		5,978	—	—	—
Trade payables	34,330		34,330	20,772	—	20,772
Other payables and accrued expenses	7,013	288	7,301	12,081	(3)	12,078
Total current liabilities	47,321	288	47,609	32,853	(3)	32,850
Non-current liabilities
Employees Benefits	460	(297)	163	347	(62)	285
Warrants to issue shares	—	1,040	1,040	348	1,459	1,807
Deferred taxes	—	33	33	—	195	195
Total non-current liabilities	460	776	1,236	695	1,592	2,287
Noncontrolling interest	18,613	(18,613)	—	14,754	(14,754)	—
Capital and reserves
Share capital	1,113		1,113	1,113		1,113
Premium	61,350	(2,294)	59,056	61,350	(2,294)	59,056
Foreign currency translation reserve	(414)		(414)	—		—
Retained earnings	111,243	990	112,233	109,276	615	109,891
Noncontrolling interest	—	18,619	18,619	—	14,750	14,750
	173,292	17,315	190,607	171,739	13,071	184,810
Total equity and liabilities	239,686	(234)	239,452	220,041	(94)	219,947

G. WILLI-FOOD INTERNATIONAL LTD.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(NIS in Thousands)

Note 31 — Transition to International Financial Reporting Standards (“IFRS’s)  – (continued)

C. Reconciliation of Income Statements from Israeli GAAP to IFRS

	Year Ended December 31, 2007
	Israeli GAAP	Effect of Transition to IFRS	IFRS
	NIS in Thousands
Revenue	201,617	—	201,617
Cost of sales	155,928	134	156,062
Gross profit	45,689	134	45,555
Operating costs and expenses
Selling expenses	20,743	(141)	20,602
General and administrative expenses	12,374	(94)	12,280
Other (income) expenses	—	(454)	(454)
	33,117	(689)	32,428
Operating profit	12,572	555	13,127
Finance income	2,016	95	2,111
Finance expenses	—	(323)	(323)
Other income	454	(454)	—
Profit before tax	15,042	519	15,561
Income tax charge	2,040	134	2,174
Profit from continuing operations	13,002	385	13,387
Profit from discontinued operations	(8,748)	—	(8,748)
Profit for the period	4,254	385	4,639
Attributable to:
Equity holders of the Company	1,967	375	2,342
Noncontrolling interest	2,287	10	2,297
Net income	4,254	385	4,639

D. Equity Reconciliation

Year Ended December 31, 2007	Share Capital	Premium	Foreign Currency Translation Reserve	Retained Earnings	Total
Israeli GAAP	1,113	61,350	(414)	111,243	173,292
Effect of Transition to IFRS
Under IFRS rules	—	(2,294)	—	990	(1,304)
Balance – January 1, 2007
Israeli GAAP	1,113	61,350	—	109,276	171,739
Effect of Transition to IFRS
Under IFRS rules	—	(2,294)	—	615	(1,679)

G. WILLI-FOOD INTERNATIONAL LTD.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(NIS in Thousands)

Note 31 — Transition to International Financial Reporting Standards (“IFRS’s)  – (continued)

E. Additional Information

1. Deferred Taxes

In accordance with generally accepted accounting principles in Israel, deferred tax assets or liabilities were classified as current or non-current assets or liabilities depending on the classification of the assets or liabilities in respect of which they were created.

Pursuant to IAS 1, deferred tax assets or liabilities are classified as non-current assets or liabilities, respectively.

Consequently, amounts of NIS 289 thousand and NIS 94 thousand which were previously presented under accounts payable and under non-current assets, respectively, were reclassified to deferred taxes under non-current liabilities as of January 1, 2007.

As of December 31, 2007, amounts of NIS 256 thousand and NIS 133 thousand which were previously presented under accounts receivable and under accounts payable, respectively, were reclassified to deferred taxes under non-current liabilities in the amount of NIS 33 thousand and to deferred taxes under non-current assets in the amount of NIS 271 thousand.

2. Lease from the Israeli Land Authority (“ILA”)

Leasehold rights In accordance with Previous GAAP:  Though December 31, 2006, leasehold rights were presented under property, plant and equipments.

In accordance with IFRSs:  Leasehold rights are presented within prepaid expenses.

The effect on the balance sheet as of January 1, 2007 was an increase in prepaid expenses of NIS 10,741 thousand against decrease of NIS 10,741 thousand in property, plant and equipments.

The effect on the balance sheet as of December 31, 2007 was an increase in prepaid expenses of NIS 10,607 thousand and decrease in property, plant and equipment in the amount of NIS 10,741 thousand. The change in the year 2007 of NIS 134 thousand has been attributed to the P&L in Cost of sales.

3. Warrants to Issue Shares

Under Israeli GAAP warrants with exercise price linked to the CPI can be treated as permanent equity.

Under IFRS IAS 32, if terms of a derivative financial instrument are such that it is not settled by the issuer exchanging a fixed amount of cash or another financial asset for a fixed number of its own equity instruments it should be classified as liability, carried at fair value with changes in fair values recorded in earnings.

Hence, warrants with exercise price linked to the CPI with fair values of NIS 1,459 and NIS 1,040 as of January 1, 2007 and December 31, 2007 respectively has been recognized as liability. As a result of that classification changes in fair values of NIS 2,294 were recorded in retained earnings balance as of January 1, 2007 and changes in fair values of NIS 419 were recorded in earnings for the year ended December 31, 2007.

4. Noncontrolling Interest

In accordance with Previous GAAP:  Noncontrolling interest was presented in the balance sheet between the liabilities and shareholders’ equity as a quasi-equity item.

The minority share in results of subsidiary was presented as income (expense) within the Group’s consolidated income statements.

In accordance with IFRSs:  Noncontrolling interest is presented within the shareholders’ equity. The Minority share in result of subsidiaries is not included in the consolidated income statements as income (expense) but rather the total profit (loss) is attributed to the Company and the minority.

G. WILLI-FOOD INTERNATIONAL LTD.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(NIS in Thousands)

Note 31 — Transition to International Financial Reporting Standards (“IFRS’s)  – (continued)

The effect on the balance sheet as of January 1, 2007 was an increase in Shareholders’ equity of NIS 13,071 thousand against decrease of NIS 14,750 thousand in liabilities.

The effect on the balance sheet as of December 31, 2007 was an increase in Shareholders’ equity of NIS 17,315 thousand and decrease in liabilities in the amount of NIS 18,619 thousand.

5. Employees Benefits

In accordance with generally accepted accounting principles in Israel, the Company’s liability for severance pay is calculated based on the recent salary of the employee multiplied by the number of years of employment.

Pursuant to IAS 19, the provision for severance pay is calculated according to an actuarial basis taking into account the anticipated duration of employment, the value of time, the expected salary increases until retirement and the possible retirement under conditions not entitling severance pay.

Discount rate used in the calculations was based on yields on governmental bonds as the Company believes that there is no deep market for high quality corporate bonds. The issue of deep market is still under consideration and the decision regarding deep market may be changed. The use of market yields on highly rated corporate bond would have the effect of decreasing the Company’s obligation since the discount rate would have been higher than the governmental bond yields used under the assumption of no deep market.

As of December 31, 2007, the nominal discount rate used in the calculations was 5.8% and was determined in reference to Shachar governmental bond.

In addition, under Israeli GAAP, deposits made with regular policies or directors’ insurance policies which are not in the employee’s name, but in the name of the employer, were also deducted from the Company’s liability.

Under IFRS, regular policies or directors’ insurance policies as aforesaid, which do not meet the definition of plan assets under IAS 19, will be presented in the balance sheet under a separate item and will not be deducted from the employer’s liability.

The impact of the aforesaid on the balance sheet is decrease employee benefit obligation in the amounts of NIS 62 thousand and NIS 297 thousand as of January 1, 2007 and December 31, 2007, respectively.

The Company adopted a policy to recognize actuarial gains and losses immediately in earnings.

F. Reliefs With Respect to the Retroactive Implementation of IFRS Adopted by the Company

IFRS 1 includes several reliefs, in respect of which the mandatory retroactive implementation does not apply. The Company elected to adopt in its opening balance sheet under IFRS as of January 1, 2007 (hereinafter: “the opening balance sheet”) the reliefs with regards to:

Business Combinations, in accordance to the relief, the Company chose not to retroactively implement the provisions of IFRS 3 regarding to business combination which occurred before January 1, 2007.

Consequently goodwill and adjustments due to fair value of subsidiaries that where acquired before January 1, 2007 are treated in accordance to generally accepted accounting principles in Israel.

G. WILLI-FOOD INTERNATIONAL LTD.

CONSOLIDATED FINANCIAL STATEMENTS
As of September 30, 2009

G. WILLI-FOOD INTERNATIONAL LTD.

CONDENSED CONSOLIDATED BALANCE SHEETS

	September 30, 2009	December 31, 2008	September 30, 2009	December 31, 2008
	NIS		US Dollars(*)
	(In Thousands)
ASSETS
Current assets
Cash and cash equivalents	105,618	78,749	28,105	20,955
Financial assets carried at fair value through profit or loss	4,843	9,367	1,289	2,493
Trade receivables	71,750	79,599	19,093	21,181
Other receivables and prepaid expenses	3,163	3,987	841	1,061
Current tax assets	—	2,456	—	653
Inventories	27,512	34,417	7,321	9,158
Total current assets	212,886	208,575	56,649	55,501
Fixed assets
Cost	56,005	55,574	14,903	14,788
Less: accumulated depreciation	16,002	13,467	4,258	3,583
	40,003	42,107	10,645	11,205
Prepaid expenses	12,853	12,539	3,420	3,337
Goodwill	1,935	3,829	515	1,019
Intangible assets, net	4,779	5,181	1,272	1,379
Deferred taxes	324	1,111	86	295
Total non-current assets	59,894	64,767	15,938	17,235
	272,780	273,342	72,587	72,736
LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities
Short-term bank credit	14,950	17,562	3,978	4,673
Trade payables	45,161	53,728	12,017	14,297
Accruals	78	6,197	21	1,649
Current tax liabilities	2,817	1,050	750	279
Other payables and accrued expenses	7,205	4,971	1,917	1,323
Employees Benefits	2,518	2,544	670	677
Total current liabilities	72,729	86,052	19,353	22,898
Non-current liabilities
Long-term bank loans	23	267	6	71
Deferred taxes	464	442	124	118
Warrants to issue shares	—	5	—	1
Employees Benefits	1,046	994	278	265
Total long term liabilities	1,533	1,708	408	455
Shareholders’ equity
Share capital NIS 0.10 par value (authorized – 50,000,000 shares, issued and outstanding – 10,267,893 shares)	1,113	1,113	296	296
Additional paid in capital	59,056	59,056	15,715	15,715
Capital fund	247	247	66	66
Foreign currency translation reserve	660	369	176	98
Retained earnings	134,071	111,447	35,676	29,656
Noncontrolling interest	3,371	13,350	897	3,552
	198,518	185,582	52,826	49,383
	272,780	273,342	72,587	72,736

(*)	Convenience translation into U.S. dollars

G. WILLI-FOOD INTERNATIONAL LTD.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

	Nine Months		Three Months		Nine Months
	Ended September 30,				Ended September 30,
	2009	2008	2009	2008	2009	2008
	NIS				US Dollars(*)
	In Thousands (Except per Share and Share Data)
Sales	223,704	218,122	68,628	69,424	59,527	58,042
Cost of sales	164,015	163,058	46,435	55,443	43,644	43,390
Gross profit	59,689	55,064	22,193	13,981	15,883	14,652
Selling expenses	23,056	24,126	7,813	8,201	6,135	6,420
General and administrative expenses	14,940	13,553	5,367	4,445	3,976	3,606
Other (Income) Expense	(5,312)	1,916	(5,208)	(65)	(1,414)	510
Total operating expenses	32,684	39,595	7,972	12,581	8,697	10,536
Operating income	27,005	15,469	14,221	1,400	7,186	4,116
Financial income	1,677	(1,588)	752	(74)	446	(423)
Financial expense	975	(15)	387	312	259	(4)
Income before taxes on income	27,707	13,896	14,586	1,014	7,373	3,697
Taxes on income	4,515	3,106	1,710	(350)	1,201	827
Income from continuing operations	23,192	10,790	12,876	1,364	6,172	2,870
Income from discontinued operations	353	(1,935)	(1,410)	(722)	93	(514)
Net income	23,545	8,855	11,466	642	6,265	2,356
Attributable to:
Owners of the company	22,624	6,697	11,129	88	6,020	1,782
Non – controlling interests	921	2,158	337	554	245	574
Net income	23,545	8,855	11,466	642	6,265	2,356
Earnings per share data:
Earnings per share:
Basic from continuing operations	2.20	0.88	1.23	0.08	0.59	0.23
Basic from discontinued operations	—	(0.23)	(0.15)	(0.07)	—	(0.06)
Basic	2.20	0.65	1.08	0.01	0.59	0.17
Diluted from continuing operations	2.20	0.88	1.23	0.08	0.59	0.23
Diluted from discontinued operations	—	(0.23)	(0.15)	(0.07)	—	(0.06)
Diluted	2.20	0.65	1.08	0.01	0.59	0.17
Shares used in computing basic and diluted earnings per ordinary share:	10,267,893	10,267,893	10,267,893	10,267,893	10,267,893	10,267,893

(*) Convenience translation into U.S. dollars.

G. WILLI-FOOD INTERNATIONAL LTD.

CONDENSED STATEMENTS OF SHAREHOLDERS’ EQUITY

	Share Capital	Additional Paid In Capital	Capital Fund	Foreign Currency Translation Adjustments	Retained Earnings	Gross Amount	Noncontrolling Interest	Total
	NIS
	(In Thousands)
Balance – January 1, 2008	1,113	59,056	—	(414)	112,233	171,988	18,619	190,607
Currency translation differences	—	—	—	783	—	783	(41)	742
Noncontrolling interests in newly acquired subsidiary	—	—	—	—	—	—	3,350	3,350
Purchase of noncontrolling interest	—	—	247	—	—	247	(9,362)	(9,115)
Dividend paid to noncontrolling interests	—	—	—	—	—	—	(269)	(269)
Net income for the period	—	—	—	—	(786)	(786)	1,053	267
Balance – December 31, 2008	1,113	59,056	247	369	111,447	172,232	13,350	185,582
Currency translation differences	—	—	—	60	—	60	13	73
Dividend paid to noncontrolling interests	—	—	—	—	—	—	(101)	(101)
Disposal of subsidiary	—	—	—	231	—	231	(10,812)	(10,581)
Net income for the period	—	—	—	—	22,624	22,624	921	23,545
Balance – September 30, 2009	1,113	59,056	247	660	134,071	195,147	3,371	198,518

G. WILLI-FOOD INTERNATIONAL LTD.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

	Nine Months		Three Months		Nine Months
	Ended September 30,				Ended September 30,
	2009	2008	2009	2008	2009(*)	2008(*)
	NIS				US Dollars
	(In Thousands)
Cash flows – operating activities
Profit for the period from continuing operations	23,192	10,790	12,876	1,364	6,172	2,870
Adjustments to reconcile net income to net cash provided by continuing operating activities:
Depreciation and amortization	3,451	3,161	1,150	1,109	918	841
Deferred expenses	766	266	304	100	204	71
Deferred income taxes	809	157	335	(339)	215	42
Capital Gain on disposal of property plant and equipment	(67)	(16)	40	(16)	(18)	(4)
Capital Gain on purchase of additional shares in subsidiary	(5,245)	—	(5,245)	—	(1,396)	—
Unrealized loss (gain) on marketable securities	(2,033)	1,332	(429)	1,026	(541)	355
Revaluation of loans from banks and others	27	58	(25)	27	7	15
Change in value of warrants to issue shares	(5)	(982)	—	(43)	(1)	(261)
Employees benefit, net	52	114	41	30	14	30
Changes in assets and liabilities:
Decrease (Increase) in:
Trade accounts receivable	(4,501)	(1,782)	2,755	(886)	(1,198)	(474)
Receivables and other current assets	3,124	(1,237)	1,049	(864)	831	(329)
Inventory	6,311	(3,826)	(7,338)	3,193	1,679	(1,018)
Increase (Decrease) in:
Trade accounts payable	(394)	1,409	2,813	3,821	(105)	375
Payables and other current liabilities	(1,432)	2,327	(3,771)	(1,212)	(381)	619
Net cash provided by continuing operating activities	24,055	11,771	4,555	7,310	6,400	3,132
Net cash provided by discontinued operating activities	1,293	4,011	127	2,063	344	1,067

(*)	Convenience translation into U.S. dollars.

G. WILLI-FOOD INTERNATIONAL LTD.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

	Nine Months		Three Months		Nine Months
	Ended September 30,				Ended September 30,
	2009	2008	2009	2008	2009(*)	2008(*)
	NIS				US Dollars
	(In Thousands)
Cash flows – investing activities
Proceeds from realization (purchase) of marketable securities, net	6,557	(2,029)	7,736	(632)	1,745	(540)
Purchase of additional shares in subsidiary	(2,314)	(9,250)	(2,314)	—	(616)	(2,461)
Purchase of subsidiaries	—	(7,164)	—	—	—	(1,906)
Disposal of subsidiary	2,185	—	2,192	—	581	—
Acquisition of property plant and equipment	(1,423)	(2,165)	(216)	(499)	(379)	(576)
Additions to intangible assets	—	(175)	—	(125)	—	(47)
Additions to prepaid expenses	(1,117)	(1,243)	(120)	(242)	(297)	(331)
Long term deposit, net	(65)	(12)	(62)	(10)	(17)	(3)
Proceeds from sale of property plant and Equipment	256	16	51	16	68	4
Net cash from (used in) continuing investing activities	4,079	(22,022)	7,267	(1,492)	1,085	(5,860)
Net cash used in discontinued investing activities	(23)	(360)	—	(224)	(6)	(96)
Cash flows – financing activities
Short-term bank credit, net	(695)	(2,159)	(1,077)	(2,159)	(185)	(575)
Repayment of loans	(1,423)	(1,043)	(460)	(345)	(378)	(277)
Proceeds of loans	587	5,958	—	4,007	156	1,585
Net cash from (used in) continuing financing activities	(1,531)	2,756	(1,537)	1,503	(407)	733
Net cash from (used in) discontinued financing activities	(990)	(2,137)	111	(432)	(263)	(568)
Increase in cash and cash equivalents	26,883	(5,981)	10,523	8,728	7,153	(1,592)
Cash and cash equivalents at the beginning of the financial period	78,749	61,649	95,249	46,712	20,955	16,405
Net foreign exchange difference on cash and cash operation	(14)	(277)	(154)	(49)	(3)	(74)
Cash and cash equivalents of the end of the financial period	105,618	55,391	105,618	55,391	28,105	14,739

(*)	Convenience translation into U.S. dollars.

G. WILLI-FOOD INTERNATIONAL LTD.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 1 — General

The unaudited Condensed Interim Consolidated Financial Statements should be read in conjunction with the audited consolidated financial statements and notes for the year ended December 31, 2008 included in the Company’s Annual Report on Form 20-F.

The Company’s consolidated financial statements have been prepared in accordance with International Financial Reporting Standards (“IFRSs”) as issued by the International Accounting Standards Board (“IASB”).

The unaudited condensed consolidated financial statements of which these notes are a part, have been prepared in accordance with generally accepted accounting principles for interim financial information. Accordingly, they do not include all of the information and footnotes required by generally accepted accounting principles for annual financial statements. In the opinion of our management, all adjustments (consisting only of normal recurring accruals) considered necessary for a fair presentation of the financial information as of and for the periods presented have been included.

Accounting Policies

The significant accounting policies followed in the preparation of these interim financial statements are identical to those applied in the preparation of the latest annual financial statements.

Use of Estimates

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates.

Reclassification

Certain amounts in prior years’ financial statements have been reclassified in order to conform to 2009 presentation.

Note 2 — Material Events

1. On May 14, 2009 the Company received a notice from the minority shareholders of Shamir Salads (2006) Ltd. (“Shamir Salads” and the “Sellers”, respectively), with whom the Company had entered into a January 2, 2008 agreement to purchase approximately 51% of the shares of Shamir Salads (the “Shamir Agreement”), cancelling the Shamir Agreement due to an alleged violation of the Agreement by the Company. In addition, on May 18, 2009, the Sellers notified the Company that the board of directors and the shareholders of Shamir Salads had convened without the Company’s board and shareholder representatives and resolved to cancel the Shamir Agreement, change Shamir Salads’ board composition and signatory rights, and replace the articles of association of Shamir Salads depriving the Company of its board representation and signatory rights in Shamir Salads.

The Company’s position is that the Sellers’ actions referred to above are illegal, violate the Shamir Agreement and Shamir Salads’ articles of association and were not properly authorized by Shamir Salads. The Company believes that the actions taken by the Sellers are in response to the claim by the Company that the Sellers return a portion of the advance payment made by the Company to the Sellers in connection with the acquisition of shares in Shamir Salads. The Company has claimed that the Sellers made false representations to the Company as to the 2008 financial results of Shamir Salads, inflating the amount of the advance payment made by the Company, and the Sellers have not responded to this claim.

The Company submitted an urgent application to the district court in Tel Aviv requesting, among other things, a declaratory judgement that the Shamir Agreement is in full force and effect and various injunctions against the Sellers.

G. WILLI-FOOD INTERNATIONAL LTD.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 2 — Material Events  – (continued)

On May 27, 2009, the district court in Tel Aviv issued a temporary injunction against the Sellers. Pursuant to the injunction issued by the court, the Sellers are prohibited from taking any action not in accordance with the signatory rights in Shamir Salads in effect prior to May 18, 2009, performing any disposition of the shares of Shamir Salads held by the Company, taking any action not in accordance with the articles of association of Shamir Salads as in effect prior to May 18, 2009, and/or interfering with the functions of Shamir Salads’ board of directors as composed prior to May 18, 2009. In addition, pursuant to the injunction, the Sellers are prohibited from interfering with the functions of the co-CEO of Shamir Salads nominated by the Company and/or from preventing the deputy CFO of Shamir Salads from participating in the discussions to approve the financial statements of Shamir Salads.

On June 17, 2009, the Sellers petitioned the district court in Tel Aviv for temporary relief against us and others, a declaratory judgement and other relief in connection with an alleged fundamental breach by us of the Shamir Agreement and for the return of the shares in Shamir Salads and the consideration paid therefore.

On June 22, 2009, in a hearing which took place before the Hon. Vice-President of the District Court, Judge Y. Zaft, it was agreed to (i) suspend the proceedings between the parties, (ii) to appoint the Hon. Judge Eliyahu Vinograd (ret.) as arbitrator in all aspects of the dispute which is the subject of these proceedings, (iii) to hear any claim that either of the parties has against the other, in anything concerning and emanating from the contractual relations between them, as well as their status in the company, and to decide any dispute concerning the conduct of the parties as shareholders in the company, including temporary relief, and (iv) that the application for temporary relief that was filed by the Sellers be struck out. The temporary injunction against the Sellers will remain in effect until the arbitration procedures will end.

In the framework of these proceedings the Company submitted a claim for declaratory reliefs in the matter so that the Seller’s notice of cancellation of the agreement was given unlawfully and is void, as well as for an advance that was paid in excess and of additional damages that were caused us in a sum of approximately NIS.3.9 million.

In the framework of the arbitration being conducted between the parties, on August 4, 2009, the Sellers submitted a counterclaim against us and others for declaratory orders determined in proceedings that were submitted to the court, as well as for payment to Sellers of a sum of NIS.6.97 million for non-payment of the consideration in the agreement and tarnishing the Sellers’ reputation and good name, and a sum of NIS.3.5 million to the Shamir Salads for damages that the Company allegedly caused it and its reputation, as well as a petition to split relief. Claims for additional relief against additional defendants (not the Company) were also included in the framework of the claim.

On September, 22, 2009, filing of the complaints and primary evidence declarations on behalf of the parties was completed.

On October 20, 2009, a preliminary meeting was held in the chambers of the Hon. arbitrator, during which the manner of hearing the witnesses and evidence in the claim was arranged.

The evidentiary stage of the arbitration proceedings commenced on November 3, 2009.

2. Following a tender offer for shares and/or depositary interests of Gold Frost Ltd. (“Gold Frost”), that the Company commenced on February 5, 2009 (see note 29(1) to the financial statements of the Company for the year ended December 31, 2008) and which had expired, the Company commenced a second tender offer on June 22, 2009 to purchase from the holders of shares and/or depositary interests of Gold Frost all of the issued and outstanding share capital of Gold Frost not already held by the Company (which at the time of the tender offer held approximately 89.99 per cent of the issued and outstanding share capital of Gold Frost) for a price of 7 pence per share or per depositary interest in cash. The tender offer was subject to the condition that the number of shares and depositary interests duly tendered constitute, together with the shares held by the Company at such time, more than 95 per cent of the issued and outstanding share capital of Gold Frost.

G. WILLI-FOOD INTERNATIONAL LTD.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 2 — Material Events  – (continued)

On July 27, 2009 the Company announced that it had successfully completed the tender offer. As of the time of expiration of the tender offer, an aggregate of 2,706,388 Gold Frost shares and depositary interests were duly tendered. Such shares and depositary interestes constituted, together with the shares held by the Company, more than 95 per cent of the issued and outstanding share capital of Gold Frost. In accordance with Israeli law, the Company purchased all of the issued and outstanding Gold Frost shares and depositary interests that had not been owned by it at the time of the tender offer (including those not tendered in the tender offer) at the tender offer price and will pay an aggregate amount of approximately £370,430 for all such shares and depositary interests.

Note 3 — Discontinued Operations

A. Disposal of Export Operation

During 2009, Gold Frost signed an agreement to sell Gold Frost’s 51% interest in a Danish dairy distributor (“Distributor”) to the Distributor and/or to the Distributor other shareholder (“Other Shareholder”) for $400,000. Gold Frost acquired its 51% interest from the Other Shareholder in February 2008. According to the terms of the agreement, an amount equal to the balance of outstanding invoices owed by Gold Frost to the Distributor will be deducted as a downpayment, and the rest will be paid by deduction in the purchase price by a pre-determined amount for each shipment of goods that Gold Frost will purchase from the Distributor or from the Other Shareholder, and the balance of the consideration, if any, will be paid in April 2011.

Gold Frost was granted the exclusive right to distribute all of the products of the Distributor and the Other Shareholder in Israel until April 2012, as long as Gold Frost purchases a minimum quantity of products from the Distributor or from the Other Shareholder at fair market prices and that meet specified quality standards.

On September 2, 2009 the Company had signed an agreement (“Agreement”) to sell all of its holdings in Y.L.W Baron International Trading Ltd. (“Baron”), kosher food exporters located in Israel, and to assign all of its rights and obligations under the founders agreement from February 2007 to a private company owned by the Baron Family, who hold, as of the date of the Agreement the remaining shares in Baron.

In exchange for the sale of shares and the assignment of rights and obligations, the Baron Family agreed to pay US$937,500, which was paid to the Company on the date of execution of the Agreement.

The disposals of Baron and the Danish dairy distributor carried out all of the Group’s export segment.

B. Analysis of Profit for the Year from Discontinued Operations

The profits and cash flows from discontinued operation have been re-presented to include this operation classified as discontinued in the presented years ended December 31, 2008 and 2007.

G. WILLI-FOOD INTERNATIONAL LTD.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 3 — Discontinued Operations  – (continued)

The results of the discontinued operation (i.e. export segment) included in the income statement are set out below.

	Nine Months		Three Months		Nine Months Ended September 30,
	Ended September 30,
	2009	2008	2009	2008	2009(*)	2008(*)
	NIS				US Dollars
	(In Thousands)
Profit for the period from discontinued operations
Revenue	30,533	48,772	3,566	9,890	8,125	12,978
Expenses	30,066	50,409	4,940	10,607	8,001	13,413
Profit (loss) before tax	467	(1,637)	(1,374)	(717)	124	(435)
Attributable income tax expense	114	298	36	5	31	79
	353	(1,935)	(1,410)	(722)	93	(514)
Profit (loss) for the period from discontinued operations (attributable to owners of the Company)	24	(2,324)	(1,465)	(748)	6	(618)

Note 4 — Segment Information

A. Adoption of IFRS 8 Operating Segments

The Group has adopted IFRS 8 Operating Segments with effect from January 1, 2009. IFRS 8 requires operating segments to be identified on the basis of internal reports about components of the Group that are regularly reviewed by the chief operating decision maker in order to allocate resources to the segments and to assess their performance. In contrast, the predecessor Standard (IAS 14 Segment Reporting) required an entity to identify two sets of segments (business and geographical), using a risks and returns approach, with the entity’s ‘system of internal financial reporting to key management personnel’ serving only as the starting point for the identification of such segments. As a result, following the adoption of IFRS 8, the identification of the Group’s reportable segments has changed.

In prior years, segment information reported externally was analysed on the basis of the types of goods supplied and services provided by the Group’s operating divisions (i.e. types of products the Group sells which are Preserved and Non-preserved products). However, information reported to the Group’s chief operating decision maker for the purposes of resource allocation and assessment of segment performance is more specifically focussed on the types of operations.

The principal of operations are import, manufacturing and export. The Group’s reportable segments under IFRS 8 are therefore as follows:

Import Segments — derive its revenues from importing and marketing food products to end-customers, supermarkets and grocery retail chains.

Manufacturing Segment — derive its revenues from manufacturing and marketing food products to end-customers, supermarkets and grocery retail chains.

Export Segment (discontinued — see below) — derived its revenues from exporting and marketing food products to end-customers, supermarkets and grocery retail chains.

The segment information reported on the next pages does not include any amounts for the discontinued export operation, which is described in more detail in note 3.

G. WILLI-FOOD INTERNATIONAL LTD.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 4 — Segment Information  – (continued)

Information regarding the Group’s reportable segments is presented below. Amounts reported for the prior year have been restated to conform to the requirements of IFRS 8

B. Data Regarding Business Segments

Nine Months Ended September 30, 2009

	Import	Manufacturing	Adjustments	Total
Revenues from external customers	168,671	55,033	—	223,704
Revenues from subsidiaries	104	—	(104)	—
Total revenues	168,775	55,033	(104)	223,704
Profit (loss) before income taxes	27,750	(43)	—	27,707
Income taxes	4,493	22	—	4,515
Profit from continuing operations	23,257	(65)	—	23,192

Three Mounths Ended September 30, 2009

	Import	Manufacturing	Adjustments	Total
Revenues from external customers	49,812	18,816	—	68,628
Revenues from subsidiaries	—	—	—	—
Total revenues	49,812	18,816	—	68,628
Profit before income taxes	13,812	774	—	14,586
Income taxes	1,506	204	—	1,710
Profit from continuing operations	12,306	570	—	12,876

Nine Months Ended September 30, 2008

	Import	Manufacturing	Adjustments	Total
Revenues from external customers	164,081	54,041	—	218,122
Revenues from subsidiaries	590	—	(590)	—
Total revenues	164,671	54,041	(590)	218,122
Profit before income taxes	10,902	2,994	—	13,896
Income taxes	2,556	550	—	3,106
Profit from continuing operations	8,346	2,444	—	10,790

Three Months Ended September 30, 2008

	Import	Manufacturing	Adjustments	Total
Revenues from external customers	49,998	19,426	—	69,424
Revenues from subsidiaries	386	—	(386)	—
Total revenues	50,384	19,426	(386)	69,424
Profit before income taxes	(40)	1,054	—	1,014
Income taxes	(350)	—	—	(350)
Profit from continuing operations	310	1,054	—	1,364

Sample Kosher Products

Dried Fruit,
Mixed Nuts, Halva
& Turkish Delight
Chilled &
Frozen Goods
Pasta, Rice
& Noodles
Canned Fruit
& Vegetables
Oils, Lemon
Juice & Vinegar
Pickled Goods
Canned Fish
Pastry & Cereals
Coffee Whitener
& Tea
Mediterranean styled
hummus, dips and
spreads
Mushrooms
Cheese, Butter
& Margarine

3,305,786 Ordinary Shares

G. WILLI-FOOD INTERNATIONAL LTD.

PROSPECTUS

Rodman & Renshaw, LLC	Chardan Capital Markets, LLC

Through and including April 6, 2010 (the 25th day after the date of this offering), all dealers effecting transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to a dealer’s obligation to deliver a prospectus when acting as an underwriter and with respect to an unsold allotment or subscription.